Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on October 22, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CARDINAL FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	54-1874630 (I.R.S. Employer Identification No.)

8270 Greensboro Drive, Suite 500
McLean, Virginia 22102
(703) 584-3400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Bernard H. Clineburg
Chairman and Chief Executive Officer
Cardinal Financial Corporation
8270 Greensboro Drive, Suite 500
McLean, Virginia 22102
(703) 584-3400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:
George P. Whitley, Esq. Scott H. Richter, Esq. LeClairRyan, A Professional Corporation Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219 (804) 783-2003	David H. Baris, Esq. Noel M. Gruber, Esq. BuckleySandler LLP 1250 24th Street NW, Suite 700 Washington, D.C. 20037 (202) 349-8043

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, $1.00 par value	1,661,856	N/A	$56,559,299	$7,285

(1)
Represents the estimated maximum number of shares of common stock of Cardinal Financial Corporation ("Cardinal") to be issued pursuant to the Agreement and Plan of Reorganization, dated as of September 9, 2013, between Cardinal and United Financial Banking Companies, Inc. ("United Financial"), based upon 1,350,159 shares of United Financial common stock outstanding on October 21, 2013 and 89,925 shares of United Financial common stock that may be issued pursuant to options and warrants outstanding on October 21, 2013.

(2)
Pursuant to Rule 457(f) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the estimated maximum number of shares of United Financial common stock to be received by Cardinal in the merger (1,440,084), based upon the average of the high and low bid prices of United Financial common stock on the OTCQB marketplace on October 18, 2013 ($39.275).

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective time until the Registrant shall file a further amendment which specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus does not constitute an offer to sell these securities, nor a solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED OCTOBER 22, 2013

[United Financial Logo]

Dear Shareholders:

         You are cordially invited to attend a special meeting of shareholders of United Financial Banking Companies, Inc. to be held at [    •    ]:[    •    ][    •    ].m. local time, on [    •    ], 2013 at [    •    ], located at [    •    ], [Vienna], Virginia. At the special meeting, you will be asked to consider and vote upon a proposal to approve an agreement and plan of reorganization and a related plan of merger pursuant to which United Financial will be merged with and into Cardinal Financial Corporation.

         If the merger agreement is approved and the merger is subsequently completed, each outstanding share of United Financial common stock will be converted into the right to receive:

  •
  $19.13 in cash; and

  •
  1.154 shares of Cardinal Financial Corporation common stock.

         The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. The maximum number of shares of Cardinal common stock to be delivered to holders of shares of United Financial common stock upon completion of the merger is approximately 1,661,856 shares, based on the number of shares of United Financial common stock outstanding as of October 21, 2013 and assuming full exercise of all outstanding and unexercised stock options and warrants.

         Cardinal's common stock is traded on the NASDAQ Global Select Market under the symbol "CFNL." On [    •    ], 2013, the closing sale price of a share of Cardinal common stock was $[    •    ]. The market price of Cardinal common stock will fluctuate before and after the merger. You should obtain current stock price quotations for Cardinal common stock.

         Based on the merger agreement, we expect the merger to be tax-free with respect to the shares of Cardinal common stock that you receive. The cash you receive in the merger may cause you to recognize income or gain for tax purposes.

         The merger cannot be completed unless the holders of more than two-thirds of the outstanding shares of United Financial common stock vote in favor of approval of the merger agreement at the special meeting.

         Based on our reasons for the merger described in the accompanying proxy statement/prospectus, including the fairness opinion issued by our financial advisor, Sandler O'Neill & Partners, L.P., our board of directors believes that the merger is fair to you and in your best interests. Accordingly, our board of directors unanimously recommends that you vote "FOR" approval of the merger agreement and the related plan of merger.

         The accompanying proxy statement/prospectus gives you detailed information about the special meeting, the merger and related matters. We urge you to read this entire document carefully, including the considerations discussed under "Risk Factors," beginning on page 19, and the appendices to the accompanying document, which include the merger agreement and the related plan of merger.

         Your vote is very important.    Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card.

         We appreciate your continuing loyalty and support.

Sincerely,
Jeffrey T. Valcourt Chairman of the Board	Harold C. Rauner President and Chief Executive Officer

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Cardinal or United Financial, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

         This proxy statement/prospectus is dated [    •    ], 2013 and is first being mailed to United Financial shareholders on or about [    •    ], 2013.

[United Financial Logo]

UNITED FINANCIAL BANKING COMPANIES, INC.

 NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

 To be held on [    •    ], 2013

        A special meeting of shareholders of United Financial Banking Companies, Inc. ("United Financial") will be held at the [    •    ], located at [    •    ], [Vienna], Virginia, at [    •    ]:[    •    ][    •    ].m. local time, on [    •    ], 2013 for the following purposes:

  1.
  To consider and vote on a proposal to approve the Agreement and Plan of Reorganization, dated as of September 9, 2013, between Cardinal Financial Corporation ("Cardinal") and United Financial, including the related plan of merger (together, the "merger agreement"), pursuant to which United Financial will merge with and into Cardinal, as more fully described in the accompanying proxy statement/prospectus (the "merger proposal"). A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus.

  2.
  To consider and vote on a proposal to adjourn the meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger proposal (the "adjournment proposal").

  3.
  To transact such other business as may properly come before the meeting or any adjournments thereof.

        Only holders of record of United Financial common stock at the close of business on [    •    ], 2013, are entitled to notice of and to vote at the meeting and any adjournments thereof.

        Each holder of United Financial common stock is entitled to assert appraisal rights in connection with the merger and seek an appraisal of the fair value of his or her shares, provided the proper procedures of Article 15 of Section 13.1 of the Virginia Stock Corporation Act are followed. A copy of Article 15 is attached as Appendix C to the accompanying proxy statement/prospectus.

By Order of the Board of Directors,
Lisa M. Porter Corporate Secretary
[•], 2013

        The United Financial board of directors unanimously recommends that you vote "FOR" the merger proposal and "FOR" the adjournment proposal.

        Please promptly vote by completing and returning the enclosed proxy card, whether or not you plan to attend the special meeting. If you hold stock in your name as a shareholder of record of United Financial, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid return envelope. If you hold your stock in "street name" through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates by reference important business and financial information about Cardinal from other documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference, see "Where You Can Find More Information" on page [    •    ]. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this proxy statement/prospectus through the website of the Securities and Exchange Commission (the "SEC") at http://www.sec.gov, through the website of Cardinal at http://www.cardinalbank.com or by requesting them in writing or by telephone at the contact information set forth below:

Cardinal Financial Corporation
8270 Greensboro Drive, Suite 500
McLean, Virginia 22102
Telephone: (703) 584-3400
Attention: Mark A. Wendel
Executive Vice President and Chief Financial Officer

        Information contained on the websites of Cardinal or any subsidiary of Cardinal does not constitute part of this proxy statement/prospectus and is not incorporated into other filings that Cardinal makes with the SEC.

        To receive timely delivery of the documents in advance of the special meeting, please make your request no later than [    •    ], 2013.

        In this proxy statement/prospectus, Cardinal Financial Corporation is referred to as "Cardinal" and United Financial Banking Companies, Inc. is referred to as "United Financial." The merger of United Financial with and into Cardinal is referred to as the "merger," and the Agreement and Plan of Reorganization, dated as of September 9, 2013, between Cardinal and United Financial, including the related Plan of Merger to be filed with the State Corporation Commission of the Commonwealth of Virginia (along with the articles of merger), is referred to as the "merger agreement," a copy of which is attached as Appendix A to this proxy statement/prospectus.

        The proposal to approve the merger agreement is referred to as the "merger proposal." The proposal to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies in the event there are not sufficient votes at the time of the meeting to approve the merger proposal is referred to as the "adjournment proposal." The special meeting of shareholders of United Financial is sometimes referred to as the "special meeting."

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following questions and answers briefly address some commonly asked questions about the special meeting and the merger. They may not include all of the information that is important to United Financial shareholders. We urge shareholders to read carefully this proxy statement/prospectus, including the appendices and the other documents referred to herein.

Q:
What is the merger and what will I receive in the merger?

A:
Cardinal and United Financial have entered into the merger agreement whereby United Financial will merge with and into Cardinal, with Cardinal being the surviving company. As a result of the merger, United Financial shareholders will be entitled to receive (i) $19.13 in cash (the "per share cash consideration") and (ii) 1.154 shares (the "exchange ratio") of Cardinal common stock, plus cash in lieu of any fractional shares of Cardinal common stock (together with the per share cash consideration, the "merger consideration"), in exchange for each share of United Financial common stock. The exchange ratio is fixed and will not be adjusted to reflect stock price changes prior to the closing of the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

  Cardinal and United Financial currently expect to complete the merger in early January 2014. If the merger is completed, The Business Bank, United Financial's wholly-owned bank subsidiary, will merge with and into Cardinal Bank, Cardinal's wholly-owned bank subsidiary, as soon as practicable after the merger of United Financial into Cardinal (which bank merger is referred to sometimes as the "subsidiary bank merger").

Q:
Why am I receiving these materials?

A:
United Financial is holding a special meeting of shareholders to vote on the merger proposal so we can complete the merger. We are sending you these materials to solicit your proxy and help you decide how to vote your shares of United Financial common stock at the special meeting. You will also be asked to approve the adjournment proposal.

Q:
How does the United Financial board of directors recommend that United Financial shareholders vote?

A:
The United Financial board of directors unanimously recommends that United Financial shareholders vote "FOR" the merger proposal and "FOR" the adjournment proposal.

Q:
What do I need to do now to vote my shares?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q:
How do I vote?

A:
By Mail.    You may vote before the special meeting by completing, signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

  In Person.    You may also cast your vote in person at the special meeting by attending the special meeting. See below for the date, time and place of the special meeting. If your shares are held in "street name," through a broker, bank or other nominee, that entity will send you separate instructions describing the procedure for voting your shares. "Street name" shareholders who wish to vote in person at the special meeting will need to present a proxy from the entity that holds the shares.

Q:
If my shares are held in "street name" by a broker or other nominee, will my broker or nominee vote my shares for me if I do not provide instructions on how to vote my shares?

A:
Your broker or other nominee does not have authority to vote on the proposals described in this proxy statement/prospectus if you do not provide instructions to it on how to vote. Your broker or other nominee will vote your shares held by it in "street name" with respect to these matters ONLY if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

Q:
When and where is the special meeting of shareholders?

A:
The special meeting of shareholders of United Financial will be held at [    •    ]:[    •    ] [    •    ].m, local time, on [    •    ], 2013 at the [    •    ], located at [    •    ], [Vienna], Virginia. All holders of United Financial common stock as of the record date for the meeting, or their duly appointed proxies, may attend the special meeting.

Q:
What vote is required to approve each proposal at the special meeting?

A:
The merger proposal requires the affirmative vote of the holders of more than two-thirds of the outstanding shares of United Financial common stock entitled to vote on the proposal. The adjournment proposal requires the affirmative vote of at least a majority of the shares voted on the proposal, whether or not a quorum is present.

Q:
What if I do not vote on the matters relating to the merger?

A:
With respect to the merger proposal, if you fail to vote or fail to instruct your broker or other nominee how to vote, your failure to vote will have the same effect as a vote against the merger proposal. If you respond with an "abstain" vote, your proxy will have the same effect as a vote against the merger proposal. If you are a shareholder of record of common stock and you sign and return your proxy card but do not indicate how you want to vote on the merger proposal, your proxy will be counted as a vote in favor of the proposal.

Q:
May I change my vote after I have delivered my proxy or voting instruction card?

A:
Yes. If you are a shareholder of record of common stock, you may change your vote at any time before your proxy is voted at the special meeting. You may do this in any of the following ways:

•
by sending a notice of revocation to the United Financial corporate secretary;

•
by sending a completed proxy card bearing a later date than your original proxy card;

•
by attending the special meeting and voting in person; your attendance alone will not revoke any proxy.

  If you choose either of the first two methods, your notice or new proxy card must be actually received before the voting takes place at the special meeting.

  If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for information on how to change your vote.

Q:
What are the material U.S. federal income tax consequences of the merger to United Financial shareholders?

A:
Cardinal and United Financial intend for the merger to be treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Assuming the merger qualifies for such treatment, a holder of United Financial common stock generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the holder's shares of United Financial common stock solely for shares of Cardinal common stock pursuant to the merger. However, United Financial shareholders generally will recognize gain (but not loss) in an amount limited to the amount of cash they receive for their shares of United Financial common stock. Additionally, a holder will recognize gain or loss on any cash he receives in lieu of fractional shares of Cardinal common stock. For greater detail, see "Material U.S. Federal Income Tax Consequences" beginning on page [    •    ]. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the specific tax consequences of the merger to you.

Q:
Do I have dissenters' or appraisal rights?

A:
Yes. Under Virginia law, shareholders of United Financial are entitled to exercise appraisal rights in connection with the merger.

Q:
If I am a United Financial shareholder with shares represented by stock certificates, should I send in my United Financial stock certificates now?

A:
No. Please do not send your stock certificates with your proxy card. You will receive written instructions from the exchange agent promptly after the merger is completed on how to exchange your United Financial stock certificates for Cardinal stock certificates and the cash portion of the merger consideration, along with cash in lieu of any fractional shares of Cardinal common stock.

Q:
Who should I contact if I have any questions about the proxy materials or voting?

A:
If you have any questions about the merger or if you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact United Financial's Corporate Secretary by calling (703) 938-2500 or by writing to United Financial Banking Companies, Inc., 133 Maple Avenue East, Vienna, Virginia 22180, Attention: Corporate Secretary.

  If your shares are held in a stock brokerage account or by a bank or other nominee, you should call your broker or other nominee for additional information.

SUMMARY

        This summary highlights selected information from this proxy statement/prospectus. We urge you to read carefully the proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to understand fully the merger and the other matters to be considered at the special meeting. See "Where You Can Find More Information" beginning on page [    •    ]. Each item in this summary includes a page reference directing you to a more complete description of that item.

 The Merger (page [    •    ])

        The merger agreement provides for the merger of United Financial into Cardinal, with Cardinal being the surviving corporation in the merger. The merger agreement also calls for The Business Bank, the wholly-owned banking subsidiary of United Financial, to be merged into Cardinal Bank, the wholly-owned banking subsidiary of Cardinal, after the merger of United Financial into Cardinal.

        The parties currently expect to complete the merger in early January 2014 and the subsidiary bank merger as soon as practicable after the merger of United Financial into Cardinal.

        The merger agreement is attached to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

Consideration to be Received in the Merger by United Financial Shareholders (page [    •    ])

        Pursuant to the terms of the merger agreement, as a result of the merger, each share of United Financial common stock issued and outstanding before the effective time of merger will be converted into the right to receive:

  •
  $19.13 in cash; and

  •
  1.154 shares of Cardinal common stock.

        The exchange ratio of 1.154 shares of Cardinal common stock is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger. No fractional shares will be issued; instead cash will be paid for fractional shares. You will not have the ability to elect to receive all stock or all cash, or any combination of cash and stock other than the merger consideration, as consideration for your shares of United Financial common stock.

        Based on the closing sale price for Cardinal common stock on the NASDAQ Global Select Market on September 6, 2013 ($16.55), the last trading day before public announcement of the merger, the aggregate merger consideration to be received by holders of United Financial common stock was approximately $51.7 million. Based on the closing sale price for Cardinal common stock on the NASDAQ Global Select Market on [    •    ], 2013, the last trading day before the date of this proxy statement/prospectus, the aggregate merger consideration to be received by holders of United Financial common stock was approximately $[    •    ] million.

Treatment of United Financial Stock Options and Warrants (page [    •    ])

        Stock Options.    In the merger, each outstanding option to purchase United Financial common stock, whether vested or unvested, will be converted into an obligation of Cardinal to pay, and a right of the holder of such option to receive, cash in an amount equal to the product of (i) the amount equal to $38.26 minus the per share exercise price of such stock option, and (ii) the number of shares of United Financial common stock subject to the option.

        Stock Warrants.    Subject to the approval or consent of the holders of warrants to acquire shares of United Financial common stock, each outstanding warrant will be converted into an obligation of Cardinal to pay, and a right of the holder of such warrant to receive, cash in an amount equal to the product of (i) the amount equal to $38.26 minus the per share exercise price of such warrant, and (ii) the number of shares of United Financial common stock subject to such warrant.

Dividend Information (pages [    •    ] and [    •    ])

        Cardinal is currently paying a quarterly cash dividend on shares of its common stock at a rate of $0.06 per share. Cardinal has no current intention to change its dividend strategy of paying a quarterly cash dividend, but has and will continue to evaluate that decision based on a quarterly review of earnings, growth, capital, applicable governmental regulations and policies, and such other factors that the Cardinal board of directors considers relevant to the dividend decision process. United Financial does not currently pay a cash dividend on shares of its common stock.

Material U.S. Federal Income Tax Consequences (page [    •    ])

        The merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes and, assuming the merger will so qualify, United Financial shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of shares of United Financial common stock solely for shares of Cardinal common stock. United Financial shareholders will, however, recognize gain or loss in connection with cash received instead of any fractional shares of Cardinal common stock they would otherwise be entitled to receive, and will recognize gain (but not loss) in an amount limited to the amount of cash they receive for their shares of United Financial common stock. It is a condition to United Financial's and Cardinal's obligations to complete the merger that they each receive a legal opinion that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368 of the Code. This opinion, however, will not bind the Internal Revenue Service, which could take a different view.

        The tax consequences of the merger to you will depend on your own situation and the consequences described in this proxy statement/prospectus may not apply to you. United Financial shareholders will also be required to file certain information with their federal income tax returns and to retain certain records with regard to the merger. In addition, you may be subject to state, local or foreign tax laws and consequences that are not addressed in this proxy statement/prospectus. You are urged to consult with your own tax advisor for a full understanding of the tax consequences of the merger to you.

United Financial's Board of Directors Unanimously Recommends that United Financial Shareholders Vote "FOR" the Merger Proposal and "FOR" the Adjournment Proposal (page [    •    ])

        United Financial's board of directors has determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are in the best interests of United Financial and its shareholders and has unanimously approved the merger agreement. The United Financial board of directors unanimously recommends that United Financial shareholders vote "FOR" the merger proposal and "FOR" the adjournment proposal. For the factors considered by United Financial's board of directors in reaching its decision to approve the merger agreement, see "The Merger—United Financial's Reasons for the Merger; Recommendation of United Financial's Board of Directors."

Opinion of United Financial's Financial Advisor (page [    •    ])

        At the September 9, 2013 meeting of the United Financial board of directors, Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") rendered its oral opinion to the United Financial board of directors, which was subsequently confirmed by delivery of its written opinion dated September 9, 2013 to the United Financial board of directors, as of such date and based upon and subject to, assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion that the merger consideration to be provided pursuant to the merger agreement is fair, from a financial point of view, to the holders of United Financial common stock.

        The full text of the written opinion of Sandler O'Neill, dated September 9, 2013, which sets forth, among other things, the assumptions, qualifications, limitations and other matters considered in connection with the preparation of its opinion, is attached as Appendix B to this proxy statement/prospectus. The summary of the opinion of Sandler O'Neill set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such written opinion. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to United Financial or United Financial's underlying business decision to effect the merger or any related transaction. The opinion does not constitute a recommendation to the United Financial board of directors or any shareholder of United Financial as to how the United Financial board of directors, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter. See "The Merger—Opinion of United Financial's Financial Advisor" beginning on page [    •    ].

The Parties to the Merger (pages [    •    ] and [    •    ] )

  Cardinal Financial Corporation

        Cardinal Financial Corporation is a financial holding company headquartered in McLean, Virginia providing financial services through its community bank subsidiary, Cardinal Bank, and its mortgage banking subsidiary, George Mason Mortgage, LLC. In addition, Cardinal provides services through its retail securities brokerage subsidiary, Cardinal Wealth Services, Inc. Cardinal Bank currently operates 28 banking offices in its primary market area, which is the greater Washington, D.C. metropolitan area. As of June 30, 2013, Cardinal had total assets of approximately $2.9 billion , loans receivable, net of fees, of approximately $1.9 billion, total deposits through its bank subsidiary of approximately $2.1 billion and shareholders' equity of approximately $316.1 million.

        The principal executive offices of Cardinal are located at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102, and its telephone number is (703) 584-3400. Cardinal's website can be accessed at http://www.cardinalbank.com. Information contained on the websites of Cardinal or any subsidiary of Cardinal does not constitute part of this proxy statement/prospectus and is not incorporated into other filings that Cardinal makes with the SEC. Cardinal's common stock is traded on the NASDAQ Global Select Market under the symbol "CFNL." Additional information about Cardinal is included in documents incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

  United Financial Banking Companies, Inc.

        United Financial Banking Companies, Inc. is a financial holding company headquartered in Vienna, Virginia. United Financial engages in a general commercial banking business and specializes in offering a wide variety of banking services to business and professional customers through its community bank subsidiary, The Business Bank. The Business Bank currently operates 8 full-service banking offices throughout the Northern Virginia market area. As of June 30, 2013, United Financial had total consolidated assets of approximately $334.0 million, total consolidated loans, net of unearned income, of approximately $225.3 million, total consolidated deposits through its bank subsidiary of approximately $298.4 million and consolidated stockholders' equity of approximately $29.3 million.

        The principal executive offices of United Financial are located at 133 Maple Avenue East, Vienna, Virginia 22180, and its telephone number is (703) 938-2500. United Financial's website can be accessed at http://www.businessbankva.com. Information contained on the websites of United Financial or any subsidiary of United Financial does not constitute part of this proxy statement/prospectus. United Financial's common stock is traded on the OTCQB marketplace under the symbol "UFBC."

 Regulatory Approvals (page [    •    ])

        Cardinal and United Financial cannot complete the merger without prior approval from the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Virginia State Corporation Commission (the "Virginia SCC"). On October [    •    ], 2013, Cardinal filed the required applications with the Federal Reserve and Virginia SCC seeking approval of the merger.

        The subsidiary bank merger cannot be completed without the prior approval from the Federal Deposit Insurance Corporation (the "FDIC") and the Virginia SCC. On October [    •    ], 2013, Cardinal Bank filed the required applications with the FDIC and Virginia SCC seeking approval of the subsidiary bank merger.

        As of the date of this proxy statement/prospectus, Cardinal has not yet received the required approvals for the merger and Cardinal Bank has not yet received the required approvals for the subsidiary bank merger. While Cardinal and Cardinal Bank do not know of any reason why they would not be able to obtain the necessary approvals in a timely manner, or why they would be received with conditions unacceptable to Cardinal, they cannot be certain when or if they will receive them or as to the nature of any conditions imposed.

Conditions to Completion of the Merger (page [    •    ])

        Cardinal's and United Financial's respective obligations to complete the merger are subject to the satisfaction or waiver of certain conditions, including the following:

  •
  approval of the merger proposal by United Financial shareholders;

  •
  approval of the merger by the necessary federal and state regulatory authorities without conditions which Cardinal reasonably believes would have a material adverse affect on the company going forward, or which would be unduly burdensome;

  •
  the effectiveness of Cardinal's registration statement on Form S-4, of which this proxy statement/prospectus is a part;

  •
  approval from the NASDAQ Stock Market for the listing on the NASDAQ Global Select Market of the shares of common stock of Cardinal to be issued in the merger;

  •
  the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits the completion of the merger;

  •
  the receipt by Cardinal and United Financial from LeClairRyan, A Professional Corporation, Cardinal's outside legal counsel, of a written legal opinion to the effect that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  the accuracy of the other party's representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement; and

  •
  the other party's performance in all material respects of its obligations under the merger agreement.

        In addition, Cardinal's obligation to complete the merger is subject to the satisfaction or waiver of certain other conditions, as follows:

  •
  United Financial having total loans, net of unearned income, which in the aggregate equal or exceed $215,000,000 as of the month-end prior to the closing date of the merger;

  •
  United Financial not having non-performing assets and troubled debt restructurings which in the aggregate exceed $3,750,000 as of the month-end prior to the closing date of the merger;

    provided, however, that Cardinal will be deemed to have waived this condition in the event the closing date occurs after June 30, 2014;

  •
  United Financial not having total common stockholders' equity, as calculated for purposes of the merger agreement, of less than $26,000,000 as of the month-end prior to the closing date of the merger, provided, however, that Cardinal will be deemed to have waived this condition in the event the closing date occurs after June 30, 2014;

  •
  United Financial having total deposits, excluding brokered and internet deposits, which in the aggregate equal or exceed $285,000,000 as of the month-end prior to the closing date of the merger, provided that Cardinal will be deemed to have waived this condition in the event the closing date occurs after June 30, 2014;

  •
  United Financial not incurring losses or having been notified of potential losses with respect to residential mortgage loans sold in the secondary mortgage market and which have been re-purchased by it or which United Financial has been notified of potential re-purchase, which in the aggregate exceed $1,000,000 between the date of the merger agreement and the closing date of the merger, provided, however, that Cardinal will be deemed to have waived this condition in the event the closing date occurs after June 30, 2014;

  •
  the number of shares of United Financial common stock whose holders are seeking appraisal rights under the Virginia SCA do not represent 10% of more of the outstanding shares of United Financial common stock; and

  •
  United Financial has redeemed all outstanding shares of its Senior Non-Cumulative Perpetual Preferred Stock, Series D (the "SBLF preferred stock").

        Where the merger agreement and law permits, Cardinal and United Financial could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. Cardinal and United Financial cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Timing of the Merger (page [    •    ])

        Cardinal and United Financial expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after shareholder approval is received at United Financial's special meeting and all required regulatory approvals are received. We currently expect to complete the merger in early January 2014. However, it is possible that factors outside of either party's control could require the parties to complete the merger at a later time or not to complete it at all.

Interests of Certain United Financial Directors and Executive Officers in the Merger (page [    •    ])

        In considering the recommendation of the United Financial board of directors that shareholders vote in favor of the merger proposal, United Financial shareholders should be aware that United Financial directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of United Financial.

        Indemnification and Insurance.    Cardinal has agreed to indemnify the officers and directors of United Financial against certain liabilities arising before the effective time of the merger. Cardinal has also agreed to purchase a six year "tail" prepaid policy, on the same terms as United Financial's existing directors' and officers' liability insurance, for the current officers and directors of United Financial, subject to a cap on the cost of such policy equal to 200% of United Financial's current annual premium.

        Employment Agreement for United Financial's Chief Executive Officer.    In connection with the merger agreement, Cardinal Bank entered into an employment agreement, dated as of September 9, 2013, with Mr. Harold C. Rauner, United Financial's President and Chief Executive Officer. Mr. Rauner currently has no employment agreement with United Financial or The Business Bank. Under the employment agreement, Mr. Rauner will serve as Regional President for Cardinal Bank at an annual base salary of $250,000. The employment agreement, which will become effective upon the merger, will have a term that expires on the third anniversary date of the merger and is subject to two automatic one-year renewals unless notice of nonrenewal is given no later than six months before any renewal date. Mr. Rauner will be eligible for performance bonuses at the discretion of Cardinal Bank and he will also be entitled to participate in Cardinal's executive deferred compensation plan, including eligibility for matching contributions in Cardinal common stock equal in amount to 50% of the first $100,000 deferred annually. In connection with the merger and his agreement to continue his employment with Cardinal Bank, Mr. Rauner will receive stock options for 25,000 shares of Cardinal common stock upon completion of the merger, subject to vesting in equal annual installments over a three year period commencing on the date of the merger. Mr. Rauner has also agreed to comply with certain noncompetition and nonsolicitation provisions contained in the agreement.

        Stock Options.    United Financial has awarded stock options to certain employees, officers, advisory board members and directors pursuant to its equity compensation plans. To the extent an option has not been exercised, upon completion of the merger such option, whether vested or unvested, will be converted into an obligation of Cardinal to pay, and a right of the holder of such option to receive, cash in an amount equal to the product of (i) the amount equal to $38.26 minus the per share exercise price of such stock option, and (ii) the number of shares of United Financial common stock subject to the option.

        Retention Pool.    Certain employees of United Financial and The Business Bank who will not be retained as employees of Cardinal and Cardinal Bank may be provided an incentive, in the form of a "retention" or "pay to stay" bonus, to remain in the employ of United Financial or Cardinal or their respective subsidiaries until the merger, until the completion of a systems conversion or some other transition period following the merger. To fund the bonuses, United Financial may adopt, in consultation with and approval by Cardinal, a retention plan which may include a retention pool of not more than $200,000.

        The members of the United Financial board of directors knew about these additional interests and considered them when they approved the merger agreement and the merger. See "The Merger—Interests of Certain United Financial Directors and Executive Officers in the Merger" on page [    •    ].

No Solicitation (page [    •    ])

        United Financial has agreed that, while the merger agreement is in effect, it will not directly or indirectly:

  •
  initiate, solicit or encourage any inquiries or proposals with respect to any "acquisition proposal" (as defined in the merger agreement); or

  •
  engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition proposal.

        The merger agreement does not, however, prohibit United Financial from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met.

 Termination of the Merger Agreement (page [    •    ])

        Termination by Cardinal and United Financial.    The merger agreement may be terminated and the merger abandoned by Cardinal and United Financial, at any time before the merger is completed, by mutual consent of the parties.

        Termination by Cardinal or United Financial.    The merger agreement may be terminated and the merger abandoned by either party if:

  •
  the merger has not been completed by June 30, 2014, unless the failure to complete the merger by such time was caused by a breach or failure to perform an obligation under the merger agreement by the terminating party;

  •
  there is a breach or inaccuracy of any representation or warranty of the other party contained in the merger agreement that would cause the failure of the closing conditions described above, and the breach is not cured within 30 days following written notice to the breaching party or by its nature cannot be cured within such time period, unless the terminating party is in breach of any representation, warranty or covenant;

  •
  there is a material breach by the other party of any covenant or agreement contained in the merger agreement, and the breach is not cured within 30 days following written notice to the breaching party or by its nature cannot be cured within such time period, unless the terminating party is in breach of any representation, warranty or covenant;

  •
  any of the conditions precedent to the obligations of such party to consummate the merger set forth in the merger agreement cannot be satisfied or fulfilled by June 30, 2014, unless the terminating party is in breach of any representation, warranty or covenant; or

  •
  the United Financial shareholders do not approve the merger proposal.

        Termination by Cardinal.    Cardinal may terminate the merger agreement at any time before the United Financial special meeting if:

  •
  the board of directors of United Financial fails to recommend, or withdraws, modifies or changes its recommendation to the United Financial shareholders that the merger agreement be approved in any way that is adverse to Cardinal; or

  •
  United Financial materially breaches its covenants in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the merger agreement or breaches its covenant regarding the non-solicitation of other offers.

        In addition, Cardinal may terminate the merger agreement at any time if (i) United Financial enters into an agreement with respect to a business combination transaction or an acquisition directly from United Financial of securities representing 10% or more of United Financial; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of United Financial common stock is commenced, and the United Financial board recommends that United Financial shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer.

        Termination by United Financial.    United Financial may terminate the merger agreement at any time before the special meeting to enter into an agreement with respect to an unsolicited "superior proposal" (as defined in the merger agreement) which has been received and considered by United Financial in compliance with the merger agreement, provided that United Financial has notified Cardinal at least five business days in advance of any such termination and given Cardinal the opportunity during such period to make an offer at least as favorable as the superior proposal, as determined by the United Financial board of directors.

        In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to fees and expenses (including the obligation to pay the termination fee described below in certain circumstances) and confidentiality of information exchanged between the parties will survive any such termination.

Termination Fee and Expenses (pages [    •    ] and [    •    ])

        United Financial must pay Cardinal a termination fee of $2.0 million if the merger agreement is terminated by either party under certain specified circumstances. The termination and payment circumstances are more fully described elsewhere in this proxy statement/prospectus. See "The Merger Agreement—Termination Fee" on page [    •    ] and in Article 7 of the merger agreement.

        In general, whether or not the merger is completed, Cardinal and United Financial will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement. The parties will share the costs of printing and mailing this proxy statement/prospectus and all filing fees paid to the SEC and other governmental authorities.

The United Financial Special Meeting (page [    •    ])

        The special meeting of shareholders of United Financial will be held at [    •    ]:[    •    ] [    •    ].m, local time, on [    •    ], 2013 at the [    •    ], located at [    •    ], [Vienna], Virginia.

        At the special meeting, the shareholders of United Financial common stock will be asked to vote on the merger proposal and the adjournment proposal.

Record Date and Votes Required

        You can vote at the special meeting of shareholders if you owned United Financial common stock at the close of business on [    •    ], 2013, the record date. On that date, United Financial had [    •    ] shares of common stock outstanding and entitled to vote. Holders of shares of the SBLF preferred stock are not entitled to vote at the special meeting. For each proposal presented at the special meeting, a shareholder can cast one vote for each share of United Financial common stock owned on the record date.

        The votes required to approve the proposals at the special meeting are as follows:

  •
  The merger proposal requires the affirmative vote of more than two-thirds of the outstanding shares of United Financial common stock entitled to vote on the proposal.

  •
  The adjournment proposal requires the affirmative vote of a majority of the shares voted on the proposal, whether or not a quorum is present.

Affiliate Agreement and Voting by United Financial Directors and Executive Officers (page [    •    ])

        Each of United Financial's directors and executive officers has agreed, subject to several conditions and exceptions, to vote all of the shares of United Financial common stock over which he or she has the right and power to vote (or direct the disposition of) in favor of the merger proposal. As of [    •    ], 2013, the record date for the special meeting, directors and executive officers of United Financial are entitled to vote [806,384] shares of United Financial common stock, or approximately [59.7]% of the total voting power of the shares of United Financial common stock outstanding on that date. Additionally, affiliates and family members of directors and executive officers own and are entitled to vote [    •    ] shares of United Financial common stock, or approximately [    •    ]% of the total voting power of the shares of United Financial common stock outstanding on the record date.

 United Financial Shareholders Have Appraisal Rights (page [    •    ])

        Under Virginia law, holders of United Financial common stock may exercise appraisal rights and, if the merger is consummated and all requirements of law are satisfied by holders seeking to exercise such rights, may receive payment equal to the fair value of their shares of United Financial common stock, determined in the manner set forth under Virginia law. The procedures which must be followed in connection with the exercise of appraisal rights by shareholders are described in this proxy statement/prospectus under "The Merger—Appraisal Rights" and in Article 15, Sections 13.1-729 through 13.1-741.1 of the Virginia Stock Corporation Act ("Virginia SCA"), a copy of which is attached as Appendix C to this proxy statement/prospectus. A shareholder seeking to exercise appraisal rights must deliver to United Financial, before the shareholder vote on the merger agreement at the special meeting, a written objection to the merger stating that he or she intends to demand payment for his or her shares through the exercise of his or her statutory appraisal rights, and must not vote his or her shares in favor of the merger agreement. The return of a signed proxy which does not specify whether you vote in favor or against approval of the merger proposal or abstain from voting will be considered a vote in favor of the merger proposal. A shareholder vote against the merger proposal or an abstention alone, however, will not satisfy the notice requirement of Article 15 of the Virginia SCA. Any failure to follow the specific procedures set forth in Article 15 of the Virginia SCA may result in a shareholder losing the right to claim fair value as described above.

 Shareholders of Cardinal and United Financial Have Different Rights (page [    •    ])

        Cardinal and United Financial are Virginia corporations governed by the Virginia SCA. In addition, the rights of Cardinal and United Financial shareholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, United Financial shareholders will become shareholders of Cardinal, and as such their shareholder rights will then be governed by the articles of incorporation and bylaws of Cardinal, each as amended, and by the Virginia SCA. The rights of shareholders of Cardinal differ in certain respects from the rights of shareholders of United Financial.

Redemption of SBLF Preferred Stock (page [    •    ])

        As soon as practicable following (i) the receipt of all required shareholder and regulatory approvals of the merger, and (ii) the agreement by United Financial and Cardinal that all other conditions to closing the merger have been satisfied or waived (other than the delivery of customary closing documents), and in any event not later than immediately prior to or at the closing of the merger, United Financial will redeem from the United States Department of the Treasury (the "Treasury") (or any other holder) each issued and outstanding share of SBLF preferred stock by the payment of such amount as determined in accordance with the terms of the SBLF preferred stock set forth in United Financial's articles of incorporation and the securities purchase or other agreement required to be entered into by and between United Financial and the Treasury (or any other holder) in order to effect such redemption. The SBLF preferred stock was issued to the Treasury in connection with United Financial's participation in the Treasury's Small Business Lending Fund program. It is a condition to Cardinal's obligation to complete the merger that United Financial redeem the SBLF preferred stock. Upon such redemption, all shares of SBLF preferred stock will cease to exist.

Listing of Cardinal Common Stock (page [    •    ])

        Cardinal will list the shares of common stock to be issued in the merger on the NASDAQ Global Select Market.

 Market Prices and Share Information (page [    •    ])

        Cardinal's common stock is listed on the NASDAQ Global Select Market under the symbol "CFNL." United Financial's common stock trades on the OTC Bulletin Board under the symbol "UFBC." The following table sets forth the closing sale prices per share of Cardinal common stock as reported on the NASDAQ Global Select Market on September 6, 2013, the last trading day before the parties announced the signing of the merger agreement, and on [    •    ], 2013, the last trading day before the date of this proxy statement/prospectus. The table also sets forth, to the knowledge of United Financial, the sales price of the latest sale of United Financial common stock that occurred before September 6, 2013 (which sale occurred on August 7, 2013), and the sales price of the most recent sale of United Financial common stock that occurred before the date of this proxy statement/prospectus (which sale occurred on [    •    ], 2013).

	Cardinal Common Stock		United Financial Common Stock
September 6, 2013		$16.55		$18.50
[•], 2013	$	[•]	$	[•]

        The value of the stock portion of the merger consideration to be received for each share of United Financial common stock will be based on the most recent closing price of Cardinal's common stock prior to the completion of the merger. Because the stock portion of the merger consideration to be paid to shareholders of United Financial is based on a fixed number of shares of Cardinal common stock and because the market value of the shares of Cardinal common stock to be received by United Financial shareholders will change, shareholders of United Financial are not assured of receiving a specific market value of Cardinal common stock, and thus a specific market value for their shares of United Financial common stock, at the effective time of the merger. Cardinal cannot assure you that its common stock will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the Cardinal common stock from a newspaper, via the Internet or by calling your broker.

Risk Factors (page [    •    ])

        You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors under "Risk Factors."

SELECTED HISTORICAL FINANCIAL DATA OF CARDINAL

        The following table sets forth certain of Cardinal's consolidated financial data as of the end of and for each of the years in the five-year period ended December 31, 2012 and as of and for the six months ended June 30, 2013 and 2012. The historical consolidated financial information as of the end of and for each of the years in the five-year period ended December 31, 2012, is derived from Cardinal's audited consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus. The consolidated financial information as of and for the six-month periods ended June 30, 2013 and 2012 is derived from Cardinal's unaudited consolidated financial statements, which are incorporated by reference into this proxy statement/prospectus. In Cardinal's opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the six months ended June 30, 2013 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2013.

        The selected historical financial data below is only a summary and should be read in conjunction with the consolidated financial statements that are incorporated by reference into this proxy statement/prospectus and their accompanying notes.

Cardinal Financial Corporation

	Six Months Ended June 30, (Unaudited)		December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Amounts in thousands, except percentages and per share information)
Income Statement Data:
Interest income	$55,985	$55,252	$115,050	$102,878	$96,633	$86,742	$88,611
Interest expense	11,131	12,073	24,047	23,716	27,588	36,200	45,638

Net interest income	44,854	43,179	91,003	79,162	69,045	50,542	42,973
Provision for loan losses	(589)	4,123	7,123	6,910	10,502	6,750	5,498

Net interest income after provision for loan losses	45,443	39,056	83,880	72,252	58,543	43,792	37,475
Non-interest income	22,102	26,244	63,392	34,333	27,389	23,348	17,812
Non-interest expense	41,933	38,451	79,317	64,465	59,469	52,427	55,913

Net income (loss) before income taxes	25,612	26,849	67,955	42,120	26,463	14,713	(626)
Provision (benefit) for income taxes	8,628	9,045	22,658	14,122	8,021	4,388	(912)

Net income	$16,984	$17,804	$45,297	$27,998	$18,442	$10,325	$286

Balance Sheet Data:
Total assets	$2,900,102	$2,714,170	$3,039,187	$2,602,716	$2,072,018	$1,976,185	$1,743,757
Loans receivable, net of fees	1,857,454	1,748,715	1,803,429	1,631,882	1,409,302	1,293,432	1,139,348
Allowance for loan losses	26,934	26,660	27,400	26,159	24,210	18,636	14,518
Loans held for sale	628,481	519,349	785,751	529,500	206,047	179,469	157,009
Total investment securities	252,035	313,031	286,420	310,543	344,984	378,753	315,539
Total deposits	2,104,790	1,989,490	2,243,758	1,775,260	1,403,725	1,297,005	1,179,844
Other borrowed funds	397,181	352,399	392,275	510,385	389,586	427,579	367,198
Total shareholders' equity	316,087	276,422	308,066	257,817	222,902	204,507	158,006
Common shares outstanding	30,265	29,253	30,226	29,199	28,770	28,718	24,014

	Six Months Ended June 30, (Unaudited)		December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Amounts in thousands, except percentages and per share information)
Per Common Share Data:
Basic net income	$0.55	$0.60	$1.53	$0.95	$0.63	$0.38	$0.01
Fully diluted net income	0.55	0.59	1.51	0.94	0.62	0.37	0.01
Book value	10.44	9.45	10.19	8.83	7.75	7.12	6.58
Tangible book value(1)	10.11	9.09	9.85	8.47	7.38	6.64	5.99
Performance Ratios:
Return on average assets	1.21%	1.42%	1.70%	1.27%	0.92%	0.57%	0.02%
Return on average equity	10.65%	13.18%	16.02%	11.58%	8.44%	5.53%	0.18%
Dividend payout ratio	0.20%	0.11%	0.13%	0.12%	0.12%	0.10%	3.38%
Net interest margin(2)	3.38%	3.64%	3.61%	3.81%	3.68%	2.94%	2.78%
Efficiency ratio(3)	62.63%	55.39%	51.37%	56.80%	61.67%	70.95%	91.98%
Non-interest income to average assets	1.58%	2.09%	2.37%	1.56%	1.37%	1.29%	1.08%
Non-interest expense to average assets	2.99%	3.06%	2.97%	2.92%	2.98%	2.89%	3.40%
Loans receivable, net of fees to total deposits	88.25%	87.90%	80.38%	91.92%	100.40%	99.72%	96.57%
Asset Quality Ratios:
Net charge-offs to average loans receivable, net of fees	(0.01)%	0.41%	0.35%	0.34%	0.37%	0.22%	0.24%
Nonperforming loans to loans receivable, net of fees	0.15%	0.66%	0.42%	0.91%	0.53%	0.05%	0.41%
Nonperforming loans to total assets	0.10%	0.43%	0.25%	0.57%	0.36%	0.04%	0.27%
Allowance for loan losses to nonperforming loans	939.45%	231.10%	359.30%	176.45%	320.03%	2,677.59%	310.81%
Allowance for loan losses to loans receivable, net of fees	1.45%	1.52%	1.52%	1.60%	1.72%	1.44%	1.27%
Capital Ratios:
Tier 1 risk-based capital	12.48%	11.74%	11.94%	11.29%	12.67%	12.97%	11.67%
Total risk-based capital	13.56%	12.92%	13.04%	12.49%	14.06%	14.15%	12.72%
Leverage capital ratio	11.47%	10.57%	10.49%	10.14%	10.82%	11.03%	9.90%
Other:
Average shareholders' equity to average total assets	11.38%	10.73%	10.59%	10.95%	10.93%	10.31%	9.74%
Average loans receivable, net of fees to average total deposits	81.74%	87.88%	83.43%	93.27%	96.28%	97.57%	96.00%
Average common shares outstanding:
Basic	30,652	29,613	29,654	29,401	29,123	27,186	24,370
Diluted	31,033	30,043	29,996	29,784	29,608	27,674	24,837

(1)
Tangible book value is calculated as total shareholders' equity, less goodwill and other intangible assets, divided by common shares outstanding.

(2)
Net interest margin is calculated as net interest income divided by total average earning assets and reported on a tax equivalent basis at a rate of 35%.

(3)
Efficiency ratio is calculated as total non-interest expense divided by the total of net interest income and non-interest income.

SELECTED HISTORICAL FINANCIAL DATA OF UNITED FINANCIAL

        The following table sets forth certain of United Financial's consolidated financial data as of the end of and for each of the years in the five-year period ended December 31, 2012 and as of and for the six months ended June 30, 2013 and 2012. The historical consolidated financial information as of the end of and for each of the years in the five-year period ended December 31, 2012, is derived from United Financial's audited consolidated financial statements. The consolidated financial information as of and for the six-month periods ended June 30, 2013 and 2012 is derived from United Financial's unaudited consolidated financial statements. In United Financial's opinion, such unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of its financial position and results of operations for such periods. Interim results for the six months ended June 30, 2013 are not necessarily indicative of, and are not projections for, the results to be expected for the full year ending December 31, 2013.

United Financial Banking Companies, Inc.

	Six Months Ended June 30, (Unaudited)		December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Amounts in thousands, except percentages and per share information)
Income Statement Data:
Interest income	$6,374	$6,665	$13,068	$13,739	$14,068	$13,765	$14,433
Interest expense	999	1,403	2,679	3,204	3,349	4,274	5,643

Net interest income	5,375	5,262	10,389	10,535	10,719	9,491	8,790
Provision for loan losses	(250)	(233)	(433)	(1,365)	(1,080)	(620)	(120)

Net interest income after provision for loan losses	5,125	5,029	9,956	9,170	9,639	8,871	8,670
Non-interest income	502	440	965	752	514	618	739
Non-interest expense	4,769	4,549	9,331	8,946	8,492	8,257	8,289

Income (loss) before income taxes	858	920	1,590	976	1,661	1,232	1,120
Provision (benefit) for income taxes	310	316	553	452	531	297	300

Net Income	548	604	1,037	524	1,130	935	820
Preferred stock dividends and discount accretion	(30)	(55)	(70)	(211)	(445)	(349)	—

Net income available to common shareholders	$518	$549	$967	$313	$685	$586	$820

Balance Sheet Data:
Total assets	$333,978	$324,053	$330,742	$317,248	$278,869	$268,718	$241,216
Loans receivable, net of fees	225,339	214,949	220,664	216,727	207,335	198,884	192,667
Allowance for loan losses	3,683	3,554	3,414	3,337	3,613	2,772	2,613
Total investment securities	19,415	25,443	23,542	21,681	21,366	26,306	33,857
Total deposits	298,363	289,329	295,565	283,235	245,397	235,828	215,188
Other borrowed funds	5,155	5,155	5,155	5,155	5,155	5,155	5,155
Total shareholders' equity	29,281	28,400	28,781	27,889	27,298	26,259	19,858
Common shares outstanding	1,350	1,348	1,348	1,348	1,326	1,134	1,121
Per Common Share Data:
Basic net income	$0.38	$0.41	$0.72	$0.24	$0.56	$0.52	$0.75
Fully diluted net income	0.38	0.41	0.72	0.24	0.55	0.51	0.72
Book value	19.47	18.84	19.13	18.46	18.36	17.91	17.71

	Six Months Ended June 30, (Unaudited)		December 31,
	2013	2012	2012	2011	2010	2009	2008
	(Amounts in thousands, except percentages and per share information)
Performance Ratios:
Return on average assets	0.34%	0.38%	0.32%	0.18%	0.42%	0.36%	0.36%
Return on average equity	3.80%	4.28%	3.66%	1.90%	4.01%	3.58%	4.34%
Dividend payout ratio	%	%	%	%	%	%	%
Net interest margin(1)	3.59%	3.54%	3.39%	3.84%	4.19%	3.85%	3.98%
Efficiency ratio(2)	81.14%	79.78%	82.18%	79.26%	75.59%	81.68%	86.98%
Non-interest income to average assets	0.31%	0.27%	0.29%	0.26%	0.19%	0.24%	0.32%
Non-interest expense to average assets	2.94%	2.84%	2.84%	3.05%	3.17%	3.22%	3.59%
Loans receivable, net of fees to total deposits	75.53%	74.29%	74.66%	76.52%	84.49%	84.33%	89.53%
Asset Quality Ratios:
Net charge-offs to average loans receivable, net of fees	(0.01)%	(0.02)%	0.17%	0.77%	0.12%	0.24%	0.00%
Nonperforming loans to loans receivable, net of fees	0.35%	0.26%	0.36%	0.57%	1.56%	0.96%	0.21%
Nonperforming loans to total assets	0.24%	0.17%	0.24%	0.39%	1.16%	0.71%	0.17%
Allowance for loan losses to nonperforming loans	462.81%	645.80%	429.03%	269.46%	111.91%	145.69%	653.36%
Allowance for loan losses to loans receivable, net of fees	1.63%	1.65%	1.55%	1.54%	1.74%	1.39%	1.36%
Capital Ratios:
Tier 1 risk-based capital	14.58%	14.68%	14.54%	14.59%	13.95%	13.91%	11.65%
Total risk-based capital	15.83%	15.93%	15.79%	15.84%	15.21%	15.17%	12.90%
Leverage capital ratio	10.42%	10.32%	10.05%	10.47%	10.66%	11.23%	10.01%
Other:
Average shareholders' equity to average total assets	8.91%	8,78%	8.64%	9.38%	10.52%	10.17%	8.21%
Average loans receivable, net of fees to average total deposits	75.80%	74,06%	72.74%	81.40%	88.29%	86.75%	88.08%
Average common shares outstanding:
Basic	1,351	1,348	1,348	1,327	1,233	1,124	1,100
Diluted	1,351	1,348	1,348	1,327	1,245	1,152	1,136

(1)
Net interest margin is calculated as net interest income divided by total average earning assets and reported on a tax equivalent basis at a rate of 34%.

(2)
Efficiency ratio is calculated as total non-interest expense divided by the total of net interest income and non-interest income.

 COMPARATIVE HISTORICAL AND PRO FORMA UNAUDITED SHARE DATA

        Presented below is certain historical, unaudited pro forma combined and pro forma equivalent per share financial data as of and for the periods presented. The data in the following tables is based on the historical financial statements of each of Cardinal and United Financial, and should be read together with the historical financial information that Cardinal has presented in its SEC filings, which are incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information."

        The unaudited pro forma combined and pro forma equivalent per share information gives effect to the merger as if the merger had been effective on December 31, 2012 or June 30, 2013, in the case of the book value data, and as if the merger had been effective as of January 1, 2012, in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of United Financial into Cardinal's consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2012.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that Cardinal management believes are reasonable. The pro forma financial data in the tables below is provided for illustrative purposes, does not include any projected cost savings, revenue enhancements or other possible financial benefits of the merger to the combined company and does not attempt to suggest or predict future results. This data also does not necessarily reflect what the historical financial condition or results of operations of the combined company would have been had Cardinal and United Financial been combined as of the dates and for the periods shown

	As of and for the Year Ended December 31, 2012
	Cardinal Historical	United Financial Historical	Pro Forma Combined	United Financial Pro Forma Equivalent(1)
Earnings per common share, basic	$1.53	$0.72	$1.48	$1.71
Earnings per common share, diluted	1.51	0.72	1.47	1.69
Cash dividends per common share(2)	0.20	—	0.19	0.22
Book value per common share	10.19	19.13	10.32	11.91

	As of and for the Six Month Ended June 30, 2013
	Cardinal Historical	United Financial Historical	Pro Forma Combined	United Financial Pro Forma Equivalent(1)
Earnings per common share, basic	$0.55	$0.38	$0.54	$0.62
Earnings per common share, diluted	0.55	0.38	0.54	0.62
Cash dividends per common share(2)	0.11	—	0.10	0.12
Book value per common share	10.44	19.47	10.58	12.21

(1)
The pro forma equivalent per share data is computed by multiplying the pro forma combined amounts by 1.154.

(2)
It is anticipated that the initial dividend rate of Cardinal after the merger will be equal to the most recent quarterly dividend paid by Cardinal ($0.06 per share).

RISK FACTORS

        In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the heading "Cautionary Statement Regarding Forward-Looking Statements" on page [    •    ], you should consider carefully the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. Certain risks can also be found in the documents incorporated by reference into this proxy statement/prospectus by Cardinal. See "Where You Can Find More Information" on page [    •    ].

Because of the fixed exchange ratio of the stock portion of the merger consideration and the fluctuation of the market price of Cardinal common stock, shareholders of United Financial will not know at the time of the special meeting the market value of the stock portion of the merger consideration to be paid by Cardinal to United Financial shareholders.

        In the merger, each share of United Financial common stock will be converted into the right to receive (i) $19.13 in cash and (ii) 1.154 shares of Cardinal common stock, plus cash in lieu of any fractional shares of Cardinal common stock. The value of 1.154 shares of Cardinal common stock will depend upon the price of Cardinal common stock at the effective time of the merger. The price of Cardinal common stock as of the effective time of the merger may vary from its price at the date the fixed exchange ratio was established, at the date of this proxy statement/prospectus and at the date of the special meeting. Such variations in the price of Cardinal common stock may result from changes in the business, operations or prospects of Cardinal, regulatory considerations, general market and economic conditions, and other factors. At the time of the special meeting, shareholders of United Financial will not know the exact value of the consideration to be paid by Cardinal when the merger is completed. You should obtain current market quotations for shares of Cardinal common stock.

The market price of Cardinal common stock after the merger may be affected by factors different from those affecting the shares of Cardinal or United Financial currently.

        Upon completion of the merger, holders of United Financial common stock will become holders of Cardinal common stock. Cardinal's business differs in important respects from that of United Financial, and, accordingly, the results of operations of the combined company and the market price of Cardinal common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Cardinal and United Financial. For a discussion of the businesses of Cardinal and United Financial, see the information described elsewhere in this proxy statement/prospectus and the documents incorporated herein by reference.

Combining Cardinal and United Financial may be more difficult, costly or time-consuming than we expect.

        The success of the merger will depend, in part, on Cardinal's ability to realize the anticipated benefits and cost savings from combining the business of United Financial into Cardinal's business and to combine the businesses of Cardinal and United Financial in a manner that permits growth opportunities and cost savings to be realized without materially disrupting the existing customer relationships of United Financial or Cardinal or decreasing revenues due to loss of customers. However, to realize these anticipated benefits and cost savings, Cardinal must successfully combine the businesses of Cardinal and United Financial. If Cardinal is not able to achieve these objectives, the anticipated benefits and cost savings of the merger may not be realized fully, or at all, or may take longer to realize than expected.

        Cardinal and United Financial have operated, and, until the completion of the merger, will continue to operate, independently. The success of the merger will depend, in part, on Cardinal's ability to successfully combine the businesses of Cardinal and United Financial. To realize these anticipated benefits, after the completion of the merger, Cardinal will integrate United Financial's business into its own. The integration process in the merger could result in the loss of key employees, the disruption of each party's ongoing business, inconsistencies in standards, controls, procedures and policies that affect adversely either party's ability to maintain relationships with customers and employees or achieve the anticipated benefits of the merger. If Cardinal experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized, fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be disruptions that cause Cardinal and United Financial to lose customers or cause customers to withdraw their deposits from United Financial's or Cardinal's banking subsidiaries, or other unintended consequences that could have a material adverse effect on Cardinal's results of operations or financial condition after the merger. These integration matters could have an adverse effect on each of United Financial and Cardinal during this transition period and for an undetermined period after consummation of the merger.

Cardinal may not be able to effectively integrate the operations of The Business Bank into Cardinal Bank.

        The future operating performance of Cardinal and Cardinal Bank will depend, in part, on the success of the merger of The Business Bank and Cardinal Bank, which is expected to occur as soon as practicable after the merger. The success of the merger of the banks will, in turn, depend on a number of factors, including Cardinal's ability to: (i) integrate the operations and branches of The Business Bank and Cardinal Bank; (ii) retain the deposits and customers of The Business Bank and Cardinal Bank; (iii) control the incremental increase in noninterest expense arising from the merger in a manner that enables the combined bank to improve its overall operating efficiencies; and (iv) retain and integrate the appropriate personnel of The Business Bank into the operations of Cardinal Bank, as well as reducing overlapping bank personnel. The integration of The Business Bank and Cardinal Bank following the subsidiary bank merger will require the dedication of the time and resources of the banks' management and may temporarily distract managements' attention from the day-to-day business of the banks. If Cardinal Bank is unable to successfully integrate The Business Bank, Cardinal Bank may not be able to realize expected operating efficiencies and eliminate redundant costs.

The merger may distract management of Cardinal and United Financial from their other responsibilities.

        The merger could cause the respective management groups of Cardinal and United Financial to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company's management could affect its ability to service existing business and develop new business and adversely affect the business and earnings of Cardinal or United Financial before the merger, or the business and earnings of Cardinal after the merger.

Termination of the merger agreement could negatively impact Cardinal or United Financial.

        If the merger agreement is terminated, Cardinal's or United Financial's business may be impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of Cardinal's or United Financial's common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. Furthermore, costs relating to the merger, such as legal, accounting and financial advisory fees, must be paid even if the merger is not completed. If the merger agreement is terminated under certain circumstances, including circumstances involving a change in recommendation by United Financial's board of directors, United Financial may be required to pay to Cardinal a termination fee of $2.0 million. See "The Merger Agreement—Termination Fee" on page [    •    ].

The fairness opinion received by United Financial in connection with the merger has not been updated to reflect changes in circumstances since the signing of the merger agreement, and it likely will not be updated before completion of the merger.

        The opinion rendered by Sandler O'Neill & Partners, L.P., financial advisor to United Financial, on September 9, 2013, is based upon information available as of such date. Such opinion has not been updated to reflect changes that may occur or may have occurred after the date on which it was delivered, including changes to the operations and prospects of Cardinal or United Financial, changes in general market and economic conditions or other changes. Any such changes may alter the relative value of Cardinal or United Financial or the prices of shares of Cardinal common stock or United Financial common stock by the time the merger is completed. The opinion does not speak as of the date the merger will be completed or as of any date other than the date of such opinion. United Financial does not currently anticipate asking its financial advisor to update the opinion prior to the time the merger is completed. For a description of the opinion that United Financial received from its financial advisor, please see "The Merger—Opinion of United Financial's Financial Advisor," beginning on page [    •    ].

United Financial's directors and executive officers have interests in the merger that differ from the interests of United Financial's other shareholders.

        United Financial shareholders, in deciding how to vote on the merger proposal, should be aware that United Financial's directors and executive officers have interests in the merger that are different from, or in addition to, the interests of United Financial shareholders generally. These interests exist because of, among other things, an employment agreement that Mr. Rauner has entered into with Cardinal, rights that United Financial officers and directors have under United Financial's benefit plans including equity plans (i.e., the acceleration of vesting of stock options), arrangements to continue as employees of Cardinal following the merger and Cardinal Bank following the subsidiary bank merger (including potential arrangements), and rights to indemnification and directors and officers insurance following the merger. Those interests may cause directors and executive officers of United Financial to view the merger proposal differently than other United Financial shareholders view the proposal. See "The Merger—Interests of Certain United Financial Directors and Executive Officers in the Merger" on page [    •    ].

The merger agreement limits the ability of United Financial to pursue alternatives to the merger and might discourage competing offers for a higher price or premium.

        The merger agreement contains "no-shop" provisions that, subject to limited exceptions, limit the ability of United Financial to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of its company. In addition, under certain circumstances, if the merger agreement is terminated and United Financial, subject to certain restrictions, consummates a similar transaction other than the merger, United Financial must Cardinal a termination fee of $2.0 million. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant percentage of ownership of United Financial from considering or proposing the acquisition even if it were prepared to pay consideration with a higher per share market value than that proposed in the merger. See "The Merger Agreement—Termination Fee" on page [    •    ].

Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

        Before the merger may be completed, Cardinal and United Financial must obtain approvals from the Federal Reserve and the Virginia SCC. Other approvals, waivers or consents from regulators may also be required. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Cardinal will not be obligated to complete the merger if any such approval contains any conditions, restrictions or other requirements that would have or be reasonably expected to have a material adverse effect on Cardinal following the merger or which, in Cardinal's reasonable opinion, be unduly burdensome. Although Cardinal and United Financial do not currently expect that any such conditions or changes would be imposed, there can be no assurance that they will not be, in which case the merger may not be completed, or if completed, such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger. See "The Merger—Regulatory Approvals" on page [    •    ].

Cardinal and United Financial will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Cardinal and United Financial. These uncertainties may impair Cardinal's and United Financial's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Cardinal and United Financial to seek to change existing business relationships with Cardinal and United Financial. Retention of certain employees by Cardinal and United Financial may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with Cardinal or United Financial. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with Cardinal or United Financial, Cardinal's or United Financial's business, or the business of the combined company following the merger, could be harmed. In addition, subject to certain exceptions, Cardinal and United Financial have each agreed to operate its business in the ordinary course prior to closing and refrain from taking certain specified actions until the merger occurs. See "The Merger Agreement—Business Pending the Merger" on page [    •    ] for a description of the restrictive covenants applicable to Cardinal and United Financial.

If the merger is not completed, Cardinal and United Financial will have incurred substantial expenses without realizing the expected benefits of the merger.

        Each of Cardinal and United Financial has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC and other regulatory authorities in connection with the merger. If the merger is not completed, Cardinal and United Financial would have to incur these expenses without realizing the expected benefits of the merger.

Current holders of United Financial common stock will have less influence as holders of Cardinal common stock after the merger.

        It is expected that, as a group, the current holders of common stock of United Financial will own approximately 5% of the outstanding common stock of Cardinal after the merger. Each current holder of United Financial common stock will own a significantly smaller percentage of Cardinal after the merger than they currently own of United Financial. As a result of the merger, holders of United Financial common stock will have less influence on the management and policies of Cardinal than they currently have on the management and policies of United Financial.

Cardinal is not obligated to pay cash dividends on its common stock.

        Cardinal is a bank holding company and, currently, its primary source of funds for paying dividends to its shareholders is dividends it receives from Cardinal Bank. Cardinal is currently paying a quarterly cash dividend to holders of its common stock at a rate of $0.06 per share. However, Cardinal is not obligated to pay dividends in any particular amounts or at any particular times. Its decision to pay dividends in the future will depend on a number of factors, including its capital, applicable governmental regulations and policies, and the availability of funds from which dividends may be paid. See "Market for Common Stock and Dividends" on page [    •    ] and "Description of Cardinal Capital Stock" on page [    •    ].

The shares of Cardinal common stock to be received by United Financial shareholders as a result of the merger will have different rights than shares of United Financial common stock.

        Upon completion of the merger, United Financial shareholders will become Cardinal shareholders and their rights as shareholders will be governed by Virginia law and the Cardinal articles of incorporation and bylaws. The rights associated with United Financial common stock are different from the rights associated with Cardinal common stock. See "Comparative Rights of Shareholders" beginning on page [    •    ] for a discussion of the different rights associated with Cardinal common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Cardinal and United Financial desire to take advantage of these "safe harbor" provisions with regard to the forward-looking statements in this proxy statement/prospectus and in the documents that are incorporated herein by reference. These forward-looking statements reflect the current views of Cardinal and United Financial with respect to future events and financial performance. Specifically, forward-looking statements may include:

  •
  statements relating to the ability of Cardinal and United Financial to timely complete the merger and the benefits thereof, including anticipated efficiencies, opportunities, synergies and cost savings estimated to result from the merger;

  •
  projections of revenues, expenses, income, income per share, net interest margins, asset growth, loan production, asset quality, deposit growth and other performance measures;

  •
  statements regarding expansion of operations, including branch openings, entrance into new markets, development of products and services, and execution of strategic initiatives;

  •
  discussions of the future state of the economy, competition, regulation, taxation, and our business strategies, subsidiaries, investment risk and policies; and

  •
  statements preceded by, followed by or that include the words "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "could," "seek," "target" or similar expressions.

        These forward-looking statements express the best judgment of Cardinal and United Financial based on currently available information and we believe that the expectations reflected in our forward-looking statements are reasonable.

        By their nature, however, forward-looking statements often involve assumptions about the future. Such assumptions are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. As such, Cardinal and United Financial cannot guarantee you that the expectations reflected in our forward-looking statements actually will be achieved. Actual results may differ materially from those in the forward-looking statements due to, among other things, the following factors:

  •
  the businesses of Cardinal and United Financial may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

  •
  expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe;

  •
  revenues following the merger may be lower than expected;

  •
  customer and employee relationships and business operations may be disrupted by the merger;

  •
  the ability to obtain required regulatory and shareholder approvals, and the ability to complete the merger within the expected timeframe, may be more difficult, time-consuming or costly than expected;

  •
  changes in general business, economic and market conditions;

  •
  changes in fiscal and monetary policies, and laws and regulations;

  •
  changes in interest rates, deposit flows, loan demand and real estate values;

  •
  a deterioration in credit quality and/or a reduced demand for, or supply of, credit;

  •
  volatility in the securities markets generally or in the market price of Cardinal's stock specifically; and

  •
  the risks outlined in "Risk Factors" beginning on page [    •    ].

        We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of a document incorporated herein by reference, as of the date of that document. Except as required by law, neither Cardinal nor United Financial undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

        Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Cardinal. See "Where You Can Find More Information" beginning on page [    •    ] for a list of the documents incorporated herein by reference.

 THE SPECIAL MEETING

Date, Place and Time

        This proxy statement/prospectus is first being mailed on or about [    •    ], 2013 to United Financial shareholders who held shares of United Financial common stock on the record date for the special meeting of shareholders. This proxy statement/prospectus is accompanied by the notice of the special meeting and a form of proxy that is solicited by the board of directors of United Financial for use at the special meeting to be held on [    •    ], 2013 at [    •    ]:[    •    ][    •    ].m. local time, at [    •    ], located at [    •    ], [    •    ] in [Vienna], Virginia, and at any adjournments of that meeting.

Purposes of the Special Meeting

        At the special meeting, the shareholders of United Financial will be asked:

  •
  to approve the merger proposal as more fully described in this proxy statement/prospectus; and

  •
  to approve the adjournment proposal as more fully described in this proxy statement/prospectus.

Recommendation of the United Financial Board of Directors

        The United Financial board believes that the proposed merger with Cardinal is fair to and is in the best interests of United Financial and its shareholders and unanimously recommends that United Financial shareholders vote "FOR" each of the proposals that will be presented at the special meeting as described in this proxy statement/prospectus.

Record Date and Voting Rights; Quorum

        The United Financial board of directors has fixed the close of business on [    •    ], 2013 as the record date for determining the shareholders of United Financial entitled to notice of and to vote at the special meeting or any adjournments thereof. Accordingly, you are only entitled to notice of and to vote at the special meeting if you were a record holder of United Financial common stock at the close of business on the record date. At that date, [1,350,159] shares of United Financial common stock were outstanding and entitled to vote. Holders of shares of the SBLF preferred stock are not entitled to vote at the special meeting.

        To have a quorum that permits United Financial to conduct business at the special meeting, we require the presence, whether in person or by proxy, of the holders of United Financial's common stock representing a majority of the shares of common stock outstanding on the record date. You are entitled to one vote for each outstanding share of United Financial common stock you held as of the close of business on the record date.

        Holders of shares of United Financial common stock present in person at the special meeting but not voting, and shares of the common stock for which proxy cards are received indicating that their holders have abstained, will be counted as present at the special meeting for purposes of determining whether there is a quorum for transacting business. Shares held in "street name" that have been designated by brokers on proxies as not voted will not be counted as votes cast for or against any proposal. These broker non-votes will, however, be counted for purposes of determining whether a quorum exists.

Votes Required

        Vote Required for Approval of the Merger Proposal.    The approval of the merger proposal requires the affirmative vote of more than two-thirds of the shares of United Financial common stock outstanding on the record date for the special meeting.

        Failures to vote, abstentions and broker non-votes will not count as votes cast. Because, however, approval of the merger proposal requires the affirmative vote of more than two-thirds of the shares of United Financial common stock outstanding on the record date, failures to vote, abstentions and broker non-votes will have the same effect as votes against the merger proposal.

        Vote Required for Approval of the Adjournment Proposal.    The approval of the adjournment proposal requires the affirmative vote of a majority of the shares of United Financial common stock voted on the proposal, whether or not a quorum is present.

        Failures to vote, abstentions and broker non-votes will not count as votes cast and will have no effect for purposes of determining whether the adjournment proposal has been approved.

Stock Ownership of United Financial Executive Officers and Directors

        Each director and executive officer of United Financial has entered into an agreement with Cardinal and United Financial pursuant to which he or she has agreed to vote all of the shares of United Financial common stock over which he or she has the right to vote or dispositive power in favor of the merger proposal, subject to certain exceptions, including that certain shares they hold in a fiduciary capacity are not covered by the agreement. As of the record date, directors and executive officers of United Financial were entitled to vote approximately [806,384] shares of United Financial common stock at the special meeting, or approximately [59.7]% of the total voting power of United Financial shares entitled to vote at the special meeting. Additionally, affiliates and family members of directors and executive officers own and are entitled to vote [    •    ] shares of United Financial common stock, or approximately [    •    ]% of the total voting power of the shares of United Financial common stock outstanding on the record date.

Voting at the Special Meeting

        Record Holders.    If your shares of United Financial common stock are held of record in your name, your shares can be voted at the special meeting in any of the following ways:

  •
  By Mail.  You can vote your shares by using the proxy card which is enclosed for your use in connection with the special meeting. If you complete and sign the proxy card and return it in the enclosed postage-paid envelope, you will be appointing the "proxies" named in the proxy card to vote your shares for you at the meeting. The authority you will be giving the proxies is described in the proxy card. When your proxy card is returned properly executed, the shares of United Financial common stock represented by it will be voted at the special meeting in accordance with the instructions contained in the proxy card.

    If proxy cards are returned properly executed without an indication as to how the proxies should vote, the United Financial common stock represented by each such proxy card will be considered to be voted (i) "FOR" the merger proposal and (iii) "FOR" the adjournment proposal.

  •
  In Person.  You can attend the special meeting and vote in person. A ballot will be provided for your use at the meeting.

        Your vote is important. Accordingly, please sign, date and return the enclosed proxy card, whether or not you plan to attend the special meeting in person.

        Shares Held in "Street Name."    Only the record holders of shares of United Financial common stock, or their appointed proxies, may vote those shares. As a result, if your shares of United Financial common stock are held for you in "street name" by a broker or other nominee, such as a bank or custodian, then only your broker or nominee (i.e. the record holder) may vote them for you, or appoint the proxies to vote them for you, unless you previously have made arrangements for your broker or nominee to assign its voting rights to you or for you to be recognized as the person entitled to vote your shares. You will need to follow the directions your broker or nominee provides you and give it instructions as to how it should vote your shares by following the instructions you received from your broker or nominee with your copy of this proxy statement/prospectus. Brokers and other nominees who hold shares in "street name" for their clients typically have the discretionary authority to vote those shares on "routine" proposals when they have not received instructions from beneficial owners of the shares. However, they may not vote those shares on non-routine matters, such as the proposals that will be presented at the special meeting, unless their clients give them voting instructions. To ensure that your shares are represented at the special meeting and voted in the manner you desire, it is important that you instruct your broker or nominee as to how it should vote your shares.

        If your shares are held in "street name" and you wish to vote them in person at the special meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Revocation of Proxies

        Record Holders.    If you are the record holder of shares of United Financial common stock and you sign and return a proxy card and you later wish to revoke the authority or change the voting instructions you gave the proxies, you can do so at any time before the voting takes place at the special meeting by taking the appropriate action described below.

        To change the voting instructions you gave the proxies you can complete, sign and submit a new proxy card, dated after the date of your original proxy card, which contains your new instructions, and submit it so that it is received before the special meeting or, if hand delivered, before the voting takes place at the special meeting. The proxies will follow the last voting instructions received from you before the special meeting.

  To revoke your proxy card:

  •
  you can give United Financial's Corporate Secretary a written notice, before the special meeting or, if hand delivered, before the voting takes place at the special meeting, that you want to revoke your proxy card; or

  •
  you can attend the special meeting and vote in person or notify United Financial's Corporate Secretary, before the voting takes place, that you want to revoke your proxy card. Simply attending the special meeting alone, without voting in person or notifying United Financial's Corporate Secretary, will not revoke your proxy card.

        If you submit your new proxy card or notice of revocation by mail, it should be addressed to United Financial's Corporate Secretary at United Financial Banking Companies, Inc., Attention: Corporate Secretary, 133 Maple Avenue East, Vienna, Virginia 22180, and must be received no later than the beginning of the special meeting or, if the special meeting is adjourned, before the adjourned meeting is actually held. If hand delivered, your new proxy card or notice of revocation must be received by United Financial's Corporate Secretary before the voting takes place at the special meeting or at any adjourned meeting.

        If you need assistance in changing or revoking your proxy, please contact United Financial's Corporate Secretary by calling (703) 938-2500 or by writing to United Financial Banking Companies, Inc., 133 Maple Avenue East, Vienna, Virginia 22180, Attention: Corporate Secretary.

        Shares Held in "Street Name."    If your shares are held in "street name" and you want to change or revoke voting instructions you have given to the record holder of your shares, you must follow the directions given by your bank, broker, custodian or nominee.

 Solicitation of Proxies

        This solicitation is made on behalf of the United Financial board of directors, and United Financial will pay the costs of soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to shareholders. Proxies may be solicited, without extra compensation, by United Financial's officers and employees by mail, electronic mail, telephone, fax or personal interviews. United Financial will reimburse brokers and other custodians, nominees and fiduciaries for their expenses in sending these materials to you and getting your voting instructions.

PROPOSALS TO BE CONSIDERED AT THE SPECIAL MEETING

Approval of the Merger Proposal (Proposal No. 1)

        At the special meeting, shareholders of United Financial will be asked to approve the merger proposal providing for the merger of United Financial with and into Cardinal. Shareholders of United Financial should read this proxy statement/prospectus carefully and in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

        After careful consideration, the United Financial board of directors, by a unanimous vote of all directors, approved the merger agreement and the merger, and determined it to be advisable and in the best interests of United Financial and the shareholders of United Financial. See "The Merger—United Financial's Reasons for the Merger; Recommendation of United Financial's Board of Directors" included elsewhere in this proxy statement/prospectus for a more detailed discussion of the United Financial board of directors' recommendation.

        The United Financial board of directors unanimously recommends that United Financial shareholders vote "FOR" the merger proposal.

 Approval of the Adjournment Proposal (Proposal No. 2)

        If at the special meeting there are not sufficient votes to approve the merger proposal, the meeting may be adjourned to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies to approve the merger proposal. In that event, United Financial shareholders will be asked to vote on the adjournment proposal and will not be asked to vote on the merger proposal at the special meeting.

        In order to allow proxies that have been received by United Financial at the time of the special meeting to be voted for the adjournment proposal, United Financial is submitting the adjournment proposal to its shareholders as a separate matter for their consideration. This proposal asks United Financial shareholders to authorize the holder of any proxy solicited by the United Financial board of directors on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from United Financial shareholders who have previously voted.

        If it is necessary to adjourn the special meeting, then, unless the meeting will have been adjourned for a total of more than 120 days, no notice of such adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned. Even if a quorum is not present, shareholders who are represented at a meeting may approve an adjournment of the meeting.

        The United Financial board of directors unanimously recommends that United Financial shareholders vote "FOR" the adjournment proposal.

THE MERGER

        The following discussion contains certain information about the merger. The discussion is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this proxy statement/prospectus, including the merger agreement attached as Appendix A, for a more complete understanding of the merger.

 General

        The Cardinal board of directors and the United Financial board of directors have each approved the merger agreement and the merger, which provides for the merger of United Financial with and into Cardinal.

        Pursuant to the terms of the merger agreement, as a result of the merger, each share of United Financial common stock issued and outstanding before the effective time of merger will be converted into the right to receive:

  •
  $19.13 in cash; and

  •
  1.154 shares of Cardinal common stock.

        The exchange ratio of 1.154 shares of Cardinal common stock is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger. No fractional shares will be issued; instead cash will be paid for fractional shares.

        As of the date of this proxy statement/prospectus, Cardinal expects that it will issue approximately [    •    ] shares of Cardinal common stock to the holders of United Financial common stock in the merger.

        After the merger, it is expected that The Business Bank, the Virginia chartered bank subsidiary of United Financial, will merge with and into Cardinal Bank, the Virginia chartered bank subsidiary of Cardinal. Cardinal Bank will be the surviving bank in the subsidiary bank merger.

Background of the Merger

        As part of its ongoing consideration and evaluation of United Financial's long-term prospects and strategy, the board of directors and senior management of United Financial periodically reviewed and assessed strategic opportunities and challenges facing United Financial and The Business Bank. In connection with the development of United Financial's Strategic Plan for 2013 (the "strategic plan") during September 2012, a variety of strategies intended to enable United Financial and The Business Bank to maintain an independent course and obtain meaningful organic growth and increased profitability, including branch expansion, increased hiring, expanded banking and nonbanking product offerings and increased efficiencies, while maintaining a high level of customer service, financial discipline and credit quality, were identified. The United Financial board of directors also recognized the challenges to successful implementation of the strategic plan, including an extremely competitive market for banking services and quality personnel, capital availability, high compliance and technology costs, and continued weak economic conditions.

        The strategic plan considerations also included a potential strategy of growth by acquisition of a smaller underperforming company, which might enable United Financial to build scale while achieving cost savings associated with an in-market transaction. The United Financial board of directors recognized the difficulty in successfully effecting such a transaction in light of the limited liquidity and trading price of United Financial's common stock, the limited number of available franchises, the complex social issues involved in a merger with a smaller institution and the high level of competition for such an acquisition.

        While the United Financial board of directors did not consider the company for sale during the time the strategic plan was being developed in September 2012, and was not actively seeking a merger partner or acquiror, the strategic plan also addressed the potential for a merger of United Financial with another banking institution, and set out certain parameters which the board would expect from any proposed acquiror. These parameters included desired pricing metrics based upon the board's view of the value of United Financial's franchise as compared to other institutions and recent transactions, as well as the synergies available as a result of a transaction with United Financial. The board's parameters also included considerations regarding the valuation of a proposed acquiror's stock, the enhancements to an acquiror's franchise and the valuation increase which could result from a merger with United Financial, and the quality of the proposed acquiror's customer service, which would ultimately impact the ability to successfully integrate The Business Bank's customer base with those of an acquiror.

        In addition to challenges regarding United Financial's ability to (i) compete with larger banking institutions on a pricing, service and technology basis, (ii) compete for customers and employees, (iii) successfully expand its branch footprint and product offerings, (iv) maintain a high level of customer service and legal compliance, and (v) increase earnings and shareholder value, the board of directors recognized that United Financial and The Business Bank had no succession plan for Harold C. Rauner, United Financial's and The Business Bank's president and chief executive officer, who is near normal retirement age and also has recently encountered significant health issues, or for other senior officers. Additionally, a number of the members of the board of directors of United Financial and The Business Bank are beyond normal retirement age.

        From time to time over the past several years, Mr. Rauner has met informally with United Financial's financial advisors and with his counterparts at a number of community banks in the Washington D.C. metropolitan area, discussing in broad and preliminary terms what a possible combination of United Financial with such other institutions might look like. None of such discussions ever reached the point where pricing, form of consideration or material social issues were definitively addressed, offered or negotiated. Based on internal analyses and analyses performed by United Financial's investment advisors, it did not appear that any of the mergers broadly discussed would result in pricing parameters close to those considered acceptable by the United Financial board of directors, while at the same time producing post-merger a strong combined institution poised for growth and increased profitability in the highly competitive Washington, D.C. metropolitan area.

        On April 2, 2013, Mr. Rauner had a lunch meeting with Christopher W. Bergstrom, executive vice president and chief risk officer of Cardinal, and F. Kevin Reynolds, regional president of Cardinal Bank. The meeting was primarily a social event, although the cultures, footprints and customers of each institution were discussed, as well as issues facing the banking industry in general. No proposal for a merger was made or solicited at the meeting.

        On April 29, 2013, following a meeting of the board of directors of The Business Bank, Mr. Rauner, Jeffrey T. Valcourt, United Financial's chairman of the board of directors, and director Dennis I. Meyer met with a representative of Sandler O'Neill & Partners, L.P., United Financial's financial advisor, and informally discussed issues surrounding a potential sale of the company. At this meeting, it was decided to refrain from actively pursuing a sale or merger transaction until the fall of 2014. This decision was primarily based upon the belief that the large termination fee payable under United Financial's data processing agreement would adversely affect any offer received to a level below the price desired, and the avoidance of distractions relating to discussions which would not yield an acceptable price.

        On May 29, 2013, Mr. Rauner received a call from Bernard H. Clineburg, chairman and chief executive officer of Cardinal and Cardinal Bank, whom he has known professionally for many years. Mr. Clineburg informed Mr. Rauner that Cardinal was interested in acquiring United Financial and outlined the general parameters of the consideration that Cardinal would be willing to pay, subject to Cardinal's due diligence on United Financial and the negotiation of a definitive merger agreement acceptable to Cardinal: two times the book value of United Financial's common stock, and in the form of half cash, half Cardinal common stock. Mr. Rauner advised Messrs. Valcourt and Meyer, and Sharon A. Stakes, executive vice president of United Financial, and Lisa M. Porter, chief financial officer of United Financial, of the conversation with Mr. Clineburg.

        During the week of June 3, 2013, Messrs. Rauner, Valcourt and Meyer, and United Financial director Manuel V. Fernandez, discussed the merits of Cardinal's oral preliminary indication of interest.

        On June 10, 2013, Messrs. Rauner, Valcourt and Meyer met with Mr. Clineburg to discuss the proposal in general terms.

        On June 12, 2013, the Cardinal board of directors held a regular meeting at which Cardinal's senior management presented to the Cardinal board the general financial and other terms of a proposed merger with United Financial. At the conclusion of the presentation, the Cardinal board authorized management to advance the merger discussions with United Financial.

        On June 13, 2013, Cardinal delivered to United Financial a non-binding preliminary letter of intent setting out the terms of Cardinal's acquisition of United Financial. As certain of the terms in the letter of intent did not accord with United Financial's understanding of the earlier proposed offer, the United Financial board proposed a counter-offer to clarify such matters. The discussions between the parties as to certain terms of the indication of interest continued through early July.

        On July 8, 2013, Cardinal delivered to United Financial its final non-binding letter of intent to acquire United Financial. Cardinal proposed a merger consideration having a value of $38.26 per share of United Financial common stock, with one-half of the consideration to be paid in cash and one-half to be paid in Cardinal common stock. The stock portion of the merger consideration would be derived from an exchange ratio to be determined based on the average closing price for Cardinal common stock during the 10 trading days immediately preceding the date of execution of a definitive agreement, subject to a minimum exchange ratio of 1.125 shares and a maximum exchange ratio of 1.319 shares. This final non-binding letter of intent, like prior versions, included an exclusivity period during which United Financial would be prohibited from soliciting or entertaining proposals or expressions of interest from any other party. As the board of directors of United Financial believed that the merger consideration provided for by the proposal was preemptive of other offers, and beyond the reasonable ability of what other likely acquirors would be willing to pay, the United Financial board of directors, on July 9, 2013, approved moving forward with due diligence and the negotiation of the proposed transaction

        On July 19, 2013, United Financial provided Cardinal with due diligence information for its offsite review. Cardinal performed an onsite due diligence examination of United Financial, consisting of mainly loan portfolio and regulatory matters review, beginning on July 22, 2013 and ending on July 25, 2013. Management interviews of United Financial officers were conducted by Cardinal on July 26, 2013. Additionally, Cardinal engaged a reputable consulting firm to conduct an independent third-party loan review of United Finanical's loan portfolio. United Financial, and its financial and legal advisors, performed an onsite reverse due diligence examination of Cardinal over several days in mid-August 2013, during which they reviewed certain documents and interviewed members of senior management of Cardinal.

        On August 15, 2013, representatives of LeClairRyan, A Professional Corporation, legal counsel to Cardinal ("LeClairRyan"), provided United Financial and its legal counsel, BuckleySandler LLP ("BuckleySandler"), with the initial draft of the merger agreement and certain ancillary documents.

        On August 26, 2013, following review of the initial draft of the merger agreement by representatives of United Financial, BuckleySandler and Sandler O'Neill, Messrs. Rauner, Valcourt and

Meyer met with representatives of BuckleySandler and Sandler O'Neill to discuss the proposed response to the draft agreement. After discussing the amount and structure of the offer, which were consistent with the final non-binding letter of intent provided by Cardinal and related discussions between the parties, the participants at that meeting focused on certain financial and asset quality metrics which are conditions to closing the merger, and on certain restrictions on the operations of United Financial and The Business Bank pending the merger closing. Following additional discussion at the meeting, such United Financial representatives determined to discuss these provisions with Cardinal and its legal counsel in order to obtain additional flexibility in these provisions, so as to allow The Business Bank to operate in its ordinary course, which the representatives believed would enhance the ability of both merger parties to obtain a smooth transition following the merger, and to maximize United Financial's ability to satisfy the conditions to closing.

        Over the next two weeks, Messrs. Rauner, Valcourt and Meyer, other United Financial officers and Sandler O'Neill conferred frequently with BuckleySandler as they reviewed, analyzed and discussed revisions to the draft merger agreement and ancillary agreements. Comments were communicated to Cardinal and LeClairRyan, and the terms of the agreements negotiated.

        On August 29, 2013, Cardinal's board of directors held a special meeting at which it received an update from Cardinal's senior management on the status of the negotiations with United Financial. Also at the meeting, representatives of Raymond James & Associates, Inc., Cardinal's financial advisor, reviewed its financial analysis of the terms of the merger, including the merger consideration to be paid by Cardinal to holders of United Financial common stock. Representatives of LeClairRyan reviewed in detail the proposed merger agreement and related agreements.

        On September 5, 2013, the boards of directors of United Financial and The Business Bank met in joint session with United Financial's financial and legal advisors to discuss the proposed transaction. At the joint session, (i) Sandler O'Neill and BuckleySandler reviewed the procedures effected to date, the status of the negotiations and changes to the merger agreement since the initial draft and to the ancillary agreements, including Mr. Rauner's proposed employment agreement; (ii) BuckleySandler provided a review of the fiduciary duty of the directors; (iii) the boards of directors discussed with BuckleySandler, Sandler O'Neill and the executive officers who participated in the due diligence, information about Cardinal and its mortgage division learned during the reverse due diligence examination, and the potential impact on the value of Cardinal common stock and Cardinal's franchise; (iv) Sandler O'Neill provided a presentation on the financial and other terms of the proposed merger, including an analysis of the terms of the merger as compared to other announced merger transactions, and a discussion of its analysis of the capacity of other companies to effect an acquisition of United Financial; (v) Sandler O'Neill also provided the directors with its view that Cardinal's common stock was reasonably valued, as compared to comparable companies; and (vi) Sandler O'Neill advised the directors, informally, that it would be able to provide an opinion that the consideration to be received by United Financial's common shareholders was fair from a financial point of view. Following a lengthy discussion of the terms of the merger agreement and related documents, of the efforts that would be required in order to satisfy the conditions to closing and the impact of the limitations on operations pending the closing of the merger, and after receiving responses to questions posed to the financial and legal advisors, the boards of directors directed Mr. Rauner and the legal and financial advisors to make further efforts to obtain additional flexibility on the conditions to closing and conduct of business restrictions.

        On the morning of September 9, 2013, Cardinal's board of directors held a special meeting to consider the proposed merger and the final terms of the merger agreement. Cardinal's senior management provided an update on the status of the negotiations with United Financial. The Cardinal board, after receiving such update, further discussed the proposed transaction. Following this discussion, Cardinal's board of directors unanimously voted to approve the merger and the merger agreement.

        Also on the morning of September 9, 2013, the boards of directors of United Financial and The Business Bank again met in joint session with United Financial's legal and financial advisors. Mr. Rauner, BuckleySandler and Sandler O'Neill reported to the boards of directors the results of additional negotiations and discussions with Cardinal and its financial and legal advisors since the September 5th meeting. Sandler O'Neill presented the boards of directors with its final presentation on the financial and other terms of the proposed merger, including an analysis of the terms of the merger as compared to other announced merger transactions, and delivered to the board of directors its opinion that the consideration to be received by United Financial's common shareholders was fair from a financial point of view. Following a full discussion of the proposed final terms of the merger agreement and related documents, including the proposed closing conditions of the merger and the limitations on operations pending the closing of the merger, and after receiving responses to questions posed to financial and legal advisors, the meeting was adjourned until 4:00 p.m. for the directors to consider the transaction. At 4:00 p.m., the United Financial board of directors reconvened, and after a brief discussion, the board of directors of United Financial unanimously approved the proposed merger and the merger agreement in its final form, and authorized Mr. Rauner to execute and deliver the definitive merger agreement on behalf of United Financial.

        After approval of the merger and the merger agreement by both the Cardinal board of directors and the United Financial board of directors, Cardinal and United Financial executed the merger agreement. On September 9, 2013, Cardinal issued a press release announcing the execution of the merger agreement and the terms of the merger, and on September 10, 2013, United Financial issued a press release announcing the execution of the merger agreement and the terms of the merger.

United Financial's Reasons for the Merger; Recommendation of United Financial's Board of Directors

        In reaching the conclusion that the merger agreement and merger are in the best interests of and advisable for United Financial and its shareholders, and in approving the merger agreement and merger, United Financial's board of directors considered, and reviewed with management and United Financial's financial and legal advisors a number of factors, including the following:

  •
  The consideration offered by Cardinal, at $19.13 cash plus 1.154 shares of Cardinal common stock, exceeds the prices paid in recent comparable transactions, and represents a 107% premium over the market value of United Financial's common stock as of August 7, 2013, the date of the most recent trade reported prior to the date of the merger agreement.

  •
  United Financial shareholders will receive Cardinal common stock for a portion of their shares of United Financial common stock, enabling them to participate in any growth opportunities of the combined company.

  •
  Information concerning the business, financial condition, results of operations and prospects of United Financial and Cardinal.

  •
  The relative market valuation of Cardinal common stock was reasonable compared to peer companies, offering the potential for increased value in respect of the stock portion of the consideration.

  •
  The potential volatility of Cardinal's earnings and share price resulting from the mortgage operations conducted by Cardinal.

  •
  The consideration offered by Cardinal equals or exceeds the value which United Financial could reasonably expect to achieve if it maintained independent operations.

  •
  The consideration offered by Cardinal equaled or exceeded the price which could be expected to be offered by other likely acquirors.

  •
  The risks to shareholder value in continued independent operations, including risks relating to the inherent uncertainties about future growth, performance and economic conditions, management and board succession, and the impact and costs of increased regulatory compliance obligations.

  •
  The illiquidity and relatively low market valuation of United Financial common stock, and the improbability of any events which would result in an increase in liquidity or market valuation in the foreseeable future.

  •
  The condition of the capital markets for community banking companies, and the ability of United Financial to raise additional capital, other than from existing significant shareholders, on terms which are not highly dilutive.

  •
  Cardinal common stock is traded on the NASDAQ Global Select Market, and has substantially greater liquidity than the United Financial common stock.

  •
  Cardinal common stock currently pays a dividend at a rate of $0.24 per year (or approximately $0.277 per share of United Financial common stock), as compared to no dividends on United Financial common stock.

  •
  Cardinal's earnings potential and current level of dividend payout, which provides potential for further increases in dividends.

  •
  The belief of the United Financial board of directors that a merger with Cardinal makes strategic sense for United Financial and its customers, in light of the higher lending limits, wider array of products and services, and the increasingly competitive environment in which United Financial operates.

  •
  The banking philosophy and community orientation of Cardinal and United Financial are very similar.

  •
  Cardinal is a stable, profitable community bank.

  •
  Cardinal expects to retain all necessary customer contact employees, enabling customers to continue banking with the same people, while enjoying a wider and more diversified array of products than The Business Bank offers; and Cardinal has a backlog of unfilled positions which will enable them to minimize terminations of other employees.

  •
  Sandler O'Neill's opinion, as of September 9, 2013, that the consideration to be received by United Financial shareholders was fair from a financial point of view to United Financial's shareholders.

  •
  The merger will generally allow shareholders to defer recognition of taxable gain, to the extent they receive Cardinal common stock.

  •
  The three year employment agreement between Cardinal and Mr. Rauner, which will maximize the ability of Cardinal to retain existing customers and employees of United Financial.

  •
  The interests of officers and directors that are different from, or in addition to, the interest of shareholders generally.

  •
  The likelihood of the merger being approved by regulatory authorities without burdensome conditions or delay and in accordance with the terms proposed.

        The United Financial board of directors also considered potential risks associated with the merger in connection with its consideration of the proposed transaction, including:

  •
  The challenges of combining the businesses of the two companies, which could affect the post-merger success of the combined company, and the ability to achieve anticipated cost savings and other potential synergies.

  •
  The interests of certain executive officers and directors of United Financial with respect to the merger apart from their interest as holders of United Financial common stock, and the risk that these interests might influence their decision with respect to the merger.

  •
  The risks and volatility related to the ownership of Cardinal common stock resulting from its significant mortgage operations.

  •
  The risk that the terms of the merger agreement, including the provisions generally prohibiting United Financial from soliciting, engaging in discussions or providing information with respect to alternative transactions, and those relating to the payment of a termination fee under specified circumstances, which were required by Cardinal as a condition to its willingness to enter into the transaction, could have the effect of discouraging other parties that might be interested in a transaction with United Financial from proposing such a transaction.

        The above discussion of the information and factors considered by United Financial's board of directors is not intended to be exhaustive, but indicate the material matters considered by United Financial's board of directors. In reaching its determination to approve the merger agreement, United Financial's board of directors did not quantify, rank or assign any relative or specific weight to, the foregoing factors, and individual directors may have considered various factors differently. United Financial's board of directors did not undertake to make any specific determination as to whether any factor, or particular aspect of any factor, supported or did not support its ultimate determination. United Financial's board of directors based its determination on the totality of the information presented.

        United Financial's board of directors has unanimously approved the merger agreement and the merger and unanimously recommends that you vote "FOR" the approval of the merger proposal and "FOR" the approval of the adjournment proposal.

 Cardinal's Reasons for the Merger

        After careful consideration, Cardinal's board of directors, at a meeting held on September 9, 2013, unanimously determined that the merger agreement is in the best interests of Cardinal and its shareholders. Accordingly, Cardinal's board of directors adopted and approved the merger agreement.

        In reaching its decision to adopt and approve the merger agreement, Cardinal's board of directors consulted with Cardinal management, as well as Cardinal's financial and legal advisors, and considered a number of factors, including, but not limited to, the following material factors:

  •
  United Financial's financial condition, earnings, business, operations, asset quality and prospects, taking into account the results of Cardinal's due diligence investigation of United Financial;

  •
  the complimentary nature of United Financial's culture, business and product mix with those of Cardinal;

  •
  the core deposit mix and longevity of United Financial's customer base;

  •
  the branch networks of Cardinal and United Financial are within the same market area and the merger will create a larger deposit market share for Cardinal in Northern Virginia;

  •
  Cardinal's and its financial advisors' expectations and analyses of cost synergies, earnings accretion, tangible book value dilution, related earn back period for tangible book value dilution and internal rate of return;

  •
  the strong capital positions maintained by Cardinal and United Financial prior to the merger and the anticipated strong capital position for the combined entity following the merger;

  •
  the market for alternative merger or acquisition transactions in the banking industry and the likelihood and timing of other material strategic transactions;

  •
  the current and prospective environment in the financial services industry, including national and local economic conditions, competition and consolidation in the financial services industry;

  •
  the potential risks and costs associated with integrating United Financial's business, operations and workforce with those of Cardinal;

  •
  the potential risks of diverting management attention and resources from the operation of Cardinal's business and towards the completion of the merger;

  •
  the regulatory and other approvals required in connection with the merger and the expectation that the approvals will be received in a timely manner and without imposition of unacceptable conditions;

  •
  the financial and other terms of the transaction, including that the merger consideration is a mix of cash and stock, expected tax treatment, deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors; and

  •
  the opinion of Raymond James & Associates, Inc. delivered to the Cardinal board of directors on September 9, 2013 to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the merger consideration to be paid by Cardinal pursuant to the merger agreement is fair, from a financial point of view, to Cardinal.

        The foregoing discussion of the information and factors considered by Cardinal's board of directors is not intended to be exhaustive but includes the material factors considered by Cardinal's board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, Cardinal's board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of Cardinal's board of directors may have given different weight to different factors. Cardinal's board of directors conducted an overall analysis of the factors described above including thorough discussions with, and questioning of, Cardinal management and Cardinal's legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

        The foregoing explanation of Cardinal's board of directors' reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled "Cautionary Statement Concerning Forward-Looking Statements."

Opinion of United Financial's Financial Advisor

        By letter dated June 19, 2013, United Financial retained Sandler O'Neill to act as its financial advisor in the event of a sale of United Financial. Sandler O'Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O'Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

        Sandler O'Neill acted as financial advisor to United Financial in connection with the proposed transaction and participated in certain of the negotiations leading to the execution of the merger agreement among United Financial and Cardinal. At the September 9, 2013 meeting at which United Financial's board of directors considered the merger agreement, Sandler O'Neill delivered to the board its oral opinion, which was subsequently followed up in writing, that, as of such date, the merger consideration was fair to the holders of United Financial common shares from a financial point of view. The full text of Sandler O'Neill's opinion is attached hereto as Appendix B. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O'Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. United Financial's shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

        Sandler O'Neill's opinion speaks only as of the date of its opinion. The opinion was directed to United Financial's board and is directed only to the fairness of the merger consideration to United Financial's shareholders from a financial point of view. It does not address the underlying business decision of United Financial to engage in the merger or any other aspect of the merger and is not a recommendation to any United Financial shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

        In connection with rendering its September 9, 2013 opinion, Sandler O'Neill reviewed and considered, among other things:

  •
  the merger agreement;

  •
  certain publicly available financial statements and other historical financial information of United Financial that Sandler O'Neill deemed relevant;

  •
  certain financial statements of Cardinal that Sandler O'Neill deemed relevant;

  •
  internal financial projections for United Financial for the years ending December 31, 2013 through December 31, 2018 as provided by senior management of United Financial;

  •
  median publicly available analyst earnings estimates for Cardinal for the years ending December 31, 2013 through December 31, 2014 and a long-term growth rate for the years thereafter as provided by senior management of Cardinal;

  •
  certain estimated transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of United Financial and Cardinal;

  •
  a comparison of certain financial and other information, including relevant stock trading information, for United Financial and Cardinal with similar publicly available information for certain other commercial banks, the securities of which are publicly traded;

  •
  the terms and structures of other recent mergers and acquisition transactions in the banking sector;

  •
  the current market environment generally and in the commercial banking sector in particular; and

  •
  such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O'Neill considered relevant.

        Sandler O'Neill also discussed with certain members of senior management of United Financial the business, financial condition, results of operations and prospects of United Financial and held similar discussions with the senior management of Cardinal regarding the business, financial condition, results of operations and prospects of Cardinal.

        In performing its review, Sandler O'Neill relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O'Neill from public sources, that was provided to Sandler O'Neill by United Financial and Cardinal or that was otherwise reviewed by Sandler O'Neill and has assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O'Neill has further relied on the assurances of the senior management of United Financial and Cardinal that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O'Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of United Financial or Cardinal or any of their respective subsidiaries. Sandler O'Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of United Financial, Cardinal or the combined entity after the merger and Sandler O'Neill has not reviewed any individual credit files relating to United Financial or Cardinal. Sandler O'Neill has assumed, with United Financial's consent, that the respective allowances for loan losses for both United Financial and Cardinal are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal estimates as provided by the senior management of United Financial and median publicly available analyst earnings estimates for Cardinal and an estimated long-term growth rate as provided by the senior management of Cardinal. Sandler O'Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of United Financial and Cardinal. With respect to those projections, estimates and judgments, the respective management of United Financial and Cardinal confirmed to Sandler O'Neill that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of United Financial and Cardinal, respectively, and Sandler O'Neill assumed that such performance would be achieved. Sandler O'Neill expresses no opinion as to such estimates or the assumptions on which they are based. Sandler O'Neill has assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of United Financial and Cardinal since the date of the most recent financial data made available to Sandler O'Neill. Sandler O'Neill has also assumed in all respects material to its analysis that United Financial and Cardinal would remain as a going concern for all periods relevant to Sandler O'Neill's analyses. Sandler O'Neill expresses no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.

        Sandler O'Neill's opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O'Neill as of, the date of the opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O'Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date of the opinion. Sandler O'Neill expresses no opinion as to the trading values of the United Financial common stock and the Cardinal common stock after the date of this opinion or what the value of the Cardinal common stock will be once it is actually received by the holders of United Financial common stock.

        Sandler O'Neill acted as United Financial's financial advisor in connection with the merger and a significant portion of Sandler O'Neill's fees are contingent upon the closing of the merger. Sandler O'Neill will receive a fee from United Financial for providing this opinion. United Financial has also agreed to indemnify Sandler O'Neill against certain liabilities arising out of its engagement. In the ordinary course of Sandler O'Neill's business as a broker-dealer, Sandler O'Neill may purchase securities from and sell securities to United Financial and Cardinal and their affiliates. Sandler O'Neill may also actively trade the equity and debt securities of United Financial and Cardinal or their affiliates for its own account and for the accounts of Sandler O'Neill's customers.

        Sandler O'Neill's opinion was directed to the United Financial board of directors in connection with its consideration of the merger and does not constitute a recommendation to any shareholder of United Financial as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger. Sandler O'Neill's opinion is directed only to the fairness, from a financial point of view, of the merger consideration to the holders of United Financial common shares and does not address the underlying business decision of United Financial to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for United Financial or the effect of any other transaction in which United Financial might engage. The opinion may not be reproduced or used for any other purposes, without Sandler O'Neill's prior written consent, which consent will not be unreasonably withheld. The opinion was approved by Sandler O'Neill's fairness opinion committee. Sandler O'Neill has consented to inclusion of its opinion and a summary thereof in this proxy statement/prospectus and in the registration statement on Form S-4 which includes this proxy statement/prospectus. Sandler O'Neill does not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by United Financial's officers, directors, or employees, or class of such persons, relative to the compensation to be received in the merger by any other shareholders of United Financial.

        In rendering its September 9, 2013 opinion, Sandler O'Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O'Neill, but is not a complete description of all the analyses underlying Sandler O'Neill's opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. In arriving at its opinion, Sandler O'Neill did not attribute any particular weight to any analysis or factor that it considered. Rather Sandler O'Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O'Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather Sandler O'Neill made its determination as to the fairness of the per share consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O'Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O'Neill's comparative analyses described below is identical to United Financial and Cardinal and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of United Financial and Cardinal and the companies to which they are being compared.

        In performing its analyses, Sandler O'Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of United Financial, Cardinal and Sandler O'Neill. The analysis performed by Sandler O'Neill is not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O'Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to United Financial at the board's September 9, 2013 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. The analysis and opinion of Sandler O'Neill was among a number of factors taken into consideration by United Financial's board in making its determination to approve the merger agreement and the transactions contemplated by the merger agreement (including the merger) and the analyses described below should not be viewed as determinative of the decision United Financial's board or management with respect to the fairness of the merger.

        At the September 9, 2013 meeting of the United Financial board of directors, Sandler O'Neill presented certain financial analyses of the merger. The summary below is not a complete description of the analyses underlying the opinions of Sandler O'Neill or the presentation made by Sandler O'Neill to the United Financial board of directors, but is instead a summary of the material analyses performed and presented in connection with the opinion.

        Summary of Proposal.    Sandler O'Neill reviewed the financial terms of the proposed transaction. Each share of United Financial common stock issued and outstanding immediately prior to the merger will be converted into the right to receive $19.13 in cash and 1.154 shares of Cardinal common stock. Based upon financial information as or for the twelve month period ended June 30, 2013, Sandler O'Neill calculated the following transaction ratios:

Transaction Value per Share / Stated Book Value per Share:	197%
Transaction Value per Share / Tangible Book Value per Share:	197%
Price per Share / YTD Annualized Earnings per Share(1):	49.8x
Price per Share / 2013 Est. Earnings per Share(2):	37.7x
Core Deposit Premium(3):	10.6%
Market Premium(4):	106.8%

(1)
Based on annualized consolidated earnings per share for the six months ending June 30, 2013.

(2)
Management estimates for fiscal 2013 (for the 12 months ending December 31st).

(3)
Core deposits exclude time deposits with account balances greater than $100,000. Core deposit premium calculated by dividing the excess of the aggregate transaction value over tangible book value by core deposits.

(4)
Based on United Financial's closing price as of September 6, 2013 of $18.50.

        The aggregate transaction value of approximately $53.2 million is based upon the offered consideration of $19.13 in cash and shares of Cardinal Common Stock at an exchange ratio of 1.154x. Using Cardinal's 10-day average closing price of $16.58 as of September 6, 2013, the calculated offer price per share is $38.26. United Financial's share count as of June 30, 2013 includes 1,350,159 United Financial common shares outstanding, 88,925 options outstanding and 1,000 warrants outstanding with a weighted average strike price of $20.84.

        United Financial: Share Trading History.    Sandler O'Neill reviewed the history of the reported trading prices and volume of United Financial's common shares and the relationship between the movements in the prices of United Financial's common shares to movements in certain stock indices, including the S&P 500, the S&P Bank Index and the NASDAQ Bank index.

        As reflected in the tables shown below, United Financial's common shares underperformed the various indices to which it was compared over a one year horizon and three year horizon.

United Financial's One Year Stock Performance

	Beginning Index Value September 5, 2012	Ending Index Value September 5, 2013
United Financial	100%	109%
S&P 500	100%	118%
S&P Bank Index	100%	122%
NASDAQ Bank	100%	125%

United Financial's Three Year Stock Performance

	Beginning Index Value September 5, 2010	Ending Index Value September 5, 2013
United Financial	100%	93%
S&P 500	100%	150%
S&P Bank Index	100%	151%
NASDAQ Bank	100%	141%

        Cardinal: Stock Trading History.    Sandler O'Neill reviewed the history of the reported trading prices and volume of Cardinal's common stock and the relationship between the movements in the prices of Cardinal's common stock to movements in certain stock indices, including the S&P 500, the S&P Bank Index, and the NASDAQ Bank Index.

        As reflected in the tables shown below, Cardinal's common stock outperformed with the various indices to which it was compared over a one year horizon and three year horizon.

Cardinal's One Year Stock Performance

	Beginning Index Value September 5, 2012	Ending Index Value September 5, 2013
Cardinal	100%	126%
S&P 500	100%	118%
S&P Bank Index	100%	122%
NASDAQ Bank	100%	125%

Cardinal's Three Year Stock Performance

	Beginning Index Value September 5, 2010	Ending Index Value September 5, 2013
Cardinal	100%	171%
S&P 500	100%	150%
S&P Bank Index	100%	151%
NASDAQ Bank	100%	141%

        United Financial: Comparable Company Analysis.    Sandler O'Neill used publicly available information to compare selected financial and market trading information for United Financial and two groups of financial institutions selected by Sandler O'Neill.

        The United Financial Regional Peer Group consisted of major exchange traded banks headquartered in Washington D.C., Maryland and Virginia with assets between $100 million and $800 million:

Bank of the James Financial Group, Inc.	Glen Burnie Bancorp
Carrollton Bancorp	Howard Bancorp, Inc.
Cordia Bancorp Inc.	Southern National Bancorp of Virginia, Inc.
Fauquier Bankshares, Inc.	Village Bank and Trust Financial Corp.
First Capital Bancorp, Inc.	Xenith Bankshares, Inc.

			Balance Sheet		Capital Adequacy			Profitability (MRQ)				Asset Quality(1)			Valuation
															Price /
Company	City, State	Ticker	Total Assets ($mm)	Loans/ Deposits (%)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC (%)	ROAA (%)	ROAE (%)	NIM (%)	Eff. Ratio (%)	Res./ Loans (%)	NPAs/ Assets (%)	NCOs/ Loans (%)	TBV (%)	LTM EPS (x)	Market Cap. ($mm)
Southern National Bncp of VA	McLean, VA	SONA	707	96.1	13.60	13.92	20.09	0.87	5.9	4.56	59.1	1.39	2.47	0.59	120	20.9	113.8
Fauquier Bankshares Inc.	Warrenton, VA	FBSS	591	85.3	8.14	9.08	13.97	0.54	6.6	3.59	71.6	1.54	2.81	0.05	99	17.2	47.8
Xenith Bankshares Inc.	Richmond, VA	XBKS	579	85.8	11.18	12.39	14.71	0.39	2.5	3.90	85.6	1.06	0.89	0.22	99	8.8	62.4
First Capital Bancorp Inc.	Glen Allen, VA	FCVA	539	90.7	7.82	NA	13.69	0.75	8.3	3.60	72.9	2.06	1.72	-1.10	118	18.2	49.4
Village Bank & Trust Finl Corp	Midlothian, VA	VBFC	484	73.1	1.48	5.71	10.97	0.48	9.4	3.49	82.4	2.95	15.50	0.85	98	NM	7.0
Carrollton Bancorp	Lutherville, MD	CRRB	471	81.2	10.55	10.80	13.77	3.78	31.8	4.89	108.5	0.20	1.20	0.07	111	15.8	54.9
Bank of the James Finl Grp Inc	Lynchburg, VA	BOTJ	431	86.7	6.74	8.88	12.83	0.74	10.7	4.09	77.1	1.62	1.72	0.22	95	9.5	27.7
Howard Bancorp Inc.	Ellicott City, MD	HBMD	415	108.0	8.45	11.91	13.93	0.51	4.3	3.98	75.6	0.84	1.48	0.23	94	23.3	32.9
Glen Burnie Bancorp	Glen Burnie, MD	GLBZ	382	78.2	8.28	8.17	14.29	0.66	7.9	3.63	80.3	1.22	1.49	0.25	106	13.7	33.7
Cordia Bancorp Inc.	Midlothian, VA	BVA	230	82.0	5.67	5.40	11.50	0.41	7.9	3.48	87.0	0.93	3.33	0.06	97	NA	12.7
High			707	108.0	13.60	13.92	20.09	3.78	31.8	4.89	108.5	2.95	15.50	0.85	120	23.3	113.8
Low			230	73.1	1.48	5.40	10.97	0.39	2.5	3.48	59.1	0.20	0.89	(1.10)	94	8.8	7.0
Mean			483	86.7	8.19	9.58	13.98	0.91	9.5	3.92	80.0	1.38	3.26	0.14	104	15.9	44.2
Median			478	85.5	8.21	9.08	13.85	0.60	7.9	3.76	78.7	1.30	1.72	0.22	99	16.5	40.8
United Financial Banking Co.(2)	Vienna, VA	UFBC	334	75.5	7.87	10.42	15.83	0.34	3.6	3.59	81.1	1.63	0.53	(0.02)	95	24.1	25.0

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets.

(2)
Last twelve months earnings per share based on annualized consolidated earnings per share for six months ending June 30, 2013.

        The United Financial Nationwide Peer Group consisted of major exchange traded banks nationwide with assets between $100 million and $800 million and NPAs to Assets less than or equal to 1.5%:

1st Century Bancshares, Inc.	Glen Burnie Bancorp
Auburn National Bancorporation, Inc.	Howard Bancorp, Inc.
Bank of South Carolina Corporation	Marlin Business Services Corp.
Berkshire Bancorp Inc.	Northeast Bancorp
California First National Bancorp	Oak Valley Bancorp
Carrollton Bancorp	SB Financial Group, Inc.
Elmira Savings Bank	Southern Missouri Bancorp, Inc.
Emclaire Financial Corp.	Southwest Georgia Financial Corporation
First Community Corporation	Union Bankshares, Inc.
First West Virginia Bancorp, Inc.	Xenith Bankshares, Inc.

			Balance Sheet		Capital Adequacy			Profitability (MRQ)				Asset Quality(1)			Valuation
															Price /
Company	City, State	Ticker	Total Assets ($mm)	Loans/ Deposits (%)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC (%)	ROAA (%)	ROAE (%)	NIM (%)	Eff. Ratio (%)	Res./ Loans (%)	NPAs/ Assets (%)	NCOs/ Loans (%)	TBV (%)	LTM EPS (x)	Market Cap. ($mm)
Southern Missouri Bancorp Inc.	Poplar Bluff, MO	SMBC	796	103.7	10.16	13.73	18.70	1.28	10.0	3.86	52.2	1.28	1.20	0.09	111	9.4	89.6
Berkshire Bancorp Inc.	New York, NY	BERK	790	50.3	16.53	16.92	36.96	0.43	2.5	2.59	84.4	3.40	0.40	0.03	85	12.6	111.0
Auburn National Bancorp.	Auburn, AL	AUBN	768	58.6	8.49	9.76	17.70	1.00	10.7	3.15	65.8	1.63	1.21	0.32	129	12.3	84.2
Marlin Bus. Services Corp.	Mount Laurel, NJ	MRLN	680	122.0	26.68	27.67	30.86	2.74	10.0	9.48	54.4	1.23	0.20	1.55	186	22.3	337.1
Northeast Bancorp	Lewiston, ME	NBN	671	89.8	16.53	17.78	27.54	0.12	0.7	5.30	84.6	0.26	1.41	0.19	98	26.5	99.0
Oak Valley Bancorp	Oakdale, CA	OVLY	644	67.6	9.85	9.80	15.00	0.86	8.5	4.16	68.1	1.94	0.74	0.28	100	11.4	63.4
First Community Corp.	Lexington, SC	FCCO	633	66.9	8.25	10.61	18.41	0.77	8.7	3.10	72.0	1.28	1.48	0.23	108	13.1	56.4
SB Financial Group Inc	Defiance, OH	SBFG	631	90.7	6.00	7.89	13.10	0.82	9.7	3.86	73.8	1.48	1.20	0.15	109	7.4	40.1
Xenith Bankshares Inc.	Richmond, VA	XBKS	579	85.8	11.18	12.39	14.71	0.39	2.5	3.90	85.6	1.06	0.89	0.22	99	8.8	62.4
California First National	Irvine, CA	CFNB	559	125.7	32.36	20.45	21.39	1.37	4.2	3.33	48.4	1.26	0.32	0.00	91	22.6	165.2
Union Bankshares Inc.	Morrisville, VT	UNB	547	93.9	7.77	7.99	13.19	1.27	15.7	4.20	66.2	1.06	0.59	0.03	222	12.1	93.6
Emclaire Financial Corp.	Emlenton, PA	EMCF	530	75.4	6.64	9.10	16.47	0.71	7.3	3.27	70.9	1.38	1.23	1.15	130	17.0	45.3
Elmira Savings Bank	Elmira, NY	ESBK	516	96.7	6.13	8.95	15.35	1.07	9.6	3.23	67.4	0.98	0.69	0.00	183	15.2	56.5
1st Century Bancshares Inc.	Los Angeles, CA	FCTY	489	76.8	10.90	10.32	15.04	3.54	34.2	3.14	84.4	2.12	0.30	0.00	129	9.0	68.7
Carrollton Bancorp	Lutherville, MD	CRRB	471	81.2	10.55	10.80	13.77	3.78	31.8	4.89	108.5	0.20	1.20	0.07	111	15.8	54.9
Howard Bancorp Inc.	Ellicott City, MD	HBMD	415	108.0	8.45	11.91	13.93	0.51	4.3	3.98	75.6	0.84	1.48	0.23	94	23.3	32.9
Glen Burnie Bancorp	Glen Burnie, MD	GLBZ	382	78.2	8.28	8.17	14.29	0.66	7.9	3.63	80.3	1.22	1.49	0.25	106	13.7	33.7
Southwest Georgia Financial	Moultrie, GA	SGB	351	74.0	8.54	8.69	14.73	0.64	7.5	4.10	82.2	1.39	0.60	0.00	86	11.7	25.9
Bank of South Carolina Corp.	Charleston, SC	BKSC	341	70.3	10.11	10.01	13.70	1.25	11.9	3.66	57.3	1.50	0.94	0.25	175	15.5	60.1
First WV Bancorp Inc.	Wheeling, WV	FWV	299	40.4	10.07	10.36	22.37	0.55	5.1	3.35	72.3	2.21	1.12	-0.03	96	13.1	28.6
High			796	125.7	32.36	27.67	36.96	3.78	34.2	9.48	108.5	3.40	1.49	1.55	222	26.5	337.1
Low			299	40.4	6.00	7.89	13.10	0.12	0.7	2.59	48.4	0.20	0.20	(0.03)	85	7.4	25.9
Mean			555	82.8	11.67	12.17	18.36	1.19	10.1	4.01	72.7	1.38	0.93	0.25	122	14.6	80.4
Median			553	79.7	9.96	10.34	15.20	0.84	8.6	3.76	72.1	1.28	1.03	0.17	109	13.1	61.3
United Financial Banking Co.(2)	Vienna, VA	UFBC	334	75.5	7.87	10.42	15.83	0.34	3.6	3.59	81.1	1.63	0.53	(0.02)	95	24.1	25.0

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets.

(2)
Last twelve months earnings per share based on annualized consolidated earnings per share for six months ending June 30, 2013.

        Cardinal: Comparable Company Analysis.    Sandler O'Neill used publicly available information to compare selected financial and market trading information for Cardinal and one group of financial institutions selected by Sandler O'Neill.

        The Cardinal Regional Peer Group consisted of major exchange traded banks headquartered in Washington D.C., Maryland and Virginia with assets between $1.0 billion and $5.0 billion:

American National Bankshares Inc.	Monarch Financial Holdings, Inc.
Community Bankers Trust Corporation	National Bankshares, Inc.
Eagle Bancorp, Inc.	Old Line Bancshares, Inc.
Eastern Virginia Bankshares, Inc.	Sandy Spring Bancorp, Inc.
First Community Bancshares, Inc.	Shore Bancshares, Inc.
First United Corporation	TowneBank
Hampton Roads Bankshares, Inc.	Union First Market Bankshares Corporation
Middleburg Financial Corporation	WashingtonFirst Bankshares, Inc.

			Balance Sheet		Capital Adequacy			Profitability (MRQ)				Asset Quality(1)			Valuation
															Price /
Company	City, State	Ticker	Total Assets ($mm)	Loans/ Deposits (%)	TCE/ TA (%)	Leverage Ratio (%)	Total RBC (%)	ROAA (%)	ROAE (%)	NIM (%)	Eff. Ratio (%)	Res./ Loans (%)	NPAs/ Assets (%)	NCOs/ Loans (%)	TBV (%)	LTM EPS (x)	Market Cap. ($mm)
TowneBank	Portsmouth, VA	TOWN	4,595	90.6	6.96	10.54	13.95	1.08	8.4	3.66	68.6	1.17	2.25	0.17	146	12.8	456.3
Sandy Spring Bancorp Inc.	Olney, MD	SASR	4,073	89.0	10.02	11.28	15.55	1.23	9.9	3.49	61.6	1.48	1.25	-0.10	143	13.1	572.0
Union First Market Bkshs Corp.	Richmond, VA	UBSH	4,057	91.9	8.92	10.45	14.37	0.94	8.7	4.17	64.7	1.10	2.51	0.14	156	15.0	553.1
Eagle Bancorp Inc	Bethesda, MD	EGBN	3,411	93.2	8.95	10.81	12.53	1.40	12.6	4.25	49.3	1.42	1.48	0.23	NA	15.6	669.9
First Community Bancshares Inc	Bluefield, VA	FCBC	2,651	85.1	8.97	10.49	17.71	0.81	6.0	4.06	60.0	1.36	1.70	1.31	134	10.6	305.4
Hampton Roads Bankshares Inc.	Virginia Beach, VA	HMPR	2,009	88.8	8.82	10.23	14.28	0.07	0.8	3.43	92.3	2.63	5.46	1.77	159	NM	280.9
First United Corp.	Oakland, MD	FUNC	1,329	NA	4.31	10.84	14.84	0.56	7.4	3.07	77.2	1.84	3.79	-0.48	96	7.1	54.8
American National Bankshares	Danville, VA	AMNB	1,294	75.9	9.60	11.67	17.57	1.29	10.1	4.16	52.3	1.59	1.54	-0.07	138	10.4	166.1
Middleburg Financial Corp.	Middleburg, VA	MBRG	1,217	73.5	8.83	9.32	15.41	0.78	8.1	3.39	78.7	1.76	2.74	0.04	125	20.5	133.4
Old Line Bancshares Inc	Bowie, MD	OLBK	1,147	79.5	8.35	8.61	10.93	(0.04)	(0.4)	4.25	68.1	0.53	2.03	0.01	135	18.1	128.3
WashingtonFirst Bankshares Inc	Reston, VA	WFBI	1,125	82.1	7.36	10.45	13.82	0.59	5.9	3.78	66.7	0.76	1.65	0.63	117	20.1	82.5
Community Bankers Trust Corp	Glen Allen, VA	ESXB	1,125	70.0	7.72	9.70	16.90	0.58	5.5	4.31	76.7	1.78	3.02	0.50	93	15.4	80.0
Eastern Virginia Bankshares	Tappahannock, VA	EVBS	1,116	79.7	7.71	11.57	19.65	0.25	2.5	3.21	85.1	2.66	1.34	1.35	76	18.2	71.2
National Bankshares Inc.	Blacksburg, VA	NKSH	1,091	62.7	12.63	13.68	22.90	1.61	11.5	4.24	43.6	1.35	1.76	0.48	183	14.2	250.1
Shore Bancshares Inc.	Easton, MD	SHBI	1,054	84.8	9.39	9.21	13.69	0.13	1.3	3.59	71.3	2.01	8.68	1.38	73	NM	70.9
Monarch Financial Hldgs	Chesapeake, VA	MNRK	1,021	77.6	9.03	10.03	13.46	1.35	15.3	4.10	82.8	1.31	0.30	-0.24	141	9.3	131.1
High			4,595	93.2	12.63	13.68	22.90	1.61	15.3	4.31	92.3	2.66	8.68	1.77	183	20.5	669.9
Low			1,021	62.7	4.31	8.61	10.93	(0.04)	(0.4)	3.07	43.6	0.53	0.30	(0.48)	73	7.1	54.8
Mean			2,020	81.6	8.60	10.56	15.47	0.79	7.1	3.82	68.7	1.55	2.59	0.44	128	14.3	250.4
Median			1,256	82.1	8.88	10.47	14.61	0.80	7.8	3.92	68.4	1.45	1.89	0.20	135	14.6	149.8
Cardinal Financial Corp.	McLean, VA	CFNL	2,900	88.2	10.58	11.47	13.56	1.42	12.1	3.41	58.7	1.08	0.19	0.02	166	11.5	506.9

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets.

        Analysis of Selected Merger Transactions.    Sandler O'Neill reviewed 24 merger transactions announced from January 1, 2008 through September 9, 2013 involving nationwide commercial banks and thrifts headquartered in Washington D.C., Maryland and Virginia with an announced deal values.

				Transaction Information						Seller Information
					Price/
								Core Deposit Premium (%)	1-Day Market Premium (%)
Acquiror	Target	St	Annc. Date	Deal Value ($mm)	LTM EPS (x)	Book Value (%)	TBV (%)			Total Assets ($mm)	TCE/ TA (%)	LTM ROAA (%)	NPAs/ Assets (%)
F.N.B. Corp.	BCSB Bancorp Inc.	MD	06/13/13	77.6	45.1	134	134	4.6	38.7	642.3	8.67	0.27	2.88
C&F Financial Corp.	Central Virginia Bankshares	VA	06/10/13	4.2	NM	32	33	(3.4)	(36.0)	387.8	0.67	(0.00)	9.33
Union First Market Bkshs Corp.	StellarOne Corp.	VA	06/09/13	444.5	19.9	103	142	6.0	20.3	3,013.9	10.72	0.76	1.96
Pvt invr—Jacob M. Safra	T Rowe Price SB	MD	05/23/13	24.0	NM	100	100	(0.0)	NA	175.0	13.73	0.12	0.00
United Bankshares Inc.	Virginia Commerce Bancorp Inc.	VA	01/29/13	494.7	21.0	183	183	12.6	17.6	2,823.7	8.69	1.01	3.32
F.N.B. Corp.	Annapolis Bancorp Inc.	MD	10/22/12	50.5	18.6	160	160	5.2	53.7	437.5	7.05	0.70	1.91
Cordia Bancorp Inc.	Bank of Virginia	VA	08/28/12	3.3	NM	58	58	(1.5)	NA	170.2	7.58	(0.52)	5.49
City Holding Co.	Community Financial Corp.	VA	08/02/12	37.9	23.9	66	66	(3.8)	46.8	503.9	7.53	0.35	7.27
Old Line Bancshares Inc	WSB Holdings Inc.	MD	07/11/12	49.0	43.7	89	89	(2.8)	NM	373.6	14.76	0.30	10.04
First Virginia Community Bank	1st Commonwealth Bank Virginia	VA	06/12/12	3.7	NM	98	98	(0.2)	NA	57.4	6.61	NA	0.00
WashingtonFirst Bankshares Inc	Alliance Bankshares Corp.	VA	05/03/12	24.2	NM	86	86	(1.2)	15.4	506.5	5.55	(1.20)	3.55
Kopernik Federal Bank	Hull FSB	MD	05/01/12	1.9	NM	91	91	NM	NA	24.9	8.37	(1.58)	8.71
First Community Bancshares Inc	Peoples Bank of Virginia	VA	03/01/12	40.6	18.8	100	100	0.9	NM	285.9	13.68	0.71	2.14
Sandy Spring Bancorp Inc.	CommerceFirst Bancorp Inc.	MD	10/06/11	25.4	16.4	107	107	1.1	NM	204.8	11.60	0.75	5.33
City Holding Co.	Virginia Savings Bancorp Inc.	VA	09/21/11	13.2	25.2	110	110	1.0	NA	127.9	8.63	0.41	1.43
Old Line Bancshares Inc	Maryland Bankcorp Inc.	MD	09/01/10	19.8	NM	78	78	(2.2)	NM	348.1	7.24	(1.38)	5.19
Capital Funding Bancorp Inc	AmericasBank Corp.	MD	04/03/09	0.3	NM	4	4	(9.1)	2.0	145.9	5.24	(3.94)	9.43
Union Bankshares Corp.	First Market Bank FSB	VA	03/30/09	105.4	NM	118	118	1.7	NA	1,300.9	6.10	0.11	0.48
Premier Financial Bancorp Inc.	Abigail Adams National Bancorp	DC	12/30/08	11.6	NM	44	NA	NA	9.7	435.9	NA	(0.42)	4.05
M&T Bank Corp.	Provident Bankshares Corp.	MD	12/18/08	402.0	NM	72	150	2.7	69.9	6,410.5	3.80	(0.44)	1.05
Capital One Financial Corp.	Chevy Chase Bank F.S.B.	MD	12/03/08	520.0	NM	59	66	(2.7)	NA	15,499.5	4.33	0.02	4.80
Hampton Roads Bankshares Inc.	Gateway Financial Holdings	VA	09/23/08	86.5	8.5	61	96	(2.0)	22.1	2,127.7	4.32	0.62	0.47
Village Bank & Trust Finl Corp	River City Bk	VA	03/09/08	20.3	NM	131	131	5.6	44.9	121.9	12.71	(0.41)	0.03
Hampton Roads Bankshares Inc.	Shore Financial Corp.	VA	01/08/08	55.8	19.8	198	201	16.8	80.0	269.1	10.08	1.06	0.26
High				520.0	45.1	198	201	16.8	80.0	15,499.5	14.76	1.06	10.04
Low				0.3	8.5	4	4	(9.1)	(36.0)	24.9	0.67	(3.94)	0.00
Mean				104.8	23.7	95	104	1.3	29.6	1,516.4	8.16	(0.12)	3.71
Median				31.6	19.9	94	100	0.5	22.1	380.7	7.58	0.12	3.10

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets.

        Additionally, Sandler O'Neill reviewed 23 merger transactions announced from January 1, 2013 through September 9, 2013 involving banks and thrifts nationwide with deal values between $15 million and $100 million and target NPAs/Assets less than 2.5%.

				Transaction Information						Seller Information
					Price/
								Core Deposit Premium (%)	1-Day Market Premium (%)
Acquiror	Target	St	Annc. Date	Deal Value ($mm)	LTM EPS (x)	Book Value (%)	TBV (%)			Total Assets ($mm)	TCE/ TA (%)	YTD ROAA (%)	NPAs'/ Assets (%)
Independent Bk Group Inc.	Live Oak Financial Corp.	TX	08/22/13	20.0	21.9	144	144	6.3	NA	122.9	11.29	1.08	0.00
1st Constitution Bancorp	Rumson-Fair Haven BT&C	NJ	08/14/13	24.4	22.7	129	129	3.9	(1.3)	214.1	8.78	0.40	0.30
First Community Corp.	Savannah River Financial Corp.	GA	08/13/13	33.6	52.5	115	115	3.4	NA	158.8	13.67	0.57	0.62
Independent Bk Group Inc.	Collin Bank	TX	07/18/13	29.1	NM	113	113	2.9	NA	204.1	12.58	(0.28)	0.29
Heartland Financial USA Inc.	Morrill Bancshares Inc.	KS	06/12/13	61.5	11.0	102	125	2.3	NA	752.3	6.64	0.64	0.48
Wilshire Bancorp Inc.	BankAsiana	NJ	06/08/13	31.4	14.2	108	108	1.6	NA	207.3	11.45	0.84	1.23
Haven Bancorp MHC	Hilltop Community Bancorp Inc.	NJ	06/05/13	26.9	29.4	128	130	NA	51.9	167.7	12.37	0.43	1.65
Pvt invr—Jacob M. Safra	T Rowe Price SB	MD	05/23/13	24.0	NM	100	100	(0.0)	NA	175.0	13.73	0.02	0.00
German American Bancorp Inc.	United Commerce Bancorp	IN	05/20/13	15.4	17.7	106	106	1.7	76.2	132.0	10.92	0.49	2.30
Commerce Bancshares Inc.	Summit Bancshares Inc.	OK	05/15/13	40.6	18.7	175	175	8.0	NA	260.6	9.27	1.40	1.98
Independent Bank Corp.	Mayflower Bancorp Inc.	MA	05/14/13	37.4	25.2	163	163	7.2	67.9	261.3	8.66	0.58	0.36
Sterling Financial Corp.	Commerce National Bk	CA	05/01/13	42.9	23.2	133	133	11.4	31.9	242.7	12.41	0.37	1.67
Croghan Bancshares Inc.	Indebancorp	OH	04/30/13	29.1	18.6	134	134	4.2	NA	219.3	9.39	0.64	2.00
Glacier Bancorp Inc.	North Cascades Bancshares Inc.	WA	03/27/13	29.3	20.4	104	127	2.1	NA	346.0	10.55	0.71	1.96
Heritage Financial Corp.	Valley Community Bcshs Inc	WA	03/11/13	44.0	24.3	146	146	7.1	NA	242.2	11.72	0.78	1.00
CBFH Inc.	VB Texas Inc.	TX	03/06/13	76.8	17.1	91	100	NM	NA	605.6	12.84	0.76	0.35
SI Financial Group Inc.	Newport Bancorp Inc.	RI	03/05/13	63.9	38.2	116	116	4.1	6.5	449.4	11.83	0.34	1.17
Glacier Bancorp Inc.	Wheatland Bankshares Inc.	WY	02/25/13	38.8	11.3	150	150	5.8	NA	280.7	9.11	1.18	0.16
Southern BancShares (NC)	Heritage Bancshares Inc.	NC	02/14/13	19.0	21.7	63	63	(5.3)	NA	272.1	10.42	0.33	2.43
CNB Financial Corp.	FC Banc Corp.	OH	02/12/13	40.5	10.9	117	117	2.3	25.4	367.3	9.26	0.98	0.77
Lakeland Bancorp	Somerset Hills Bancorp	NJ	01/28/13	65.7	18.8	152	152	7.9	31.5	368.9	11.34	0.95	0.29
Pacific Premier Bancorp	San Diego Trust Bank	CA	01/28/13	31.1	16.5	113	113	2.9	(1.8)	242.0	10.63	0.86	0.71
Investor group	Grand Savings Bank	OK	01/15/13	21.8	12.8	127	127	3.5	NA	232.4	9.30	1.51	1.45
High				76.8	52.5	175	175	11.4	76.2	752.3	13.73	1.51	2.43
Low				15.4	10.9	63	63	(5.3)	(1.8)	122.9	6.64	(0.28)	0.00
Mean				36.8	21.3	123	125	4.0	32.0	283.7	10.79	0.68	1.01
Median				31.4	18.8	117	127	3.5	31.5	242.2	10.92	0.64	0.77

(1)
Nonperforming assets include nonaccrual loans and leases, renegotiated loans and leases, and foreclosed or repossessed assets.

        Sandler O'Neill reviewed the following multiples: transaction price to last twelve months' earnings per share, transaction price to stated book value, transaction price to stated tangible book value, core deposit premium, and transaction price to seller price one day before announcement. As illustrated in the following table, Sandler O'Neill compared the proposed merger multiples to the median multiples of comparable transactions.

Comparable Merger Transactions

	CFNL/ UFBC(1)	Regional Median Result	Nationwide Median Result
Transaction Price / Last Twelve Months Earnings per Share	49.8x	19.9x	18.8x
Transaction Price / Stated Book Value	197%	94%	117%
Transaction Price / Tangible Book Value	197%	100%	127%
Tangible Book Premium / Core Deposits(2)	10.6%	0.5%	3.5%
Transaction Price / Seller Price 1 Day Before Announcement(3)	106.8%	22.1%	31.5%

(1)
Last twelve months earnings per share based on annualized consolidated earnings per share for six months ending June 30, 2013.

(2)
Core deposits exclude time deposits with account balances greater than $100,000. Core deposit premium calculated by dividing the excess of the aggregate transaction value over tangible book value by core deposits.

(3)
Based on United Financial's closing price as of September 6, 2013 of $18.50.

        United Financial: Net Present Value Analysis.    Sandler O'Neill performed an analysis that estimated the present value per United Financial common share through December 31, 2018, assuming that United Financial performed in accordance with the financial projections for 2013-2018 provided by management. To approximate the terminal value of United Financial common shares at December 31, 2018, Sandler O'Neill applied price to last twelve months earnings multiples of 12.0x to 17.0x and multiples of tangible book value ranging from 100% to 200%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 11.0% to 15.5%, which were assumed deviations, as selected by Sandler O'Neill based on the United Financial discount rate of 15.5% as determined by Sandler O'Neill.

        Sandler O'Neill also considered and discussed with the United Financial board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming UFBC's net income varied from 20% above projections to 20% below projections, using a discount rate of 15.5% for the tabular analysis.

        As illustrated in the following tables, this analysis indicated an imputed range of values per share for United Financial common shares of $15.94 to $28.09 when applying the price/earnings multiples to the matched budget, $13.94 to $34.69 when applying multiples of tangible book value to the matched budget, and $12.75 to $27.09 when applying the price/earnings multiples to the -20% / +20% budget range.

Earnings Per Share Multiples

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
11.0%	$19.83	$21.48	$23.14	$24.79	$26.44	$28.09
12.0%	18.88	20.45	22.02	23.60	25.17	26.74
13.0%	17.98	19.47	20.97	22.47	23.97	25.47
14.0%	17.13	18.55	19.98	21.41	22.83	24.26
15.5%	15.94	17.27	18.59	19.92	21.25	22.58

Tangible Book Value Multiples

Discount Rate	100%	120%	140%	160%	180%	200%
11.0%	$17.34	$20.81	$24.28	$27.75	$31.22	$34.69
12.0%	16.51	19.81	23.11	26.42	29.72	33.02
13.0%	15.72	18.87	22.01	25.16	28.30	31.44
14.0%	14.98	17.97	20.97	23.97	26.96	29.96
15.5%	13.94	16.73	19.52	22.30	25.09	27.88

Earnings Per Share Multiples

(Under)/Over Budget	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(20.0%)	$12.75	$13.81	$14.87	$15.94	$17.00	$18.06
(10.0%)	14.34	15.54	16.73	17.93	19.12	20.32
0.0%	15.94	17.27	18.59	19.92	21.25	22.58
10.0%	17.53	18.99	20.45	21.91	23.37	24.84
20.0%	19.12	20.72	22.31	23.91	25.50	27.09

        Cardinal: Net Present Value Analysis.    Sandler O'Neill performed an analysis that estimated the present value per common share of Cardinal through December 31, 2018, assuming that Cardinal performed in accordance with the financial projections for 2013-2018 provided by management. To approximate the terminal value of Cardinal common stock at December 31, 2018, Sandler O'Neill applied price to last twelve months earnings multiples of 12.0x to 17.0x and multiples of tangible book value ranging from 100% to 200%. The terminal values were then discounted to present values using different discount rates ranging from 8.9% to 13.0% which were selected to reflect different assumptions regarding desired rates of return of holders of Cardinal common stock.

        Sandler O'Neill also considered and discussed with the United Financial board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O'Neill performed a similar analysis assuming Cardinal's net income varied from 20% above projections to 20% below projections, using a discount rate of 8.9% for the tabular analysis.

        As illustrated in the following tables, this analysis indicated an imputed range of values per share for Cardinal common stock of $12.13 to $20.43 when applying the price/earnings multiples to the matched budget, $9.67 to $22.37 when applying multiples of tangible book value to the matched budget, and $12.00 to $24.31 when applying the price/earnings multiples to the -20% / +20% budget range.

Earnings Per Share Multiples

Discount Rate	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
8.9%	$14.73	$15.87	$17.01	$18.15	$19.29	$20.43
10.0%	13.99	15.07	16.15	17.23	18.31	19.39
11.0%	13.33	14.36	15.39	16.42	17.44	18.47
12.0%	12.71	13.69	14.67	15.65	16.62	17.60
13.0%	12.13	13.06	13.99	14.92	15.85	16.78

Tangible Book Value Multiples

Discount Rate	100%	120%	140%	160%	180%	200%
8.9%	$11.73	$13.85	$15.98	$18.11	$20.24	$22.37
10.0%	11.14	13.16	15.18	17.19	19.21	21.23
11.0%	10.62	12.54	14.46	16.38	18.30	20.22
12.0%	10.13	11.96	13.79	15.61	17.44	19.27
13.0%	9.67	11.41	13.15	14.89	16.63	18.37

Earnings Per Share Multiples

(Under)/Over Budget	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x
(20.0%)	$12.00	$12.91	$13.82	$14.73	$15.65	$16.56
(10.0%)	13.37	14.39	15.42	16.44	17.47	18.49
0.0%	14.73	15.87	17.01	18.15	19.29	20.43
10.0%	16.10	17.35	18.61	19.86	21.12	22.37
20.0%	17.47	18.84	20.20	21.57	22.94	24.31

        In connection with its analyses, Sandler O'Neill considered and discussed with United Financial's board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler O'Neill noted that the terminal value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

        Pro Forma Merger Analysis.    Sandler O'Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed in the first quarter of 2014; (2) the deal value per share is equal to $38.26 per United Financial common share, given a 1.154x exchange ratio of Cardinal's average closing stock price for the ten consecutive trading days ended on September 6, 2013 of $16.58; (3) cost savings of 30% of United Financial's non-interest expense fully phased-in in 2014; (4) one-time costs of $3.7 million pre-tax, 50% of which are expensed prior to the merger closing and 50% of which are expensed in 2014; (5) United Financial's performance was calculated in accordance with United Financial's management's prepared earnings projections; (6) Cardinal's performance was calculated in accordance with publicly available median analyst earnings estimates for the years ending December 31, 2013 through December 31, 2014 and a long-term growth rate for the years thereafter as discussed with senior management of Cardinal; (7) and certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years 2014 through 2018, the merger (excluding transaction expenses) would be accretive to Cardinal's projected earnings per share and dilutive to Cardinal's projected tangible book value per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

        Sandler O'Neill's Compensation and Other Relationships with United Financial.    Sandler O'Neill has acted as financial advisor to the board of directors of United Financial and its subsidiary in connection with the merger. Pursuant to the terms of the engagement agreement, the board of directors of United Financial and its subsidiary agreed to pay Sandler O'Neill a transaction fee of 1.5% of the aggregate deal value which is payable at the closing of the merger. Sandler O'Neill also received a fee for $100,000 upon the rendering of its fairness opinion to the board of directors of United Financial Banking Companies and its subsidiary. The remainder of the fee shall be paid upon closing of the merger. United Financial has also agreed to reimburse Sandler O'Neill for its reasonable out-of-pocket expenses, and to indemnify Sandler O'Neill against certain liabilities arising out of its engagement. Sandler O'Neill's fairness opinion was approved by Sandler O'Neill's fairness opinion committee. In the two years prior to September 9, 2013, Sandler O'Neill has not received any fees from United Financial for other investment banking services. Sandler O'Neill has not received any fees for investment banking services from Cardinal in the two years prior to September 9, 2013.

        In the ordinary course of their respective broker and dealer businesses, Sandler O'Neill may purchase securities from and sell securities to United Financial and Cardinal and their affiliates. Sandler O'Neill may also actively trade the debt and/or equity securities of United Financial and Cardinal or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Interests of Certain United Financial Directors and Executive Officers in the Merger

        In considering the recommendation of the United Financial board of directors that shareholders vote in favor of the merger proposal, United Financial shareholders should be aware that United Financial directors and executive officers may have interests in the merger that differ from, or are in addition to, their interests as shareholders of United Financial. The United Financial board of directors was aware of these interests and took them into account in its decision to approve the merger agreement and the merger.

        Indemnification and Insurance.    Cardinal has agreed to indemnify the officers and directors of United Financial against certain liabilities arising before the effective time of the merger. Cardinal has also agreed to purchase a six year "tail" prepaid policy, on the same terms as United Financial's existing directors' and officers' liability insurance, for the current officers and directors of United

Financial, subject to a cap on the cost of such policy equal to 200% of United Financial's current annual premium.

        Employment Agreement for United Financial's Chief Executive Officer.    Mr. Harold C. Rauner, United Financial's President and Chief Executive Officer, currently has no employment agreement with United Financial or The Business Bank. In connection with the merger agreement, Cardinal Bank entered into an employment agreement, dated as of September 9, 2013, with Mr. Rauner pursuant to which he will serve as Regional President for Cardinal Bank. The employment agreement, which will become effective upon the merger, will have a term that expires on the third anniversary date of the merger and is subject to two automatic one-year renewals unless notice of nonrenewal is given no later than six months before any renewal date. The employment agreement provides for an annual base salary of $250,000. Mr. Rauner will be eligible for an annual performance bonus, at the discretion of Cardinal Bank, and he will also be entitled to participate in Cardinal's executive deferred compensation plan, including eligibility for matching contributions in Cardinal common stock equal in amount to 50% of the first $100,000 deferred annually. In connection with the merger and his agreement to continue his employment with Cardinal Bank, Mr. Rauner will receive stock options for 25,000 shares of Cardinal common stock upon completion of the merger, subject to vesting in equal annual installments over a three year period commencing on the date of the merger. Mr. Rauner also will be eligible to participate in Cardinal's 401(k) plan and benefit plans of Cardinal Bank on the same basis as other similarly situated officers of Cardinal Bank. Mr. Rauner has also agreed to comply with certain noncompetition and nonsolicitation provisions contained in the agreement.

        According to the terms of the employment agreement, Cardinal Bank may terminate Mr. Rauner's employment at any time and for any reason. If Cardinal Bank terminates Mr. Rauner's employment for any reason other than for "cause" (as defined in the agreement), if Mr. Rauner terminates his employment for "good reason" (as defined in the agreement) or if his employment is terminated in the event of death, Cardinal Bank will be obligated to continue to provide him or his beneficiaries with his base salary (as in effect on the date that his employment terminates) during the period beginning on the employment termination date and ending on the then expiration date of the agreement.

        Stock Options.    United Financial has awarded stock options to certain employees, officers, advisory board members and directors pursuant to its equity compensation plans. In the merger, each outstanding option to purchase United Financial common stock, whether vested or unvested, will be converted into an obligation of Cardinal to pay, and a right of the holder of such option to receive, cash in an amount equal to the product of (i) the amount equal to $38.26 minus the per share exercise price of such stock option, and (ii) the number of shares of United Financial common stock subject to the option. In the event that the product obtained by such calculation is zero or a negative number, then such option will be deemed cancelled for no consideration.

        Employee Benefit Plans.    On or as soon as reasonably practicable following the merger, employees of United Financial or The Business Bank who continue on as employees of Cardinal or Cardinal Bank will be entitled to participate in the Cardinal or Cardinal Bank health and welfare benefit and similar plans on the same terms and conditions as employees of Cardinal and Cardinal Bank. Subject to certain exceptions, these employees will receive credit for their years of service to United Financial or The Business Bank for participation, vesting and benefit accrual purposes.

        Retention Pool.    Certain employees of United Financial and The Business Bank who will not be retained as employees of Cardinal and Cardinal Bank may be provided an incentive, in the form of a "retention" or "pay to stay" bonus, to remain in the employ of United Financial or Cardinal or their respective subsidiaries until the merger, until the completion of a systems conversion or some other transition period following the merger. To fund the bonuses, United Financial may adopt, in consultation with and approval by Cardinal, a retention plan which may include a retention pool of not more than $200,000.

 Regulatory Approvals

        Cardinal and United Financial cannot complete the merger without prior approval from the Federal Reserve and the Virginia SCC. The subsidiary bank merger cannot be completed without the prior approval from the FDIC and the Virginia SCC. On October [    •    ], 2013, Cardinal filed the required applications with the Federal Reserve and Virginia SCC seeking approval of the merger, and on the same date Cardinal Bank filed the required applications with the FDIC and Virginia SCC seeking approval of the subsidiary bank merger. As of the date of this proxy statement/prospectus, Cardinal has not yet received the required approvals for the merger and Cardinal Bank has not yet received the required approvals for the subsidiary bank merger. While Cardinal and Cardinal Bank do not know of any reason why they would not be able to obtain the necessary approvals in a timely manner, or why they would be received with conditions unacceptable to Cardinal, they cannot be certain when or if they will receive them or as to the nature of any conditions imposed.

Appraisal Rights

        Shareholders of record of United Financial common stock who comply with the procedures described below will be entitled to appraisal rights under Article 15 of Section 13.1 of the Virginia Stock Corporation Act. Where appropriate, shareholders are urged to consult with their legal counsel to determine the appropriate procedures for the making of a notice of intent to demand payment (as described below). No further notice of the events giving rise to appraisal rights or deadlines for related actions will be provided by United Financial to shareholders prior to the special meeting.

        The following discussion is only a summary, does not purport to be a complete statement of the law pertaining to appraisal rights under the Virginia SCA and is qualified in its entirety by reference to Article 15, Section 13.1 of the Virginia SCA. Shareholders are urged to consult Article 15 of the Virginia SCA, which is reprinted in its entirety as Appendix C to this proxy statement/prospectus.

        Shareholders who follow the procedures set forth in Article 15 of the Virginia SCA will be entitled to receive payment of the "fair value" of their shares of United Financial common stock. Any shareholder who wishes to exercise appraisal rights should review the following discussion and Appendix C carefully because failure to comply in a timely and proper manner with the procedures specified may result in the loss of appraisal rights under the Virginia SCA.

        A holder of shares of United Financial common stock who wishes to exercise appraisal rights must deliver to United Financial, prior to or at the special meeting (but in any event before the vote is taken), a written notice of intent to demand payment for such shareholder's shares if the merger becomes effective. A shareholder delivering a notice of intent must not vote his or her shares in favor of the merger proposal or he or she will lose his or her appraisal rights. All notices of intent should be sent or delivered to United Financial's Corporate Secretary, Lisa M. Porter, at United Financial's principal executive offices located at 133 Maple Avenue East, Vienna, Virginia 22180, or they may be hand delivered to her at the special meeting (before the voting begins).

        If the merger agreement is approved and the merger becomes effective, within 10 days after the effective time of the merger, Cardinal will deliver an appraisal notice in writing to all shareholders who correctly and timely delivered a notice of intent (as described above) and also did not vote for approval of the merger agreement (an "eligible shareholder"). The appraisal notice will:

  •
  state where the eligible shareholder's payment demands should be sent and where and when stock certificates should be deposited;

  •
  set a date by which Cardinal must receive the payment demand (which date may not be fewer than 40 days nor more than 60 days after the date the appraisal notice is sent);

  •
  provide an estimate of the fair value of the shares of United Financial common stock that are the subject of the appraisal right demand;

  •
  set the date by which a notice to withdraw the appraisal right demand must be received (a date within 20 days of the date indicated in the second bullet point above); and

  •
  include such other information as required by the Virginia SCA.

        An eligible shareholder to whom an appraisal notice is sent must demand payment within the time specified in the appraisal notice, deposit his or her stock certificates in accordance with the terms of the appraisal notice and make certain certifications required by the Virginia SCA. If an eligible shareholder fails to take such actions, the shareholder loses his or her appraisal rights.

        Within 30 days of the due date for receipt of any payment demands, if an eligible shareholder has complied with the provisions of Article 15 of the Virginia SCA, Cardinal must pay each eligible shareholder Cardinal's estimate of the fair value of the shareholder's shares of United Financial common stock, plus accrued interest. With any payment, Cardinal must provide its most recent annual and quarterly financial statements, an explanation of how it calculated the fair value of the shares of United Financial common stock and interest, and a description of the procedure an eligible shareholder may follow if he or she is not satisfied with the payment.

        An eligible shareholder who is not satisfied with the amount paid or offered by Cardinal must notify Cardinal in writing of his or her own estimate of the fair value of his or her shares of United Financial common stock and the amount of interest due (less any amount that may have been already received by the shareholder from Cardinal) and demand that Cardinal pay this estimated amount. This notice must be given in writing within 30 days of the date that Cardinal made or offered to make payment for the shareholder's shares of United Financial common stock.

        If an eligible shareholder's demand for payment remains unsettled, Cardinal is obligated to commence a proceeding in a Virginia circuit court to determine the fair value of the shares of United Financial common stock and accrued interest within 60 days of the receipt of the shareholder's payment demand. If Cardinal fails to commence such proceeding in accordance with the Virginia SCA, it must pay the shareholder the amount demanded by him or her.

        Eligible shareholders considering seeking appraisal should be aware that the fair value of their shares of United Financial common stock as determined under Article 15 of the Virginia SCA, could be more than, the same as or less than the merger consideration that would be paid to them pursuant to the merger agreement. The costs and expenses of any appraisal proceeding will be determined by the court and assessed against Cardinal unless the court determines that the shareholder seeking appraisal did not act in good faith in demanding payment of the fair value of their shares of United Financial common stock in which case such costs and expenses may be assessed against the shareholder. Eligible shareholders will only be entitled to receive payment in accordance with Article 15 of the Virginia SCA and will not be entitled to vote their shares of United Financial common stock or exercise any other rights as a holder of United Financial common stock. After the date by which a notice to withdraw the appraisal right demand must be received, an eligible shareholder demanding appraisal may withdraw his or her demand only with the consent of Cardinal.

        If any shareholder who demands appraisal of his or her shares under Article 15 of the Virginia SCA fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the Virginia SCA, such shareholder's shares of United Financial common stock will be converted into the right to receive the merger consideration in accordance with the merger agreement.

 Certain Differences in Rights of Shareholders

        Cardinal and United Financial are Virginia corporations governed by the Virginia SCA. In addition, the rights of Cardinal and United Financial shareholders are governed by their respective articles of incorporation and bylaws. Upon completion of the merger, United Financial shareholders will become shareholders of Cardinal, and as such their shareholder rights will then be governed by the articles of incorporation and bylaws of Cardinal, each as amended, and by the Virginia SCA. The rights of shareholders of Cardinal differ in certain respects from the rights of shareholders of United Financial.

        A summary of the material differences between the rights of a United Financial shareholder under the Virginia SCA and United Financial's articles of incorporation and bylaws, on the one hand, and the rights of a Cardinal shareholder under the Virginia SCA and the articles of incorporation and bylaws of Cardinal, on the other hand, is provided in this proxy statement/prospectus in the section "Comparative Rights of Shareholders" on page [    •    ].

Accounting Treatment

        The merger will be accounted for under the acquisition method of accounting pursuant to U.S. generally accepted accounting principles. Under the acquisition method of accounting, the assets and liabilities, including identifiable intangible assets arising from the transaction, of United Financial will be recorded, as of completion of the merger, at their respective fair values and added to those of Cardinal. Any excess of purchase price paid over the fair values of the assets and liabilities acquired is recorded as goodwill. Financial statements and reported results of operations of Cardinal issued after completion of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of United Financial.

THE MERGER AGREEMENT

        The following is a summary description of the material provisions of the merger agreement. The following description of the merger agreement is subject to and is qualified in its entirety by reference to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement in its entirety as it is the legal document governing the merger.

 Terms of the Merger

        The Cardinal board of directors and the United Financial board of directors have each approved the merger agreement, which provides for the merger of United Financial with and into Cardinal. Pursuant to the terms of the merger agreement, as a result of the merger, each share of United Financial common stock issued and outstanding before the effective time of merger will be converted into the right to receive:

  •
  $19.13 in cash; and

  •
  1.154 shares of Cardinal common stock.

        The exchange ratio of 1.154 shares of Cardinal common stock is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger. No fractional shares will be issued; instead cash will be paid for fractional shares. If the number of shares of Cardinal common stock changes before the merger is completed because of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar event, then a proportionate adjustment will be made to the exchange ratio.

        Each share of United Financial common stock will be converted into the same merger consideration. No holder of United Financial common stock will have the right to elect to receive all cash or all stock, or any combination of cash and stock other than the merger consideration.

        After the merger, it is expected that The Business Bank, the Virginia chartered bank subsidiary of United Financial, will merge with and into Cardinal Bank, the Virginia chartered bank subsidiary of Cardinal. Cardinal Bank will be the surviving bank in the subsidiary bank merger.

Effective Time; Closing

        The effective time of the merger will be the effective date and time set forth in the articles of merger that Cardinal and United Financial will file with the Virginia SCC. Subject to the satisfaction or waiver of the closing conditions in the merger agreement, the parties will use their reasonable best efforts to cause the effective time to occur on (i) the later of (a) January 31, 2014 or (b) a date no later than 30 days after all required regulatory and shareholder approvals to consummate the merger have been received, or (ii) such other date to which the parties may mutually agree in writing. We anticipate that we will complete the merger in early January 2014, subject to the receipt of required shareholder and regulatory approvals, and the satisfaction or waiver of the closing conditions set forth in the merger agreement. See "—Conditions to Completion of the Merger" at page [    •    ].

        There can be no assurances as to if or when the shareholder and regulatory approvals will be obtained or that the merger will be completed. If we do not complete the merger by June 30, 2014, either party may terminate the merger agreement, provided that such termination right is not available to a party whose breach or failure to perform an obligation under the merger agreement has caused the failure of the merger to occur on or before such date.

 Merger Consideration

        General.    In the proposed merger, holders of United Financial common stock will receive, for each share of United Financial common stock they own:

  •
  $19.13 in cash; and

  •
  1.154 shares of Cardinal common stock.

        The exchange ratio of 1.154 shares of Cardinal common stock is fixed and will not be adjusted to reflect stock price changes prior to the effective time of the merger. You will not have the ability to elect to receive all stock or all cash as consideration, or any other combination of cash and stock other than the merger consideration, for your shares of United Financial common stock.

        Fractional Shares.    Cardinal will not issue any fractional shares of common stock. Instead, a United Financial shareholder who would otherwise have received a fraction of a share will receive an amount of cash equal to the fraction of a share of Cardinal common stock to which such holder would otherwise be entitled multiplied by the closing sale price of Cardinal common stock on the NASDAQ Global Select Market on the trading day immediately preceding the effective time of the merger.

Treatment of United Financial Stock Options and Warrants

        Stock Options.    United Financial has awarded stock options to certain employees, officers, advisory board members and directors pursuant to its equity compensation plans. To the extent an option has not been exercised, upon completion of the merger such option, whether vested or unvested, will be converted into an obligation of Cardinal to pay, and a right of the holder of such option to receive, cash in an amount equal to the product of (i) the amount equal to $38.26 minus the per share exercise price of such stock option, and (ii) the number of shares of United Financial common stock subject to the option. In the event that the product obtained by such calculation is zero or a negative number, then such option will be deemed cancelled for no consideration.

        Stock Warrants.    Subject to the approval or consent of the holders of a warrant to acquire shares of United Financial common stock, each warrant to purchase such shares that is outstanding at the effective time of the merger will be converted into an obligation of Cardinal to pay and a right of the holder of such warrant to receive, cash in an amount equal to the product of (i) the amount equal to $38.26 minus the per share exercise price of such warrant, and (ii) the number of shares of United Financial common stock subject to such warrant. In the event that the product obtained by such calculation is zero or a negative number, then the warrant will be cancelled for no consideration. In the event that any holder of a warrant to acquire shares of United Financial common stock does not approve or consent to the conversion of such warrant into the right to receive cash as set forth above, such warrant will be converted into a warrant of Cardinal common stock pursuant to the terms of the United Financial warrant.

Redemption of SBLF Preferred Stock

        As soon as practicable following (i) the receipt of all required shareholder and regulatory approvals of the merger, and (ii) the agreement by United Financial and Cardinal that all other conditions to closing the merger have been satisfied or waived (other than the delivery of customary closing documents), and in any event not later than immediately prior to or at the closing of the merger, United Financial will redeem from the Treasury (or any other holder) each issued and outstanding share of SBLF preferred stock by the payment of such amount as determined in accordance with the terms of the SBLF preferred stock set forth in United Financial's articles of incorporation and the securities purchase or other agreement required to be entered into by and between United Financial and the Treasury (or any other holder) in order to effect such redemption. Upon such redemption, all shares of SBLF preferred stock will cease to exist.

 Exchange of Stock Certificates in the Merger

        At or before the closing date of the merger, Cardinal will cause to be deposited with its transfer agent, American Stock Transfer & Trust Company (the "exchange agent"), certificates representing shares of Cardinal common stock and cash equal to the aggregate amount of the per share cash consideration, for the benefit of the holders of certificates representing shares of United Financial common stock, and cash instead of any fractional shares that would otherwise be issued to United Financial shareholders in the merger.

        Promptly after the completion of the merger, the exchange agent will send transmittal materials to each holder of a certificate for United Financial common stock for use in exchanging United Financial stock certificates for certificates representing shares of Cardinal common stock and cash with respect to the per share cash consideration, and cash instead of fractional shares, if applicable. The exchange agent will deliver certificates representing Cardinal common stock and cash with respect to the per share cash consideration, and a check instead of any fractional shares, once it receives the properly completed transmittal materials, together with certificates representing a holder's shares of United Financial common stock.

        United Financial stock certificates should NOT be returned with the enclosed proxy card. They also should NOT be forwarded to the exchange agent until you receive a transmittal letter following completion of the merger.

        United Financial stock certificates may be exchanged for new Cardinal stock certificates and cash with respect to the per share cash consideration with the exchange agent for up to six months after the completion of the merger. At the end of that period, any Cardinal stock certificates and cash will be returned to Cardinal. Any holders of United Financial stock certificates who have not exchanged their certificates will be entitled to look only to Cardinal, and only as general creditors of Cardinal, for the merger consideration.

        Until you exchange your United Financial stock certificates for the merger consideration, you will not receive any dividends or other distributions in respect of shares of Cardinal common stock. Once you exchange your United Financial stock certificates for the merger consideration, you will receive, without interest, any dividends or distributions with a record date after the effective time of the merger and payable with respect to your shares of Cardinal common stock.

        If you own United Financial common stock in book entry form or through a broker, bank or other holder of record, you will not need to obtain your United Financial stock certificates to surrender to the exchange agent.

        If your United Financial stock certificate has been lost, stolen or destroyed, you may receive a new stock certificate upon the making of an affidavit of that fact. Cardinal may require you to post a bond in a reasonable amount as an indemnity against any claim that may be made against Cardinal with respect to the lost, stolen or destroyed United Financial stock certificate.

        Neither Cardinal nor United Financial, nor any other person, including the exchange agent, will be liable to any former holder of United Financial stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Representations and Warranties

        The merger agreement contains representations and warranties relating to Cardinal and United Financial's respective businesses, including:

  •
  corporate organization, standing and power, and subsidiaries;

  •
  requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

  •
  capital structure;

  •
  regulatory reports filed with governmental agencies and financial statements included in certain of those filings, accounting controls and, for Cardinal only, SEC filings (including financial statements included in certain of those filings);

  •
  absence of certain changes or events and absence of certain undisclosed liabilities;

  •
  legal proceedings and compliance with applicable laws;

  •
  tax matters and tax treatment of merger;

  •
  employee benefit matters;

  •
  insurance;

  •
  allowance for loan losses;

  •
  environmental matters;

  •
  books and records;

  •
  brokers and finders; and

  •
  engagement of financial advisors.

        In addition, the merger agreement contains representations and warranties relating to United Financial's business specifically, such as:

  •
  material contracts;

  •
  ownership and leasehold interests in properties;

  •
  loan portfolio and mortgage loan buy-backs;

  •
  intellectual property;

  •
  derivative instruments;

  •
  brokered deposits;

  •
  investment securities;

  •
  anti-takeover statutes and regulations; and

  •
  transaction with affiliates.

        With the exception of specified representations and warranties relating to corporate authority and brokered deposits, that must be true and correct in all material respects, and representations and warranties relating to absence of conflict with organizational documents, capitalization and absence of certain changes reasonably likely to have a material adverse effect, which must be true and correct in all respects, no representation or warranty will be deemed untrue or incorrect as a consequence of the existence or absence of any fact, event or circumstance unless that fact, event or circumstance, individually or taken together with all other facts, events or circumstances, has had or is reasonably likely to have a material adverse effect (as such term is defined in the merger agreement) on the party making the representation or warranty.

        The representations and warranties described above and included in the merger agreement were made for purposes of the merger agreement and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the merger agreement, including being qualified by confidential disclosures, and were made for the purposes of allocating contractual risk between Cardinal and United Financial instead of establishing these matters as facts. In addition, certain representations and warranties were made as of a specific date and may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this proxy statement/prospectus, in the documents incorporated by reference into this proxy statement/prospectus by Cardinal, and in the periodic and current reports and statements that Cardinal files with the SEC. See "Where You Can Find More Information" beginning on page [    •    ].

Conditions to Completion of the Merger

        The respective obligations of Cardinal and United Financial to complete the merger are subject to the satisfaction or waiver of certain conditions, as follows:

  •
  approval of the merger proposal by United Financial shareholders;

  •
  approval of the merger by the necessary federal and state regulatory authorities, provided that no such approvals contain any conditions, restrictions or requirements that would, after the merger, (i) have or be reasonably likely to have a material adverse effect on Cardinal, in the reasonable opinion of Cardinal, or (ii) be unduly burdensome in the reasonable opinion of Cardinal;

  •
  Cardinal's registration statement on Form S-4, of which this proxy statement/prospectus is a part, is declared effective by the SEC under the Securities Act of 1933, and continues to remain effective;

  •
  approval from the NASDAQ Stock Market for the listing on the NASDAQ Global Select Market of the shares of Cardinal common stock to be issued in the merger;

  •
  the absence of any order, decree or injunction of a court or regulatory agency that enjoins or prohibits the completion of the merger;

  •
  the receipt by Cardinal and United Financial from LeClairRyan, A Professional Corporation, Cardinal's outside legal counsel, of a written legal opinion to the effect that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code;

  •
  the accuracy of the other party's representations and warranties in the merger agreement, subject to the material adverse effect standard in the merger agreement; and

  •
  the other party's performance in all material respects of its obligations under the merger agreement.

        In addition, Cardinal's obligation to complete the merger is subject to the satisfaction or waiver of certain other conditions, as follows:

  •
  United Financial having total loans, net of unearned income, which in the aggregate equal or exceed $215,000,000 as of the month-end prior to the closing date of the merger;

  •
  United Financial not having non-performing assets (consisting of non-accrual loans, loans delinquent 90 days or more but still accruing interest and other real estate owned) and troubled debt restructurings which in the aggregate exceed $3,750,000 as of the month-end prior to the closing date of the merger; provided, however, that Cardinal will be deemed to have waived this condition in the event the closing date occurs after June 30, 2014;

  •
  United Financial not having total common stockholders' equity of less than $26,000,000 as of the month-end prior to the closing date of the merger, excluding the effect of (i) any reserves or charge-offs that are requested to be made by Cardinal; (ii) accumulated other comprehensive income; and (iii) any expenses or other costs incurred by United Financial that are associated with or result directly from the merger, excluding brokered or internet deposits, provided, however, that Cardinal will be deemed to have waived this condition in the event the closing date occurs after June 30, 2014;

  •
  United Financial having total deposits which in the aggregate equal or exceed $285,000,000 as of the month-end prior to the closing date of the merger, provided that Cardinal will be deemed to have waived this condition in the event the closing date occurs after June 30, 2014;

  •
  United Financial not incurring losses or having been notified of potential losses, as the case may be, with respect to residential mortgage loans originated by United Financial that were sold in the secondary mortgage market and which have been re-purchased by it or which United Financial has been notified of potential re-purchase, as the case may be, which in the aggregate exceed $1,000,000 between the date of the merger agreement and the closing date of the merger, provided, however, that Cardinal will be deemed to have waived this condition in the event the closing date occurs after June 30, 2014;

  •
  the number of shares of United Financial common stock whose holders are seeking appraisal rights under the Virginia SCA do not represent 10% of more of the outstanding shares of United Financial common stock; and

  •
  United Financial has redeemed the SBLF preferred stock.

        Where the merger agreement and law permits, Cardinal and United Financial could choose to waive a condition to its obligation to complete the merger even if that condition has not been satisfied. Cardinal and United Financial cannot be certain when, or if, the conditions to the merger will be satisfied or waived or that the merger will be completed.

Business Pending the Merger

        Cardinal and United Financial have made customary agreements that place restrictions on them until the completion of the merger. In general, Cardinal and United Financial are required to (i) conduct their respective businesses in the ordinary and usual course, (ii) take no action that would affect adversely or delay the ability to obtain the required approvals and consents for the merger, perform the covenants and agreements under the merger agreement or complete the merger on a timely basis, (iii) take no action that would prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, or (iv) take no action that would make any of its representation or warranties untrue, taking into account the material adverse effect standard set forth in the merger agreement.

        United Financial also agreed that, until the effective time of the merger and with certain exceptions, it will not, and will not permit any of its subsidiaries to, without the prior written consent of Cardinal:

  •
  amend, repeal or modify any articles of incorporation, bylaws or other similar governing instruments;

  •
  issue or sell any additional shares of capital stock, other than pursuant to stock options outstanding as of the date of the merger agreement, or grant any stock options, restricted shares or other stock-based awards;

  •
  enter into or amend or renew any employment or severance agreement or similar arrangement with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit, except for (i) individual merit increases to employees in an aggregate amount of not more than $56,500, with no individual employee's salary increasing more than

    5%, (ii) bonuses with respect to 2013 in an aggregate amount of not more than $200,000 and (iii) cash awards under a retention bonus pool of $200,000;

  •
  enter into, establish, adopt, amend, terminate or make any contributions to (except as required by law, to satisfy contractual obligations as previously disclosed to Cardinal or to comply with the requirements of the merger agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any director, officer or employee or take any action to accelerate the vesting or exercise of any benefits payable thereunder, provided however, that it may accrue for, set aside or contribute to (i) annual bonus payments for 2013 in an aggregate amount of not more than $200,000, and (ii) 401(k) contributions in accordance with past practice;

  •
  hire any person as an employee or promote any employee, except (i) to satisfy contractual obligations as previously disclosed to Cardinal and (ii) persons hired to fill any employee or non-executive officer vacancies arising after the date of the merger agreement and whose employment is terminable at will and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the merger, the subsidiary bank merger or the completion thereof;

  •
  other than as permitted in the merger agreement (which provides for the SBLF preferred stock redemption and payment of dividends on the SBLF preferred stock), make, declare, pay any dividend on, or redeem, purchase or otherwise acquire any shares of capital stock, or adjust, split, combine or reclassify any shares of capital stock;

  •
  make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $10,000 individually or $100,000 in the aggregate;

  •
  implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by generally accepted accounting principles in the United States, regulatory accounting guidelines or applicable law;

  •
  sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits in bulk, business or properties except for: (i) other real estate owned ("OREO") that is sold in the ordinary course of business consistent with past practice, (ii) sales of loans originated for sale or loan participations in the ordinary course of business consistent with past practice, or (iii) transactions in the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 individually or $50,000 in the aggregate;

  •
  acquire all or any portion of the assets, business, securities, deposits or properties of any other person, except for acquisitions (i) by way of foreclosures or of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, and (ii) in the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 individually or $50,000 in the aggregate;

  •
  enter into, amend, modify, cancel, fail to renew or terminate any agreement, contract, lease, license, arrangement, commitment or understanding that (i) is a "material contract" required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC's Regulation S-K, if such regulation was applicable to it, or (ii) relates to real property, personal property, data processing or bankcard functions, except as otherwise permitted under the merger agreement or as previously disclosed to Cardinal;

  •
  enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which it is or becomes a party after the date of the merger agreement, which settlement, agreement or action involves payment of an amount that exceeds $100,000 and/or would impose any material restriction on the business of United Financial or create precedent for claims that are reasonably likely to be material to United Financial;

  •
  enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies or otherwise fail to follow such policies, except as required by applicable law, regulation or policies imposed by any governmental authority, or the manner in which its investment securities or loan portfolio is classified or reported; invest in any mortgage-backed or mortgage-related security that would be considered "high risk" under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility;

  •
  introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, Cardinal prior to the date of the merger agreement);

  •
  (i) make, renew or otherwise modify any loan to be held in its loan portfolio other than loans made or acquired in the ordinary course of business consistent with past practice and that have (a) in the case of unsecured loans, a principal balance not in excess of $50,000 in total, (b) in the case of automobile loans, a principal balance not in excess of $100,000 in total, (c) in the case of loans secured other than by real estate, a principal balance not in excess of $250,000 in total, and (d) in the case of loans secured by commercial real estate and any conforming residential real estate made to any borrower, a principal balance not in excess of $1,000,000 in total, (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above, or (iii) enter into any loan securitization or create any special purpose funding entity;

  •
  incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments and the creation of deposit liabilities and federal funds purchased in the ordinary course of business consistent with past practice;

  •
  acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or U.S. Government securities or U.S. Government agency securities, in each case with a term of two years or less, or municipal securities of the Commonwealth of Virginia or political subdivisions thereof, rated at least AAA, and for which it has performed independent credit analysis in accordance with applicable regulations;

  •
  enter into or settle any derivative contract, except for loan origination commitments which may be entered into under the normal course of business;

  •
  make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice);

  •
  make or change any material tax election, settle or compromise any material tax liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of taxes, enter into any closing agreement with respect to any material amount of taxes or surrender any right to claim a material tax refund, adopt or change any method of accounting with respect to taxes or file any amended tax return; or

  •
  agree to take any of the actions prohibited by the preceding bullet points.

        Cardinal also agreed that, until the effective time of the merger, it will not, and will not permit any of its subsidiaries to, without the prior written consent of United Financial, amend, repeal or modify any articles of incorporation, bylaws or other similar governing instruments in a manner which would have a material adverse effect on United Financial or its shareholders or the transactions contemplated by the merger agreement, or make or pay any extraordinary one-time dividend or distribution on shares of Cardinal common stock, other than any distribution or dividend payable in shares of Cardinal common stock which would result in the adjustment of the exchange ratio pursuant to the merger agreement.

Regulatory Matters

        Cardinal and United Financial have each agreed to cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all regulatory approvals necessary to consummate the merger. On October [    •    ], 2013, Cardinal filed the required applications with the Federal Reserve and Virginia SCC seeking approval of the merger, and on the same date Cardinal Bank filed the required applications with the FDIC and Virginia SCC seeking approval of the subsidiary bank merger.

Shareholder Meeting and Recommendation of the United Financial Board of Directors

        United Financial has agreed to call a special meeting of shareholders as soon as reasonably practicable for the purpose of obtaining the required shareholder votes on the merger proposal.

        In connection with the special meeting, United Financial's board of directors is to support and recommend approval of the merger agreement and the transactions contemplated thereby and shall use its reasonable best efforts to obtain the required shareholder approval unless the United Financial board has received and recommended (or submitted to shareholders) an acquisition proposal from a third party that qualifies as a "superior proposal" as described and under the circumstances set forth in the next section ("—No Solicitation").

No Solicitation

        United Financial has agreed that, while the merger agreement is in effect, it will not directly or indirectly:

  •
  initiate, solicit or encourage any inquiries or proposals with respect to any "acquisition proposal" (as defined below); or

  •
  engage or participate in any negotiations or discussions concerning, or provide any confidential or nonpublic information relating to, an acquisition proposal.

        For purposes of the merger agreement, an "acquisition proposal" means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving United Financial or The Business Bank:

  •
  a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction;

  •
  any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of United Financial or 10% or more of any class of equity or voting securities of United Financial or its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of United Financial; or

  •
  any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in a third party beneficially owning 10% or more of any class of equity or voting securities of United Financial or its subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of United Financial.

        Under the merger agreement, however, if United Financial receives an unsolicited bona fide written acquisition proposal, it may engage in negotiations or discussions with or provide nonpublic information to the person or entity making the acquisition proposal only if:

  •
  the United Financial board of directors receives the proposal prior to the special meeting;

  •
  the United Financial board concludes in good faith, after consultation with and based upon the advice of outside legal counsel, that the duty of directors under Virginia law requires the United Financial board to take such actions;

  •
  the United Financial board also concludes in good faith, after consultation with outside legal counsel and financial advisors, that the acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below); and

  •
  United Financial receives from the person or entity making the proposal an executed confidentiality agreement, which confidentiality agreement does not provide such person or entity with any exclusive right to negotiate with United Financial.

        United Financial has agreed to advise Cardinal, within 24 hours of reaching the conclusions set forth in the second and third bullet points immediately above, of the receipt of any such acquisition proposal, including a description of the material terms and conditions of the proposal (including the identity of the proposing party), and to keep Cardinal apprised of any related developments, discussions and negotiations on a current basis.

        For purposes of the merger agreement, a "superior proposal" means an unsolicited, bona fide written acquisition proposal made by a person or entity that the board of directors of United Financial concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the acquisition proposal and including the terms and conditions of the merger agreement:

  •
  is more favorable to the shareholders of United Financial from a financial point of view, than the transactions contemplated by the merger agreement; and

  •
  is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of governmental authorities on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

        For the purposes of the definition of "superior proposal," the term "acquisition proposal" has the same meaning as described above, except the reference to "10% or more" is changed to be a reference to "a majority" and an "acquisition proposal" can only refer to a transaction involving United Financial or The Business Bank.

        Except as otherwise provided in the merger agreement, nothing contained in the non-solicitation provisions of the merger agreement will permit United Financial to terminate the merger agreement or affect any of its other obligations under the merger agreement.

 Termination of the Merger Agreement

        Termination by Cardinal and United Financial.    The merger agreement may be terminated and the merger abandoned by Cardinal and United Financial, at any time before the merger is completed, by mutual consent of the parties.

        Termination by Cardinal or United Financial.    The merger agreement may be terminated and the merger abandoned by either party if:

  •
  the merger has not been completed by June 30, 2014, unless the failure to complete the merger by such time was caused by a breach or failure to perform an obligation under the merger agreement by the terminating party;

  •
  there is a breach or inaccuracy of any representation or warranty of the other party contained in the merger agreement that would cause the failure of the closing conditions described above, and the breach is not cured within 30 days following written notice to the breaching party or cannot be cured, provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement;

  •
  there is a material breach by the other party of any covenant or agreement contained in the merger agreement, and the breach is not cured within 30 days following written notice to the breaching party or cannot be cured, provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement;

  •
  any of the conditions precedent to the obligations of such party to consummate the merger set forth in the merger agreement cannot be satisfied or fulfilled by June 30, 2014, provided that the terminating party is not then in breach of any representation, warranty, covenant or agreement contained in the merger agreement; or

  •
  the United Financial shareholders do not approve the merger proposal.

        Termination by Cardinal.    Cardinal may terminate the merger agreement at any time before the United Financial special meeting if:

  •
  the board of directors of United Financial fails to recommend, or withdraws, modifies or changes its recommendation to the United Financial shareholders that the merger agreement be approved in any way that is adverse to Cardinal; or

  •
  United Financial materially breaches its covenants in the merger agreement requiring the calling and holding of a meeting of shareholders to consider the merger agreement or breaches its covenant regarding the non-solicitation of other offers.

        In addition, Cardinal may terminate the merger agreement at any time if:

  •
  United Financial enters into an agreement with another party with respect to a business combination transaction or with respect to an acquisition directly from United Financial of securities representing 10% or more of the voting power of United Financial; or

  •
  a third party commences a tender offer or exchange offer for 20% or more of the outstanding shares of United Financial common stock, and the board of directors of United Financial recommends that United Financial shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

        Termination by United Financial.    United Financial may terminate the merger agreement at any time:

  •
  before the United Financial special meeting to enter into an acquisition agreement or similar agreement with respect to an unsolicited "superior proposal," as defined in the merger agreement and described above, which has been received and considered by United Financial in compliance with the applicable terms of the merger agreement, provided that United Financial has notified Cardinal at least five business days in advance of any such termination and given Cardinal the opportunity during such period to make an offer at least as favorable as the superior proposal, as determined by the United Financial board of directors.

        In the event of termination, the merger agreement will become null and void, except that certain provisions thereof relating to fees and expenses (including the obligation to pay the termination fee described below in certain circumstances) and confidentiality of information exchanged between the parties will survive any such termination.

Termination Fee

        The merger agreement provides that United Financial must pay Cardinal a $2.0 million termination fee under the circumstances and in the manner described below:

  •
  if the merger agreement is terminated by Cardinal for any of the reasons described under "—Termination of the Merger Agreement—Termination by Cardinal" on page [    •    ] or by United Financial for the reasons described under "—Termination of the Merger Agreement—Termination by United Financial" on page [    •    ], United Financial must pay the termination fee to Cardinal concurrently with the termination of the merger agreement; or

  •
  if the merger agreement is terminated (i) by Cardinal for any of the reasons described in the second, third or fourth bullet points under "—Termination of the Merger Agreement—Termination by Cardinal or United Financial" on page [    •    ], (ii) by either Cardinal or United Financial because the merger has not been completed by June 30, 2014, or (iii) by either Cardinal or United Financial because the merger has not been approved by the shareholders of United Financial at the special meeting, and in the case of termination pursuant to clauses (i), (ii) and (iii) above an acquisition proposal (as described under "—No Solicitation" on page [    •    ]) has been publicly announced or otherwise communicated or made known to the shareholders, senior management or board of directors of United Financial (or any person has publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal) prior to the taking of the vote of the shareholders of United Financial contemplated by the merger agreement, in the case of clause (iii) above, or prior to the date of termination, in the case of clauses (i) or (ii) above, then (a) if within 12 months after such termination United Financial enters into an agreement or consummates a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above), then United Financial must pay to Cardinal the termination fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this agreement) or the consummation of such transaction, or (b) if a transaction with respect to an acquisition proposal (whether or not the same acquisition proposal as that referred to above) is consummated otherwise than pursuant to an agreement with United Financial within 12 months after the termination of the merger agreement, then United Financial must pay to Cardinal the termination fee on the date when such transaction is consummated.

        Any termination fee that becomes payable to Cardinal pursuant to the merger agreement will be paid by wire transfer of immediately available funds to an account designated by Cardinal. If United Financial fails to timely pay the termination fee to Cardinal, United Financial also will be obligated to pay the costs and expenses incurred by Cardinal to collect such payment, together with interest.

Indemnification and Insurance

        Cardinal has agreed to indemnify the officers and directors of United Financial against certain liabilities arising before the effective time of the merger. Cardinal has also agreed to purchase a six year "tail" prepaid policy, on the same terms as United Financial's existing directors' and officers'

liability insurance, for the current officers and directors of United Financial, subject to a cap on the cost of such policy equal to 200% of United Financial's current annual premium.

Expenses

        In general, whether or not the merger is completed, Cardinal and United Financial will each pay its respective expenses incident to preparing, entering into and carrying out the terms of the merger agreement. The parties will share the costs of printing and mailing this proxy statement/prospectus and all filing fees paid to the SEC and other governmental authorities.

Waiver and Amendment

        At any time on or before the effective time of the merger, any term or provision of the merger agreement, other than the merger consideration, may be waived by the party which is entitled to the benefits thereof, without shareholder approval, to the extent permitted under applicable law. The terms of the merger agreement may be amended at any time before the merger by agreement of the parties, whether before or after the special meeting, except with respect to statutory requirements and requisite shareholder and regulatory authority approvals.

Affiliate Agreement

        The directors and executive officers of United Financial have entered into an agreement with Cardinal and United Financial pursuant to which they have agreed, subject to several conditions and exceptions, to vote all of the shares over which they have voting authority in favor of the merger proposal, subject to certain exceptions, including that certain shares they hold in a fiduciary capacity are not covered by the agreement.

        The affiliate agreement prohibits, subject to limited exceptions, the directors and executive officers of United Financial from selling, transferring, pledging, encumbering or otherwise disposing of any shares of United Financial common stock subject to the agreement. The affiliate agreement terminates upon the earlier to occur of the completion of the merger or the termination of the merger agreement in accordance with its terms.

Possible Alternative Merger Structure

        The merger agreement provides that Cardinal and United Financial may mutually agree to change the method or structure of the merger. However, no change may be made that:

  •
  alters or changes the exchange ratio or the amount of cash to be received by United Financial shareholders in exchange for each share of United Financial common stock;

  •
  adversely affects the tax treatment of Cardinal or United Financial pursuant to the merger agreement; or

  •
  materially impedes or delays completion of the merger in a timely manner.

Resales of Cardinal Stock

        The shares of Cardinal common stock to be issued in connection with the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any shareholder who may be deemed to be an "affiliate" of Cardinal for purposes of Rule 144 under the Securities Act of 1933. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Cardinal and may include the executive officers, directors and significant shareholders of Cardinal.

MATERIAL U. S. FEDERAL INCOME TAX CONSEQUENCES

        Subject to the limitations, assumptions and qualifications described herein, it is the opinion of LeClairRyan, A Professional Corporation that the material U.S. federal income tax consequences of the merger applicable to "U.S. holders" (as defined below) of United Financial common stock who exchange their shares of United Financial common stock in the merger are as described below. The following discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). The opinion of tax counsel for Cardinal is filed as Exhibit 8.1 to the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part.

        This discussion does not address the tax consequences of the merger under state, local or foreign tax laws, nor does it address any alternative minimum tax or any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

        This discussion is limited to U.S. holders (as defined below) that hold their shares of United Financial common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Furthermore, this discussion does not address all of the tax consequences that may be relevant to a particular United Financial shareholder or to United Financial shareholders that are subject to special rules under U.S. federal income tax laws, such as: shareholders that are not U.S. holders; financial institutions; insurance companies; mutual funds; tax-exempt organizations; S corporations or other pass-through entities (or investors in such entities); regulated investment companies; real estate investment trusts; dealers in securities or currencies; persons subject to the alternative minimum tax provisions of the Code; former citizens or residents of the United States; persons whose functional currency is not the U.S. dollar; traders in securities that elect to use a mark-to-market method of accounting; persons who own more than 5% of the outstanding common stock of United Financial; persons who hold United Financial common stock as part of a straddle, hedge, constructive sale or conversion transaction; and U.S. holders who acquired their shares of United Financial common stock through the exercise of an employee stock option or otherwise as compensation.

        For purposes of this section, the term "U.S. holder" means a beneficial owner of United Financial common stock that for United States federal income tax purposes is: a citizen or resident of the United States; a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; an estate that is subject to U.S. federal income tax on its income regardless of its source; or a trust, the substantial decisions of which are controlled by one or more U.S. persons and which is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        If a partnership or other entity taxed as a partnership holds United Financial common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

        Holders of United Financial common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of any changes in those laws.

 The Merger

        Subject to the limitations, assumptions and qualifications described herein, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Accordingly, the opinion states that, for U.S. federal income tax purposes, the merger will qualify as a reorganization under Section 368(a) of the Code. Accordingly, a holder of United Financial common stock generally will not recognize any gain or loss for U.S. federal income tax purposes as a result of the exchange of the holder's United Financial shares solely for Cardinal common stock pursuant to the merger, and will recognize gain (but not loss) in an amount not to exceed any cash received as part of the merger consideration (except with respect to any cash received in lieu of a fractional share of Cardinal common stock, as discussed below under "Cash Received in Lieu of a Fractional Share of Cardinal Common Stock").

        Consummation of the merger is conditioned upon Cardinal and United Financial receiving a written tax opinion, dated the closing date of the merger, from LeClairRyan, Cardinal's outside tax counsel, to the effect that, based upon facts, representations and assumptions set forth in such opinion, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, LeClairRyan has delivered an opinion to Cardinal and United Financial to the same effect. These opinions are conditioned on, among other things, such tax counsel's receipt of representation letters from each of Cardinal and United Financial, in each case in form and substance reasonably satisfactory to such counsel, and on customary factual assumptions. The opinion of counsel is not binding on the IRS or the courts and no ruling has been, or will be, sought from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to the consequences set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each United Financial shareholder should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Consequences to Cardinal and United Financial

        Each of Cardinal and United Financial will be a party to the merger within the meaning of Section 368(b) of the Code, and neither Cardinal nor United Financial will recognize any gain or loss as a result of the merger.

Tax Consequences to Shareholders of United Financial

        Accordingly, based on the opinions delivered in connection herewith:

  •
  Gain (but not loss) will be recognized by shareholders of United Financial who receive shares of Cardinal common stock and cash in exchange for shares of United Financial common stock pursuant to the merger, in an amount equal to the lesser of (i) the amount by which the sum of the fair market value of the Cardinal common stock and cash received by a shareholder of United Financial exceeds such shareholder's basis in its United Financial common stock, and (ii) the amount of cash received by such shareholder of United Financial (except with respect to any cash received in lieu of fractional share interests in Cardinal common stock, as discussed below under "Cash Received In Lieu of a Fractional Share of Cardinal Common Stock");

  •
  The aggregate basis of the Cardinal common stock received in the merger will be the same as the aggregate basis of the United Financial common stock for which it is exchanged, decreased by the amount of cash received in the merger and decreased by any basis attributable to fractional share interests in Cardinal common stock for which cash is received, and increased by the amount of gain recognized on the exchange other than in respect of fractional shares

    (regardless of whether such gain is classified as capital gain or as ordinary dividend income, as discussed below under "Additional Considerations-Recharacterization of Gain as a Dividend"); and

  •
  The holding period of Cardinal common stock received in exchange for shares of United Financial common stock will include the holding period of the United Financial common stock for which it is exchanged.

        If U.S. holders of United Financial common stock acquired different blocks of shares of United Financial common stock at different times or at different prices, such holders' gain, basis and holding period may be determined with reference to each block of United Financial common stock. Any such holders should consult their tax advisors regarding the manner in which Cardinal common stock and cash received in the exchange should be allocated among different blocks of United Financial common stock and with respect to identifying the bases or holding periods of the particular shares of Cardinal common stock received in the merger.

        Taxation of Capital Gain.    Except as described under "Additional Considerations-Recharacterization of Gain as a Dividend" below, gain that United Financial shareholder recognize in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such shareholder have held (or are treated as having held) their United Financial common stock for more than one year as of the date of the merger. For United Financial shareholder that are non-corporate holders of United Financial common stock, long-term capital gain generally will be taxed at preferential rates.

        Additional Considerations—Recharacterization of Gain as a Dividend.    All or part of the gain that a particular United Financial shareholder recognizes could be treated as dividend income rather than capital gain if (i) such United Financial shareholder is a significant shareholder of Cardinal or (ii) such United Financial shareholder's percentage ownership, taking into account constructive ownership rules, in Cardinal after the merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of Cardinal common stock rather than a combination of cash and shares of Cardinal common stock in the merger. This could happen, for example, because of ownership of additional shares of Cardinal common stock by such United Financial shareholder or ownership of shares of Cardinal common stock by a person related to such United Financial shareholder. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon such United Financial shareholder's particular circumstances, including the application of certain constructive ownership rules, United Financial shareholder should consult their own tax advisors regarding the potential tax consequences of the merger to them.

        Cash Received in Lieu of a Fractional Share of Cardinal Common Stock.    A U.S. holder that receives cash in lieu of a fractional share of Cardinal common stock in the merger generally will be treated as if the fractional share of Cardinal common stock had been distributed to them as part of the merger, and then redeemed by Cardinal in exchange for the cash actually distributed in lieu of the fractional share, with the redemption generally qualifying as an "exchange" under Section 302 of the Code. Consequently, those holders generally will recognize capital gain or loss with respect to the cash payments they receive in lieu of fractional shares measured by the difference between the amount of cash received and the tax basis allocated to the fractional shares, and such gain or loss will be long-term capital gain or loss if, as of the effective date of the merger, the holding period of such shares is greater than one year. The deductibility of capital losses is subject to limitations.

 Backup Withholding and Reporting Requirements

        U.S. holders of United Financial common stock, other than certain exempt recipients, may be subject to backup withholding at a rate of 28% with respect to any cash payment received in the merger in lieu of fractional shares. However, backup withholding will not apply to any U.S. holder that either (a) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding or (b) otherwise proves to Cardinal and its exchange agent that the U.S. holder is exempt from backup withholding. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the holder timely furnishes the required information to the IRS.

        In addition, U.S. holders of United Financial common stock are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of United Financial stock exchanged, the number of shares of Cardinal stock received, the fair market value and tax basis of United Financial shares exchanged and the U.S. holder's tax basis in the Cardinal common stock received.

        If a U.S. holder of United Financial common stock that exchanges such stock for Cardinal common stock is a "significant holder" with respect to United Financial, the U.S. holder is required to include a statement with respect to the exchange on or with the federal income tax return of the U.S. holder for the year of the exchange. A U.S. holder of United Financial common stock will be treated as a significant holder in United Financial if the U.S. holder's ownership interest in United Financial is five percent (5%) or more of United Financial's issued and outstanding common stock or if the U.S. holder's basis in the shares of United Financial stock exchanged is one million dollars ($1,000,000) or more. The statement must be prepared in accordance with Treasury Regulation Section 1.368-3 and must be entitled "STATEMENT PURSUANT TO §1.368-3 BY [INSERT NAME AND TAXPAYER IDENTIFICATION NUMBER (IF ANY) OF TAXPAYER], A SIGNIFICANT HOLDER". The statement must include the names and employer identification numbers of United Financial and Cardinal, the date of the merger, and the fair market value and tax basis of United Financial shares exchanged (determined immediately before the merger).

        This discussion of the material U.S. federal income tax consequences does not purport to be a complete analysis or listing of all potential tax effects that may apply to a holder of United Financial common stock. Further, it is not intended to be, and should not be construed as, tax advice. Holders of United Financial common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

MARKET FOR COMMON STOCK AND DIVIDENDS

        Cardinal common stock is traded on the NASDAQ Global Select Market under the symbol "CFNL." United Financial common stock is quoted on the OTCQB marketplace under the symbol "UFBC."

        As of the record date for the special meeting, there were [    •    ] shares of United Financial common stock outstanding, which were held by approximately [    •    ] holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

        The following table sets forth during the periods indicated the high and low sales prices of Cardinal common stock as reported on the NASDAQ Global Select Market and United Financial common stock as reported on the OTCQB marketplace, and the dividends declared per share of Cardinal common stock and United Financial common stock. The sales prices for United Financial common stock shown in the table below may not be representative of all transactions during the indicated periods or the actual fair market value of the common stock at the time of such transaction due to the infrequency of trades and the limited market for the common stock.

	Cardinal Common Stock			United Financial Common Stock
	Sales Price			Sales Price
			Dividends Declared Per Share					Dividends Declared Per Share
	High	Low		High		Low
2013
First Quarter	$18.40	$15.73	$0.05		$17.02		$16.44	$—
Second Quarter	18.33	14.40	0.06		17.04		17.01	—
Third Quarter	18.19	14.65	0.06		38.00		15.50	—
Fourth Quarter	[•]	[•]	[•]		[•]		[•]	—
(through [•])
2012
First Quarter	$11.92	$10.28	$0.03	$	n/a	$	n/a	$—
Second Quarter	12.50	10.98	0.04		16.94		13.75	—
Third Quarter	14.79	12.05	0.04		n/a		n/a	—
Fourth Quarter	16.66	13.13	0.09		15.11		14.50	—
2011
First Quarter	$12.14	$10.60	$0.03	$	n/a	$	n/a	$—
Second Quarter	11.93	9.97	0.03		18.51		17.00	—
Third Quarter	11.81	8.59	0.03		16.13		13.50	—
Fourth Quarter	11.14	8.10	0.03		13.51		13.51	—

        The following table sets forth the closing sale prices per share of Cardinal common stock as reported on the NASDAQ Global Select Market on September 6, 2013, the last trading day before the parties announced the signing of the merger agreement, and on [    •    ], 2013, the last trading day before the date of this proxy statement/prospectus. The table also sets forth, to the knowledge of United Financial, the sales price of the latest sale of United Financial common stock that occurred before September 6, 2013 (which sale occurred on August 7, 2013), and the sales price of the most recent sale of United Financial common stock that occurred before the date of this proxy statement/prospectus (which sale occurred on [    •    ], 2013). The following table also includes the equivalent market value per share of United Financial common stock on September 6, 2013 and on [    •    ], 2013, which reflects the sum of (i) the product of the exchange ratio of 1.154 multiplied by the closing sale price of Cardinal common stock on the dates indicated, plus (ii) the per share cash consideration of $19.13.

	Cardinal Common Stock		United Financial Common Stock		Equivalent Market Value Per Share of United Financial
September 6, 2013		$16.55		$18.50		$38.23
[•], 2013	$	[•]	$	[•]	$	[•]

        You are advised to obtain current market quotations for Cardinal common stock and United Financial common stock. The market price of Cardinal common stock at the effective time of the merger or at the time former shareholders of United Financial receive certificates evidencing shares of Cardinal common stock after the merger is completed may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this proxy statement/prospectus or at the time of the special meeting.

        Cardinal and United Financial are legal entities separate and distinct from their subsidiaries, and their revenues depend primarily on the payment of dividends from their subsidiary banks. Therefore, Cardinal's and United Financial's principal sources of funds with which to pay dividends on their stock and their other separate expenses are dividends they receive, respectively, from Cardinal Bank and The Business Bank. The subsidiary banks of both Cardinal and United Financial are subject to certain regulatory and other legal restrictions on the amount of dividends they are permitted to pay to Cardinal and United Financial. See "Description of Cardinal Capital Stock—Common Stock—Dividends" on page [    •    ].

        Cardinal currently pays dividends on its common stock on a quarterly basis, and it anticipates declaring and paying quarterly dividends after completion of the merger. Cardinal has no current intention to change its dividend strategy, but has and will continue to evaluate that decision on a quarterly basis. After the merger, the final determination of the timing, amount and payment of dividends on Cardinal common stock will be at the discretion of its board of directors and will depend upon the earnings of Cardinal and its subsidiary bank, the financial condition of Cardinal and other factors, including general economic conditions and applicable governmental regulations and policies.

 INFORMATION ABOUT CARDINAL FINANCIAL CORPORATION

        Cardinal Financial Corporation is a financial holding company headquartered in McLean, Virginia providing financial services through its community bank subsidiary, Cardinal Bank, and its mortgage banking subsidiary, George Mason Mortgage, LLC. In addition, Cardinal provides services through its retail securities brokerage subsidiary, Cardinal Wealth Services, Inc. Cardinal Bank currently operates 28 banking offices in its primary market area, which is the greater Washington, D.C. metropolitan area. Cardinal's common stock is traded on the NASDAQ Global Select Market under the symbol "CFNL."

        As of June 30, 2013, Cardinal had total assets of approximately $2.9 billion, loans receivable, net of fees, of approximately $1.9 billion, total deposits through its bank subsidiary of approximately $2.1 billion and shareholders' equity of approximately $316.1 million.

        The principal executive offices of Cardinal are located at 8270 Greensboro Drive, Suite 500, McLean, Virginia 22102, and its telephone number is (703) 584-3400. Cardinal's website can be accessed at http://www.cardinalbank.com. Information contained on the websites of Cardinal or any subsidiary of Cardinal does not constitute part of this proxy statement/prospectus and is not incorporated into other filings that Cardinal makes with the SEC.

        For more information about Cardinal, see "Where You Can Find More Information" beginning on page [    •    ].

 INFORMATION ABOUT UNITED FINANCIAL BANKING COMPANIES, INC.

        United Financial Banking Companies, Inc. is a financial holding company headquartered in Vienna, Virginia. United Financial engages in a general commercial banking business and specializes in offering a wide variety of banking services to business and professional customers through its community bank subsidiary, The Business Bank. The Business Bank currently operates 8 full-service banking office throughout the Northern Virginia market area. United Financial's common stock is traded on the OTCBQ marketplace under the symbol "UFBC."

        United Financial was organized under the laws of the Commonwealth of Virginia in February 1982. In July 1983, United Financial acquired all the outstanding common stock of The Business Bank, a commercial bank organized under the laws of the Commonwealth of Virginia. United Financial also wholly owns Business Venture Capital, Inc. ("BVCI"), a subsidiary which conducts limited lending and other investment activities, United Facilities LLC, a subsidiary which holds premises of the Business Bank and United Financial Capital Trust I, a business trust established to issue trust preferred securities.

        The Business Bank commenced operations in October 1981. The services provided by The Business Bank include the usual deposit functions of commercial banks, including business and personal checking accounts, "NOW" accounts and savings accounts; business and commercial loans; commercial and residential real estate loans; certain insurance activities; lock box activities; and personal loans. The Business Bank is a federally-insured state-chartered bank which is not a member bank of the Federal Reserve Bank of Richmond and its deposits are insured up to the regulatory limits by the Deposit Insurance Fund of the FDIC. The Business Bank markets its services to professionals and small and medium- sized businesses in its service area of Northern Virginia and surrounding communities.

        As of June 30, 2013, United Financial had total consolidated assets of approximately $334.0 million, total consolidated loans, net of unearned income, of approximately $225.3 million, total consolidated deposits through its bank subsidiary of approximately $298.4 million and consolidated stockholders' equity of approximately $29.3 million.

        The principal executive offices of United Financial are located at 133 Maple Avenue East, Vienna, Virginia 22180, and its telephone number is (703) 938-0535. United Financial's website can be accessed at http://www.businessbankva.com. Information contained on the websites of United Financial or any subsidiary of United Financial does not constitute part of this proxy statement/prospectus.

DESCRIPTION OF CARDINAL CAPITAL STOCK

        The following summary description of the material features of the capital stock of Cardinal is qualified in its entirety by reference to the applicable provisions of Virginia law and by Cardinal's articles of incorporation and bylaws, each as amended.

        As a result of the merger, United Financial shareholders who receive shares of Cardinal common stock in the merger will become shareholders of Cardinal. Your rights as shareholders of Cardinal will be governed by Virginia law and the articles of incorporation and the bylaws of Cardinal, each as amended. We urge you to read the applicable provisions of the Virginia SCA, Cardinal's articles of incorporation and bylaws and federal laws governing financial holding companies carefully and in their entirety. Copies of Cardinal's governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see "Where You Can Find More Information."

General

        As of September 30, 2013, Cardinal had 60,000,000 shares of capital stock authorized. This authorized capital stock consisted of:

  •
  50,000,000 shares of common stock, par value $1.00 per share, 30,281,006 of which were outstanding as of September 30, 2013; and

  •
  10,000,000 shares of preferred stock, par value $1.00 per share, none of which are outstanding as of the date of this proxy statement/prospectus.

        As of September 30, 2013, there were options outstanding to purchase 1,057,632 shares of Cardinal common stock, all granted under Cardinal's equity compensation plans. No shares of Cardinal common stock are subject to unvested restricted stock awards.

Common Stock

        General.    Each share of Cardinal common stock has the same relative rights as, and is identical in all respects to, each other share of Cardinal common stock. Cardinal's common stock is traded on the NASDAQ Global Select Market under the symbol "CFNL." The transfer agent and registrar for Cardinal's common stock is American Stock Transfer & Trust Company.

        Voting Rights.    Each holder of Cardinal common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

        Dividends.    Holders of Cardinal common stock are entitled to receive dividends when and as declared by the Cardinal board of directors out of funds legally available therefor; provided, however, that the payment of dividends to holders of common stock is subject to the preferential dividend rights of any outstanding preferred stock. Cardinal is a corporation separate and distinct from Cardinal Bank. Since most of Cardinal's revenues will be received by it in the form of dividends or interest paid by Cardinal Bank, Cardinal's ability to pay dividends will be subject to certain regulatory restrictions.

        Directors and Classes of Directors.    Cardinal's board of directors is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. The number of directors may be increased or decreased by the board in its discretion. Currently, the Cardinal board consists of 12 directors. Directors of Cardinal may be removed by shareholders of Cardinal only for cause and with the affirmative vote of more than two-thirds of the outstanding shares entitled to vote.

        No Preemptive or Conversion Rights.    Holders of Cardinal's common stock do not have preemptive rights to purchase additional shares of any class of Cardinal stock, and have no conversion or redemption rights.

        Calls and Assessments.    All of the issued and outstanding shares of Cardinal common stock are non-assessable.

        Liquidation Rights.    In the event of Cardinal's liquidation, dissolution or winding up, the holders of common stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the remaining assets available for distribution after payment or provision for payment of Cardinal's debts and liabilities and distributions or provision for distributions to holders of any preferred stock having preference over the common stock.

        For more information regarding the rights of holders of Cardinal common stock, see "Comparative Rights of Shareholders."

Preferred Stock

        Cardinal's board of directors is granted the authority from time to time to issue preferred stock in one or more series and, in connection with the creation of any such series, to fix by resolution the preferences, limitations and relative rights thereof. As of September 30, 2013, there were 10,000,000 authorized shares of preferred stock, par value $1.00 per share, of which 1,412,000 have been designated as the 7.25% Cumulative Convertible Preferred Stock, Series A and 41,238 have been designated as the Fixed Rate Cumulative Perpetual Preferred Stock, Series B. No shares of preferred stock are outstanding as of the date of this proxy statement/prospectus. The preferences and other terms of any series of preferred stock will be fixed by an amendment to Cardinal's articles of incorporation designating the terms of that series.

        The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of Cardinal, then existing market conditions and other factors that, in the judgment of the Cardinal board, might warrant the issuance of preferred stock.

 COMPARATIVE RIGHTS OF SHAREHOLDERS

        Cardinal and United Financial are Virginia corporations subject to the provisions of the Virginia SCA. The rights of shareholders of Cardinal and United Financial are governed by their respective articles of incorporation and bylaws. Upon completion of the proposed merger, United Financial shareholders will become shareholders of Cardinal and, as such, their shareholder rights will be governed by the articles of incorporation and bylaws of Cardinal and will continue to be governed by the Virginia SCA.

        The following is a summary of the material differences in the rights of shareholders of Cardinal and United Financial, but is not a complete statement of all those differences. Shareholders should read carefully the relevant provisions of the Virginia SCA and the respective articles of incorporation and bylaws of Cardinal and United Financial. This summary is qualified in its entirety by reference to the articles of incorporation and bylaws of Cardinal and United Financial and to the provisions of the Virginia SCA.

Authorized Capital Stock

        Cardinal.    Cardinal is authorized to issue 50,000,000 shares of common stock, par value $1.00 per share, of which 30,281,006 shares were issued and outstanding as of September 30, 2013, and 10,000,000 shares of preferred stock, par value $1.00 per share, of which 1,412,000 have been designated as the 7.25% Cumulative Convertible Preferred Stock, Series A and 41,238 have been designated as the Fixed Rate Cumulative Perpetual Preferred Stock, Series B. No shares of Cardinal preferred stock are outstanding as of the date of this proxy statement/prospectus.

        Cardinal's board of directors is granted the authority from time to time to issue preferred stock in one or more series and, in connection with the creation of any such series, to fix by resolution the preferences, limitations and relative rights thereof. Holders of Cardinal stock of any class do not have any preemptive right to subscribe to or purchase (i) any shares of capital stock of Cardinal, (ii) any securities convertible into such shares, or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

        United Financial.    United Financial is authorized to issue 3,500,000 shares of common stock, par value $1.00 per share, of which 1,350,159 shares were issued and outstanding as of the record date for the United Financial special meeting, and 5,000,000 shares of preferred stock, no par value per share, of which 900 shares have been designated as Series A Preferred Stock, 5,658 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, 283 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series C, and 3,000 shares have been designated as Senior Non-Cumulative Perpetual Preferred Stock, Series D. All 3,000 shares of the Senior Non-Cumulative Perpetual Preferred Stock, Series D are outstanding as of the record date for the United Financial special meeting. These shares are referred to in this proxy statement/prospectus as the SBLF preferred stock. No other shares of United Financial preferred stock are outstanding as of such date.

        United Financial's board of directors is granted the authority from time to time to issue preferred stock in one or more series and, in connection with the creation of any such series, to fix by resolution the preferences, limitations and relative rights thereof. Holders of United Financial stock of any class do not have any preemptive right to subscribe to or purchase (i) any shares of capital stock of United Financial, (ii) any securities convertible into such shares, or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

 Dividend Rights

        The holders of Cardinal and United Financial common stock are entitled to share ratably in dividends when and as declared by their respective board of directors out of funds legally available therefor. Cardinal's and United Financial's articles of incorporation permit their boards to issue preferred stock with terms set by their boards, which terms may include the right to receive dividends ahead of the holders of their common stock. Cardinal does not currently have any outstanding shares of preferred stock. Holder's of United Financial's SBLF preferred stock are entitled to cash dividends, payable quarterly, before any dividend may be paid to the holders of the United Financial common stock. The preference is non-cumulative and subject to the United Financial board of directors' declaration of a dividend from funds legally available therefor.

Voting Rights

        The holders of both Cardinal and United Financial common stock have one vote for each share held on any matter presented for consideration by the holders of common stock at a shareholder meeting. The holders of neither Cardinal nor United Financial common stock are entitled to cumulative voting in the election of directors.

Directors and Classes of Directors

        Cardinal.    The Cardinal board is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. The number of directors may be increased or decreased by the board in its discretion. Currently, the Cardinal board consists of 12 directors. Directors of Cardinal may be removed by shareholders of Cardinal only for cause and with the affirmative vote of more than two-thirds of the outstanding shares entitled to vote.

        United Financial.    The United Financial board is divided into three classes, apportioned as evenly as possible, with directors serving staggered three-year terms. The number of directors may be increased or decreased by the board in its discretion. Currently, the United Financial board consists of eight directors. Directors of United Financial may be removed by shareholders of United Financial with or without cause with the affirmative vote of a majority of the outstanding shares entitled to vote. The holders of the Series D Preferred Stock will become entitled to elect two directors to the United Financial board of directors if United Financial misses six or more dividend payments, whether or not consecutive.

Anti-takeover Provisions

        Certain provisions of the Virginia SCA and the articles of incorporation and bylaws of Cardinal and United Financial may discourage attempts to acquire control of Cardinal or United Financial, respectively, that the majority of either company's shareholders may determine was in their best interests. These provisions also may render the removal of one or all directors more difficult or deter or delay corporate changes of control that the Cardinal or United Financial boards did not approve.

        Classified Board of Directors.    The provisions of Cardinal's and United Financial's articles of incorporation providing for classification of their respective boards of directors into three separate classes may have certain anti-takeover effects. For example, at least two annual meetings of shareholders may be required for the shareholders to replace a majority of the directors serving on each company's board of directors.

        Authorized Preferred Stock.    The articles of incorporation of both Cardinal and United Financial authorize the issuance of preferred stock. The Cardinal and United Financial boards may, subject to application of Virginia law and federal banking regulations, authorize the issuance of preferred stock at such times, for such purposes and for such consideration as either board may deem advisable without further shareholder approval. The issuance of preferred stock under certain circumstances may have the effect of discouraging an attempt by a third party to acquire control of Cardinal or United Financial by, for example, authorizing the issuance of a series of preferred stock with rights and preferences designed to impede the proposed transaction.

        Supermajority Voting Provisions.    The Virginia SCA provides that, unless a corporation's articles of incorporation provide for a greater or lesser vote, certain significant corporate actions must be approved by the affirmative vote of more than two-thirds of all the votes entitled to be cast on the matter. Certain corporate actions requiring a more than two-thirds vote include:

  •
  adoption of plans of merger or share exchange;

  •
  sales of all or substantially all of a corporation's assets other than in the ordinary course of business; and

  •
  adoption of plans of dissolution.

        The Virginia SCA provides that a corporation's articles may either increase the vote required to approve those actions or may decrease the vote required to not less than a majority of all the votes cast by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

        The articles of incorporation of Cardinal state that the actions set out above must be approved by a majority of all the votes entitled to be cast on the transaction by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended by two-thirds of the directors in office, then the transaction must be approved by the affirmative vote of more than two-thirds of all of the votes entitled to be cast on such transaction by each voting group entitled to vote.

        The articles of incorporation of United Financial do not increase or decrease the vote required to approve such actions. Accordingly, the actions must be approved by the affirmative vote of more than two-thirds of all of the votes entitled to be cast on the matter.

        Anti-takeover Statutes.    Virginia has two anti-takeover statutes in force, the Affiliated Transactions Statute and the Control Share Acquisitions Statute.

        The Affiliated Transaction Statute of the Virginia SCA contains provisions governing "affiliated transactions." These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an "interested shareholder." An interested shareholder is generally the beneficial owner of more than 10% of any class of a corporation's outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the "disinterested directors" (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation's voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder's acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:

  •
  the transaction is approved by the holders of two-thirds of the corporation's voting shares, other than shares beneficially owned by the interested shareholder;

  •
  the affiliated transaction has been approved by a majority of the disinterested directors; or

  •
  subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

        Under the Virginia SCA's Control Share Acquisitions Statute, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

  •
  unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

  •
  among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person's acquisition thereof.

        If authorized in the corporation's articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a "control share acquisition statement" with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation's outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for "fair value."

        The provisions of the Affiliated Transactions Statute and the Control Share Acquisitions Statute are only applicable to public corporations that have more than 300 shareholders of record. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisitions Statute. Cardinal's bylaws include a provision opting out of the Control Share Acquisitions Statute. United Financial has not opted-out of the Control Share Acquisitions Statute.

Amendments to Articles of Incorporation and Bylaws

        The Virginia SCA generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the Virginia SCA otherwise requires a greater vote, or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups. However, under the Virginia SCA, no amendment to the articles of incorporation may be approved by a vote that is less than a majority of all the votes cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

        Under the Virginia SCA, unless another process is set forth in the articles of incorporation or bylaws, a majority of the directors or, if a quorum exists, a majority of the shareholders present and entitled to vote may adopt, amend or repeal the bylaws.

        Cardinal.    Cardinal's articles of incorporation state that an amendment to the articles of incorporation must be approved by a majority of all the votes entitled to be cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the amendment has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the amendment is not so approved and recommended by two-thirds of the directors in office, then the amendment must be approved by the affirmative vote of more than two-thirds of all of the votes entitled to be cast on such amendment by each voting group entitled to vote.

        Cardinal's bylaws may be amended, altered, or repealed by the board of directors at any time. Cardinal's shareholders have the power to rescind, alter, amend, or repeal any bylaws and to enact bylaws which, if so expressed by the shareholders, may not be rescinded, altered, amended, or repealed by Cardinal's board of directors.

        United Financial.    United Financial's articles of incorporation state that an amendment to the articles of incorporation must be approved by a majority of all the votes entitled to be cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group is present.

        United Financial's bylaws may be amended, altered, or repealed by the board of directors at any time. United Financial's shareholders have the power to rescind, alter, amend, or repeal any bylaws and to enact bylaws which, if so expressed by the shareholders, may not be rescinded, altered, amended, or repealed by United Financial's board of directors.

Appraisal Rights

        The Virginia SCA provides that appraisal rights are not available to holders of shares of any class or series of shares of a Virginia corporation in a merger when the stock is either listed on a national securities exchange, such as the NASDAQ Global Select Market, or is held by at least 2,000 shareholders of record and has a public float of at least $20 million. Despite this exception, appraisal rights will be available to holders of common stock of a Virginia corporation in a merger if:

  •
  the articles of incorporation provide for appraisal rights regardless of an available exception (although neither Cardinal's nor United Financial's articles of incorporation authorize such special appraisal rights);

  •
  in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by more than 2,000 shareholders of record having a public float of at least $20 million, or a combination of cash or such shares; or

  •
  the merger is an "affiliated transaction," as described under "—Anti-takeover Provisions" above, and it has not been approved by a majority of the disinterested directors.

        Cardinal.    Cardinal common stock is listed on the NASDAQ Global Select Market. Therefore, unless one of the exceptions outlined above applies to a given transaction, shareholders of Cardinal will not be entitled to appraisal rights. Shareholders of Cardinal are not entitled to appraisal rights in connection with the merger.

        United Financial.    United Financial common stock is not traded on a national securities exchange, nor is it held by more than 2,000 shareholders. Therefore, holders of shares of United Financial common stock are entitled to appraisal rights. See "The Merger—Appraisal Rights" and Article 15, Sections 13.1-729 through 13.1-741.1 of the Virginia SCA, a copy of which is attached as Appendix C to this proxy statement/prospectus, for additional information regarding the appraisal rights available to United Financial shareholders in connection with the merger.

Director and Officer Exculpation

        The Virginia SCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (a) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (b) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the Virginia SCA or a corporation's articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

        The articles of incorporation and bylaws of Cardinal and United Financial provide that, to the full extent that the Virginia SCA permits the limitation or elimination of liability of directors or officers, a director or officer of either corporation is not liable to his or her respective corporation or its shareholders for monetary damages.

Indemnification

        The articles of incorporation and bylaws of Cardinal and United Financial provide that, to the full extent permitted by the Virginia SCA, each of Cardinal and United Financial is required to indemnify a director or officer against liabilities, fines, penalties and claims imposed upon or asserted against him or her by reason of having been a director or officer and against all expenses reasonably incurred by him or her in connection therewith, except in relation to matters as to which he or she is liable by reason of his or her willful misconduct or knowing violation of criminal law. Each of Cardinal's and United Financial's board of directors is empowered, by a majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer, as set forth above.

LEGAL MATTERS

        The validity of the Cardinal common stock to be issued upon completion of the merger will be passed upon for Cardinal by LeClairRyan, A Professional Corporation, Richmond, Virginia. Certain U.S. federal income tax consequences relating to the merger will be passed upon for both companies by LeClairRyan, A Professional Corporation. Certain matters relating to the merger have been passed upon for United Financial by BuckleySandler LLP, Washington, D.C.

EXPERTS

        The consolidated financial statements of Cardinal Financial Corporation and subsidiaries as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management's effectiveness of internal control over financial reporting as of December 31, 2012 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

        In accordance with Virginia law, no business may be brought before the special meeting unless it is described in the applicable notice of meeting that accompanies this proxy statement/prospectus. As of the date of this proxy statement/prospectus, the United Financial board knows of no matters that will be presented for consideration at the special meeting other than those specifically set forth in the notice for the special meeting. If, however, any other matters properly come before the special meeting, or any adjournments thereof, and are voted upon, it is the intention of the proxy holders to vote such proxies in accordance with the recommendation of the management of United Financial.

WHERE YOU CAN FIND MORE INFORMATION

        Cardinal files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Cardinal files with the SEC at the SEC's public reference room in Washington, D.C., which is located at the following address: Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings made by Cardinal are also available to the public from commercial document retrieval services and at the SEC's Internet website at http://www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this proxy statement/prospectus.

        Cardinal has filed a registration statement on Form S-4 under the Securities Act of 1933 to register with the SEC the shares of Cardinal common stock to be issued in the merger. This document is a part of the registration statement and constitutes a prospectus of Cardinal and a proxy statement of United Financial for its special meeting of shareholders. As allowed by SEC rules, this document does not contain all the information that you can find in the registration statement or the exhibits to the registration statement.

        The SEC allows Cardinal to "incorporate by reference" information into this proxy statement/prospectus, which means that it can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus as described below.

        This proxy statement/prospectus incorporates by reference the documents set forth below that Cardinal have previously filed with the SEC. These documents contain important business information about Cardinal and its financial condition.

Cardinal SEC Filings (SEC File: 000-24557)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2012
Quarterly Report on Form 10-Q	Quarters ended March 31, 2013 and June 30, 2013
Current Reports on Form 8-K
Filed on January 17, 2013, April 22, 2013, June 14, 2013, July 26, 2013, September 9, 2013, September 10, 2013 and September 19, 2013 (other than those portions of the documents deemed furnished and not filed)
Definitive Proxy Statement on Schedule 14A	Filed on March 18, 2013

        In addition, Cardinal incorporates by reference any future filings it makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the special meeting (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement/prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

        Documents contained in or incorporated by reference in this document by Cardinal are available through the SEC as set forth above or from Cardinal. You may obtain such documents by requesting them in writing or by telephone from Cardinal as follows:

Cardinal Financial Corporation
8270 Greensboro Drive, Suite 500
McLean, Virginia 22102
Telephone: (703) 584-3400
Attention: Mark A. Wendel
Executive Vice President and Chief Financial Officer

        These documents are available from Cardinal without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. You can also find information about Cardinal at its Internet website at http://www.cardinalbank.com under "Investor Relations." Information contained on the websites of Cardinal or any subsidiary of Cardinal does not constitute part of this proxy statement/prospectus and is not incorporated into other filings that Cardinal makes with the SEC.

        If you would like to request documents from Cardinal, please do so by [    •    ], 2013 in order to receive timely delivery of the documents before the special meeting.

        Cardinal has supplied all information contained or incorporated by reference in this document relating to Cardinal, and United Financial has supplied all such information relating to United Financial.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. Cardinal and United Financial have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. Cardinal is not making an offer to sell or soliciting an offer to buy any securities other than the Cardinal common stock to be issued by Cardinal in the merger, and Cardinal is not making an offer of such securities in any state where the offer is not permitted. This proxy statement/prospectus is dated [    •    ], 2013. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to you nor the issuance of Cardinal common stock in the merger creates any implication to the contrary.

Appendix A

AGREEMENT AND PLAN OF REORGANIZATION

between

CARDINAL FINANCIAL CORPORATION

and

UNITED FINANCIAL BANKING COMPANIES, INC.

 September 9, 2013

A-i

 LIST OF EXHIBITS

EXHIBIT 1.1	Plan of Merger

A-ii

INDEX OF DEFINED TERMS

Acquisition Proposal	Section 5.5(c)
Agreement	Recitals
BHCA	Section 3.3(a)
Bank Reports	Section 3.3(e)(ii)
CFNL	Recitals
CFNL Benefit Plans	Section 3.4(j)(i)
CFNL Common Stock	Section 2.1(a)
CFNL Subsidiary	Section 3.4(b)
Cash Consideration	2.1(b)
Closing Date	Section 1.2
Code	Recitals
Confidentiality Agreement	Section 5.5(b)
Derivative Contract	Section 3.3(s)
Disclosure Schedule	Section 3.1
Dissenting Shares	Section 2.8
ERISA	Section 3.3(l)(iii)
Effective Time	Section 1.2
Environmental Claim	Section 3.3(p)(v)(A)
Environmental Laws	Section 3.3(p)(v)(B)
Exchange Act	Section 3.4(e)(i)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(b)
FDIC	Section 3.3(a)
FFIEC	Section 3.3(e)(ii)
GAAP	Section 3.3(e)(i)
Governmental Authority	Section 3.3(i)
Intellectual Property	Section 3.3(r)
Knowledge	Section 3.2(c)
Loan	Section 3.3(o)
Loan Loss Allowance	Section 3.3(n)(ii)
Material Adverse Effect	Section 3.2(b)
Material Contract	Section 3.3(h)(i)
Materials of Environmental Concern	Section 3.3(p)(v)(C)
Merger	Recitals
Merger Consideration	Section 2.1(b)
OREO	Section 3.3(n)(iii)
Organizational Documents	Section 3.3(a)
Plan of Merger	Section 1.1
Proxy Statement	Section 5.4(a)
Registration Statement	Section 5.4(a)
Regulatory Approvals	Section 5.6(a)
Rights	Section 3.3(d)
SBLF Preferred Stock	Section 3.3(d)
SEC	Section 3.3(h)(i)(C)
SEC Reports	Section 3.4(e)(i)
Sarbanes-Oxley Act	Section 3.3(e)(iii)
Securities Act	Section 3.4(e)(i)
Stock Consideration	Section 2.1(b)

A-iii

Subsidiary Bank Merger	Section 1.3
Superior Proposal	Section 5.5(d)
Tax	Section 3.3(j)(i)
Tax Returns	Section 3.3(j)(i)
Taxes	Section 3.3(j)(i)
Termination Event	Section 7.4(e)
Termination Fee	Section 7.4(b)
Treasury	Section 3.3(d)
UFBC	Recitals
UFBC Benefit Plans	Section 3.3(l)(i)
UFBC Common Certificate	Section 2.1(d)
UFBC Common Stock	Section 2.1(b)
UFBC Continuing Employees	Section 5.9(a)
UFBC Financial Statements	Section 3.3(e)(i)
UFBC Stock Option	Section 2.3(a)
UFBC Stock Plan	Section 2.3(a)
UFBC Stock Warrant	Section 2.3(b)
UFBC Stockholders Approval	Section 3.3(c)(i)
UFBC Stockholders Meeting	Section 5.3
UFBC Subsidiary	Section 3.3(b)
UFBC Technology Systems	Section 3.3(r)
VSCA	Section 1.1

A-iv

AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of September 9, 2013, between CARDINAL FINANCIAL CORPORATION, a Virginia corporation ("CFNL"), and UNITED FINANCIAL BANKING COMPANIES, INC., a Virginia corporation ("UFBC").

        WHEREAS, the Boards of Directors of CFNL and UFBC have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination transactions provided for herein, including the merger of UFBC with and into CFNL (the "Merger");

        WHEREAS, the Boards of Directors of CFNL and UFBC have each determined that the Merger is consistent with, and will further, their respective business strategies and goals; and

        WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute, and is adopted as, a "plan of reorganization" for purposes of Sections 354 and 361 of the Code.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
The Merger and Related Matters

1.1  The Merger.

        Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.2), UFBC will be merged with and into CFNL pursuant to the Plan of Merger attached hereto as Exhibit 1.1 and made a part hereof (the "Plan of Merger"). The separate corporate existence of UFBC thereupon shall cease, and CFNL will be the surviving corporation in the Merger. The Merger will have the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA").

1.2  Effective Time; Closing.

        (a)   The Merger will become effective on the date and at the time shown on the Articles of Merger required to be filed with the office of the Virginia State Corporation Commission, as provided in Section 13.1-720 of the VSCA, effecting the Merger (the "Effective Time"). Subject to the satisfaction or waiver of the conditions set forth in Article 6, the parties will cause the Effective Time to occur on (i) the later of (A) January 31, 2014 or (B) a date no later than thirty (30) days after all required regulatory and stockholder approvals to consummate the Merger have been received or (ii) such other date to which the parties may mutually agree in writing. At or after the Closing Date (as defined below), CFNL and UFBC will execute and deliver Articles of Merger containing the Plan of Merger to the Virginia State Corporation Commission.

        (b)   Subject to the terms and conditions of this Agreement, the closing of the Merger will take place at 10:00 a.m. Eastern Time at the corporate office headquarters of CFNL on a date mutually agreed to by the parties and which shall be held at or before the Effective Time (the "Closing Date"). All documents required by this Agreement to be delivered at or before the Effective Time will be exchanged by the parties at the Closing Date.

1.3  Subsidiary Bank Merger.

        At the Effective Time or as soon thereafter as reasonably practicable, The Business Bank, the wholly-owned Virginia chartered commercial bank subsidiary of UFBC, shall be merged with and into Cardinal Bank, the wholly-owned Virginia chartered commercial bank subsidiary of CFNL (the "Subsidiary Bank Merger"), pursuant to the Subsidiary Bank Plan of Merger, the form of which is attached hereto as Exhibit 1.3. As soon as practicable after the approval of this Agreement by the Boards of Directors of CFNL and UFBC, each of CFNL, Cardinal Bank, UFBC and The Business Bank, respectively, shall take all actions necessary to approve and adopt the Subsidiary Bank Plan of Merger, including effecting the necessary stockholder and board of director approvals. Prior to the Effective Time, such parties shall take all actions necessary to approve and adopt any and all other agreements and documents to effect the Subsidiary Bank Merger.

1.4  Articles of Incorporation and Bylaws of CFNL.

        The Articles of Incorporation of CFNL as in effect immediately prior to the Effective Time will be the Articles of Incorporation of CFNL at and after the Effective Time until thereafter amended in accordance with applicable law. The Bylaws of CFNL as in effect immediately prior to the Effective Time will be the Bylaws of CFNL at and after the Effective Time until thereafter amended in accordance with applicable law.

ARTICLE 2
Merger Consideration; Exchange Procedures

2.1  Conversion of Shares.

        At the Effective Time, by virtue of the Merger and without any action on the part of CFNL or UFBC or their respective stockholders:

        (a)   Each share of common stock, par value $1.00 per share, of CFNL ("CFNL Common Stock"), that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

        (b)   Each share of common stock, par value $1.00 per share, of UFBC ("UFBC Common Stock"), that is issued and outstanding immediately before the Effective Time (other than the Dissenting Shares as defined in Section 2.8) will be converted into and exchanged for the right to receive (i) 1.154 shares (the "Exchange Ratio") of CFNL Common Stock (the "Stock Consideration") and (ii) a cash sum of $19.13 (the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration").

        (c)   All shares of UFBC Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time.

        (d)   Each certificate previously representing shares of UFBC Common Stock (a "UFBC Common Certificate") shall cease to represent any rights except the right to receive with respect to each underlying share of UFBC Common Stock (i) the Merger Consideration upon the surrender of such UFBC Common Certificate in accordance with Section 2.2, and (ii) any dividends or distributions or cash in lieu of fractional shares which the holder thereof has the right to receive pursuant to Sections 2.4 and 2.6.

        (e)   Each share of UFBC Common Stock held by either party and each share of CFNL Common Stock held by UFBC or any of the UFBC Subsidiaries (as defined herein) prior to the Effective Time (in each case other than in a fiduciary or agency capacity or on behalf of third parties or as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor; provided, that such shares of CFNL Common Stock shall resume the status of authorized and unissued shares of CFNL Common Stock.

2.2  Exchange Procedures.

        (a)   At or before the Closing Date, CFNL shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company, its transfer agent, or such other independent, third party transfer agent or depository or trust institution of recognized standing approved by CFNL and reasonably acceptable to UFBC (in such capacity, the "Exchange Agent"), for the benefit of the holders of the UFBC Common Certificates, (i) certificates representing the shares of CFNL Common Stock issuable pursuant to this Article 2, and (ii) cash equal to the aggregate amount of the Cash Consideration issuable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the "Exchange Fund"), in exchange for certificates representing outstanding shares of UFBC Common Stock.

        (b)   As promptly as practicable after the Effective Time, CFNL shall cause the Exchange Agent to send to each former stockholder of record of UFBC immediately before the Effective Time transmittal materials for use in exchanging such stockholder's UFBC Common Certificates for the Merger Consideration, as provided for herein.

        (c)   CFNL shall cause the Merger Consideration into which shares of UFBC Common Stock are converted at the Effective Time, and dividends or distributions which a UFBC stockholder shall be entitled to receive and any cash to be paid in lieu of fractional shares, to be issued and paid to such UFBC stockholder upon delivery to the Exchange Agent of UFBC Common Certificates representing such shares of UFBC Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Sections 2.4 or 2.6.

        (d)   Any UFBC stockholder whose UFBC Common Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration, dividends or distributions, and cash in lieu of fractional shares to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by CFNL pursuant to applicable law and as required in accordance with CFNL's standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

        (e)   Any portion of the Exchange Fund that remains unclaimed by the stockholders of UFBC for six (6) months after the Effective Time shall be returned to CFNL (together with any earnings in respect thereof). Any stockholders of UFBC who have not complied with this Article 2 shall thereafter be entitled to look only to CFNL, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of UFBC Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

        (f)    None of the Exchange Agent, either of the parties hereto or any of the CFNL Subsidiaries (as defined herein) or the UFBC Subsidiaries (as defined herein) shall be liable to any stockholder of UFBC for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3  UFBC Stock Options and Warrants.

        (a)   Each option to purchase shares of UFBC Common Stock (a "UFBC Stock Option") granted under an equity based compensation plan of UFBC (a "UFBC Stock Plan"), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, without any action on the part of the holder thereof, be converted into an obligation of CFNL to pay

(or cause to be paid) and a right of the holder of the UFBC Stock Option to receive, cash in an amount equal to the product of (i) the amount equal to $38.26 minus the per share exercise price of such UFBC Stock Option, and (ii) the number of shares of UFBC Common Stock subject to such UFBC Stock Option. In the event that the product obtained by such calculation with respect to a UFBC Stock Option is zero or a negative number, then such UFBC Stock Option shall, immediately prior to the Effective Time, be cancelled for no consideration. The amount determined in accordance with the foregoing shall be paid to the applicable holder of a UFBC Stock Option as soon as reasonably practicable following the Closing Date and in no event later than thirty (30) days following the Closing Date.

        (b)   Subject to the approval or consent of the holders thereof, each warrant or warrant agreement to purchase shares of UFBC Common Stock issued or entered into by UFBC (a "UFBC Warrant") that is outstanding immediately prior to the Effective Time shall, at the Effective Time, without any action on the part of the holder thereof, be converted into an obligation of CFNL to pay (or cause to be paid) and a right of the holder of the UFBC Warrant to receive, cash in an amount equal to the product of (i) the amount equal to $38.26 minus the per share exercise price of such UFBC Warrant, and (ii) the number of shares of UFBC Common Stock subject to such UFBC Warrant. In the event that the product obtained by such calculation with respect to a UFBC Warrant is zero or a negative number, then such UFBC Warrant shall, immediately prior to the Effective Time, be cancelled for no consideration. The amount determined in accordance with the foregoing shall be paid to the applicable holder of a UFBC Warrant as soon as reasonably practicable following the Closing Date and in no event later than thirty (30) days following the Closing Date. In the event that any holder of a UFBC Warrant does not approve or consent to the conversion of such UFBC Warrant into the right to receive cash as set forth above, such UFBC Warrant will be converted into a warrant or warrant agreement of CFNL for CFNL Common Stock pursuant to the terms of the UFBC Warrant.

        (c)   The Board of Directors of UFBC (or, if appropriate, any committee administering the UFBC Stock Plans) shall, prior to the Effective Time, adopt such resolutions or take such other actions as may be required to effect the transactions described in this Section 2.3. In addition, prior to the Effective Time, UFBC shall deliver all necessary or appropriate notices to each holder of UFBC Stock Options and UFBC Stock Warrants setting forth each holder's rights pursuant to this Section 2.3.

2.4  No Fractional Shares.

        Each holder of shares of UFBC Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of CFNL Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of CFNL Common Stock multiplied by the closing sale price of CFNL Common Stock on the NASDAQ Global Select Market for the trading day immediately preceding (but not including) the Effective Time.

2.5  Anti-Dilution.

        In the event CFNL changes (or establishes a record date for changing) the number of shares of CFNL Common Stock issued and outstanding before the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6  Dividends.

        No dividend or other distribution payable to the holders of record of UFBC Common Stock at, or as of, any time after the Effective Time will be paid to the holder of any UFBC Common Certificate until such holder physically surrenders such certificate (or furnishes a surety bond or a customary indemnity that such certificate is lost, destroyed, stolen or otherwise missing as provided in Section 2.2(d)) for exchange as provided in Section 2.2 of this Agreement, promptly after which time all such dividends or distributions will be paid (without interest).

2.7  Withholding Rights.

        The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined herein) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.8  Dissenting Shares.

        Any holder of shares of UFBC Common Stock who perfects such holder's appraisal rights in accordance with and as contemplated by Sections 13.1-729 through 13.1-741.1 of the VSCA shall be entitled to receive from CFNL, in lieu of the Merger Consideration, the value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to the VSCA; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with all applicable provisions of the VSCA, and surrendered to UFBC the certificate or certificates representing the shares for which payment is being made (the "Dissenting Shares"). In the event that after the Effective Time a dissenting stockholder of UFBC fails to perfect, or effectively withdraws or loses, such holder's right to appraisal of and payment for such holder's shares, CFNL shall issue and deliver the consideration to which such holder of shares of UFBC Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the UFBC Common Certificate representing such shares.

ARTICLE 3
Representations and Warranties

3.1  Disclosure Schedule.

        Prior to the date of this Agreement, each party has delivered to the other party a schedule (its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article 3 or to one or more of its covenants or agreements contained in Articles 4 or 5; provided that, (i) no such item is required to be set forth in a party's Disclosure Schedule as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (ii) the mere inclusion of an item in a party's Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined herein) with respect to such party.

3.2  Standard.

        (a)   No representation or warranty of CFNL or UFBC contained in Article 3 (other than the representations and warranties contained in (i) Sections 3.3(c)(i) and 3.3(t) for UFBC and Section 3.4(c)(i) for CFNL, which shall be true in all material respects, and (ii) Sections 3.3(c)(ii)(A), 3.3(d), 3.3(f)(ii) and 3.3(o) for UFBC and Sections 3.4(c)(ii)(A), 3.4(d) and 3.4(f)(ii) for CFNL, which shall be true and correct in all respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence or absence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 3.3 or Section 3.4, has had or is reasonably likely to have a Material Adverse Effect on such party.

        (b)   The term "Material Adverse Effect," as used with respect to a party, means an event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) is materially adverse to the business, properties, financial condition or results of operations of such party and its subsidiaries (meaning the "UFBC Subsidiaries" as defined in Section 3.3(b) or the "CFNL Subsidiaries" as defined in Section 3.4(b), as the case may be), taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that a Material Adverse Effect shall not be deemed to include the impact of (A) changes after the date of this Agreement in laws or regulations generally affecting the banking and bank holding company businesses and the interpretation of such laws and regulations by courts or governmental authorities, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting the banking and bank holding company businesses, (C) changes or events after the date of this Agreement generally affecting the banking and bank holding company businesses, including changes in prevailing interest rates, and not specifically relating to CFNL, the CFNL Subsidiaries, UFBC or the UFBC Subsidiaries, (D) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby, (E) the public disclosure of this Agreement and the transactions contemplated hereby, (F) a decline in the trading price of a party's common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, and (G) any outbreak or escalation of major hostilities or acts of terrorism which involves the United States; except, with respect to clauses (A), (B), (C) or (G), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, financial condition or results of operations such party hereto and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

        (c)   The term "Knowledge" when used with respect to a party means (i) the actual knowledge of such party's executive officers, and (ii) the knowledge that a prudent executive officer would reasonably be expected to have if such person duly performed his or her duties as an executive officer of such party. For the purpose of the term Knowledge, "executive officer" shall mean such party's chief executive officer, chief financial officer, chief operating officer, chief credit officer or chief lending officer (or officers performing such functions).

3.3  Representations and Warranties of UFBC.

        Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in its Disclosure Schedule, UFBC hereby represents and warrants to CFNL as follows:

        (a)    Organization, Standing and Power.    UFBC is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. UFBC has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. UFBC is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and has elected to be treated as a financial holding company under the BHCA. The Business Bank, a wholly-owned subsidiary of UFBC, is a Virginia chartered commercial bank duly organized, validly existing and in good standing under the laws of Virginia, and has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business. The Business Bank's deposits are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent permitted by law. True and complete copies of the articles of incorporation, bylaws or other similar governing instruments ("Organizational Documents") of UFBC and The Business Bank,

in each case as amended to the date hereof and as in full force and effect as of the date hereof, are set forth in Section 3.3(a) of the UFBC Disclosure Schedule.

        (b)    Subsidiaries.    UFBC does not own, directly or indirectly, five percent (5%) or more of the outstanding capital stock or other equity interests of any corporation, bank or other organization actively engaged in business except as set forth in Section 3.3(b) in the UFBC Disclosure Schedule (each individually a "UFBC Subsidiary" and collectively the "UFBC Subsidiaries"). Each UFBC Subsidiary (i) is a duly organized bank, corporation, limited liability company or statutory trust, validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on UFBC on a consolidated basis. The outstanding shares of capital stock or equity interests of each UFBC Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by UFBC free and clear of all liens, claims and encumbrances or preemptive rights of any person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any UFBC Subsidiary and there are no agreements, understandings or commitments relating to the right of UFBC to vote or to dispose of the capital stock or equity interests of any UFBC Subsidiary. A true and complete list of each direct and indirect UFBC Subsidiary as of the date hereof is set forth in Section 3.3(b) of the UFBC Disclosure Schedule that shows the jurisdiction of organization of each UFBC Subsidiary, its form of organization (corporate, partnership, joint venture), and lists the owner(s) and percentage ownership (direct or indirect) of each UFBC Subsidiary.

        (c)    Authority; No Breach of the Agreement.

            (i)  UFBC has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by UFBC, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of UFBC, subject only to the receipt of the approval of this Agreement and the Plan of Merger by the holders of more than two-thirds of the outstanding shares of UFBC Common Stock (the "UFBC Stockholders Approval"). This Agreement is a valid and legally binding obligation of UFBC, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

           (ii)  Neither the execution and delivery of this Agreement by UFBC, nor the consummation by UFBC of the transactions contemplated hereby, nor compliance by UFBC with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of UFBC or The Business Bank; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of UFBC or any UFBC Subsidiary pursuant to any (1) note, bond, mortgage, indenture, or (2) any material license, agreement or other instrument or obligation, to which UFBC or any UFBC Subsidiary is a party or by which UFBC or any UFBC Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and stockholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to UFBC or any UFBC Subsidiary.

          (iii)  As of the date hereof, UFBC is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

        (d)    UFBC Capital Stock.    The authorized capital stock of UFBC consists of: (i) 5,000,000 shares of preferred stock, no par value, of which 3,000 shares are issued and outstanding as of this date as Senior Non-Cumulative Perpetual Preferred Stock, Series D, with a stated value of $1,000.00 per share (the "SBLF Preferred Stock"); and (ii) 3,500,000 shares of common stock, par value $1.00 per share, of which 1,350,159 shares are issued and outstanding as of the date of this Agreement. All outstanding shares of UFBC Common Stock and SBLF Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date hereof, 88,925 shares of UFBC Common Stock are subject to UFBC Stock Options granted under a UFBC Stock Plan and 1,000 shares of UFBC Common Stock are subject to UFBC Warrants. The SBLF Preferred Stock was issued pursuant to the Securities Purchase Agreement, dated as of September 15, 2011, between UFBC and the United States Department of the Treasury (the "Treasury") in connection with UFBC's participation in the Treasury's Small Business Lending Fund program. As of the date of this Agreement, there are not any shares of capital stock of UFBC reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which UFBC is or may become obligated to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, "Rights"), except as contemplated by a UFBC Stock Plan and as set forth in Section 3.3(d) of its Disclosure Schedule (which includes copies of any UFBC Stock Plan and individual stock award agreements thereunder).

        (e)    Financial Statements; Bank Reports; Accounting Controls.

            (i)  UFBC has made available to CFNL copies of UFBC's (A) audited consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related notes to the financial statements, and (B) unaudited consolidated balance sheets, statements of income and summary consolidated balance sheets and statements of income for the quarters ended June 30, 2013 and March 31, 2013 (the "UFBC Financial Statements"), and will make available to CFNL, as soon as reasonably practicable following the preparation thereof, similar financial statements for each subsequent calendar quarter. The UFBC Financial Statements fairly present (or, in the case of financial statements for quarterly periods prepared and delivered to CFNL after the date of this Agreement, will fairly present) the consolidated financial position of UFBC and the UFBC Subsidiaries, as at the respective dates and the consolidated results of its operations and, to the extent included, cash flows for the periods indicated, in each case in accordance with accounting principles generally accepted in the United States of America ("GAAP") consistently applied during the period indicated, except in each case as may be noted therein, and subject, in the case of unaudited interim statements, to normal year-end audit adjustments.

           (ii)  Since December 31, 2009, The Business Bank has filed with its principal federal regulator and made available to CFNL such bank's Consolidated Reports of Condition and Income ("Bank Reports"), and such reports fairly present (and any such reports filed after the date of this Agreement will fairly present) the financial position, results of operations and changes in stockholders' equity, as the case may be, of such bank for the periods to which they relate, in each case in accordance with Federal Financial Institutions Examination Council ("FFIEC") instructions applicable to such reports.

          (iii)  UFBC and the UFBC Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with general or specific authorization of the UFBC Board of Directors and the duly authorized executive officers of UFBC, (B) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to

  UFBC or other criteria applicable to such financial statements, and to maintain proper accountability for items therein, (C) access to the properties and assets of UFBC and any UFBC Subsidiary is permitted only in accordance with general or specific authorization of the UFBC Board of Directors and the duly authorized executive officers of UFBC, and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences. UFBC is not subject to the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act"), and nothing contained in this Section 3.3(e)(iii) shall be construed as a representation or warranty that the internal accounting controls of UFBC are, or would be, in compliance in all respects with those required by the Sarbanes-Oxley Act.

        (f)    Absence of Certain Changes or Events.    Since December 31, 2012, except as disclosed in the UFBC Financial Statements or Bank Reports filed prior to the date of this Agreement, (i) UFBC and the UFBC Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on UFBC.

        (g)    Absence of Undisclosed Liabilities.    Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in the UFBC Financial Statements or the Bank Reports of The Business Bank filed prior to the date of this Agreement, (ii) liabilities incurred since June 30, 2013 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect and (iv) liabilities incurred in connection with the transactions contemplated by this Agreement, neither UFBC nor any UFBC Subsidiary has, and since June 30, 2013 has not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Bank Reports of The Business Bank).

        (h)    Material Contracts; Defaults.

            (i)  Set forth in Section 3.3(h)(i) of the UFBC Disclosure Schedule is a list that includes each of the following agreements, contracts, arrangements, commitments or understandings (whether written or oral) that UFBC or any UFBC Subsidiary is a party to, bound by or subject to (each, a "Material Contract" and collectively, "Material Contracts"): (A) with respect to the employment of any of its directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of UFBC or a UFBC Subsidiary to indemnification from UFBC or a UFBC Subsidiary, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the Securities and Exchange Commission (the "SEC")), (D) which is an agreement (including data processing, software programming, consulting and licensing contracts) not terminable on sixty (60) days or less notice and involving the payment or value of more than $20,000 per year and/or has a termination fee, (E) which relates to the incurrence of indebtedness (other than deposit liabilities, advances and loans from the Federal Home Loan Bank of Atlanta, federal funds purchased and sales of securities subject to repurchase, in each case, in the ordinary course of business), (F) which grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, rights, assets or businesses of UFBC or a UFBC Subsidiary, (G) which involves the purchase or sale of assets with a purchase price of $100,000 or more in any single case or $250,000 in all such cases, other than purchases and sales of investment securities and loans in the ordinary course of business consistent with past practice, (H) which provides for the payment by UFBC or a UFBC Subsidiary of payments upon a change in control thereof, (I) which is a lease for any real or material personal property owned or presently used by UFBC or a UFBC Subsidiary, (J) which materially restricts the conduct of any business by UFBC or a UFBC Subsidiary or limits the freedom of UFBC or a UFBC Subsidiary to engage in any line of business in any geographic area (or would so restrict CFNL or Cardinal Bank or any of its affiliates after consummation of the Merger) or which requires exclusive referrals of business or requires UFBC or a UFBC Subsidiary to offer specified products or services to their customers or depositors on a priority or exclusive basis, or (K) which is with respect to, or otherwise commits UFBC or a UFBC Subsidiary to do, any of the foregoing.

           (ii)  Each Material Contract is valid and binding on UFBC or the respective UFBC Subsidiary and is in full force and effect (other than due to the ordinary expiration thereof) and, to the Knowledge of UFBC, is valid and binding on the other parties thereto. UFBC and each UFBC Subsidiary is not, and to the Knowledge of UFBC, no other party thereto, is in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business or operations may be bound or affected, or under which it or its respective assets, business or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Except as provided in this Agreement, no power of attorney or similar authorization given directly or indirectly by UFBC or a UFBC Subsidiary is currently outstanding.

        (i)    Legal Proceedings; Compliance with Laws.    Except as set forth in Section 3.3(i) of the UFBC Disclosure Schedule, there are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against UFBC or any of the UFBC Subsidiaries or against any of UFBC's or the UFBC Subsidiaries' properties, assets, interests or rights, or against any of UFBC's or UFBC Subsidiaries' officers, directors or employees in their capacities as such. Except as set forth in Section 3.3(i) of the UFBC Disclosure Schedule, neither UFBC nor any of the UFBC Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority (as defined herein) restricting the operations of UFBC or the operations of any of the UFBC Subsidiaries and neither UFBC nor any of the UFBC Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. UFBC and each of the UFBC Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders). For the purposes of this Agreement, a "Governmental Authority" means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority.

        (j)    Tax Matters.

            (i)  UFBC and each of the UFBC Subsidiaries have filed all federal, state and local tax returns and reports ("Tax Returns") required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes (as defined herein) owed by UFBC or any of the UFBC Subsidiaries have been paid, are reflected as a liability in its UFBC Financial Statements or Bank Reports, or are being contested in good faith as set forth in its Disclosure Schedule. Except as set forth in Section 3.3(j)(i) of its Disclosure Schedule, no tax return or report filed by UFBC or any of the UFBC Subsidiaries is under examination by any Governmental Authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against UFBC or any of the UFBC Subsidiaries by any Governmental Authority. For the purposes of this Agreement, "Tax" or "Taxes" mean all taxes, charges, fees, levies or other assessments imposed by a Governmental Authority, including, without limitation, all income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, assessments or chargers of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.

           (ii)  UFBC and each of the UFBC Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. UFBC and each of the UFBC Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable law.

          (iii)  There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of the assets of UFBC or any of the UFBC Subsidiaries. Neither UFBC nor any of the UFBC Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among UFBC and the UFBC Subsidiaries). Neither UFBC nor any of the UFBC Subsidiaries has been, within the past two years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

          (iv)  Neither UFBC nor any of the UFBC Subsidiaries is or has been a party to any "reportable transaction," as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. UFBC and each of the UFBC Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. UFBC is not and has not been a "United States real property holding company" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

           (v)  UFBC is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

        (k)    Property.

            (i)  Except as set forth in Section 3.3(k)(i) of the UFBC Disclosure Schedule or reserved against as disclosed in the Bank Reports of The Business Bank, UFBC and each of the UFBC Subsidiaries have good and marketable title in fee simple absolute free and clear of all material liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the balance sheet included in the Bank Reports of The Business Bank as of December 31, 2012 or acquired after such date. All buildings, and all fixtures, equipment, and other property and assets that are material to UFBC's or any of the UFBC Subsidiaries' business, held under leases, subleases or licenses, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures, and appurtenances owned, leased, or occupied by UFBC and each of the UFBC Subsidiaries are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and comply with applicable zoning and other municipal laws and regulations, and there are no latent defects therein of which UFBC has Knowledge.

           (ii)  Section 3.3(k)(ii) of the UFBC Disclosure Schedule identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by UFBC and each of the UFBC Subsidiaries or in which UFBC or any of the UFBC Subsidiaries has any leasehold interest. UFBC has made available to CFNL true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which UFBC or any of the UFBC Subsidiaries is a party.

        (l)    Employee Benefit Plans.

            (i)  Section 3.3(1)(i) of the UFBC Disclosure Schedule sets forth a complete and accurate list of all employee benefit plans and programs of UFBC and the UFBC Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; (C) all employment, vacation and other similar plans; and (D) all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (individually, a "UFBC Benefit Plan" and collectively, the "UFBC Benefit Plans"). Neither UFBC nor any UFBC Subsidiary is subject to or obligated under any oral or unwritten UFBC Benefit Plan.

           (ii)  UFBC has, with respect to each UFBC Benefit Plan, previously delivered or made available to CFNL true and complete copies of: (A) all current UFBC Benefit Plan agreements and documents and related trust agreements or annuity contracts and any amendments thereto; (B) all current summary plan descriptions and material communications to employees and UFBC Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent three plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation (if any); (E) the most recent annual and periodic accounting of plan assets; (F) if the UFBC Benefit Plan is intended to qualify under Section 401(a) or 403(a) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service; (G) copies of the most recent nondiscrimination tests for all UFBC Benefit Plans, as applicable; and (H) a written summary of any unwritten UFBC Benefit Plans that provide for material compensation or benefits.

          (iii)  None of the UFBC Benefit Plans is a "multi-employer plan" as defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

          (iv)  All of the UFBC Benefit Plans are in compliance in all material respects with applicable laws and regulations, and UFBC has administered the UFBC Benefit Plans in accordance with applicable laws and regulations in all material respects.

           (v)  Each UFBC Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures), or opinion letter, as applicable, or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal Revenue Service (based on Internal Revenue Service permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any tax-qualified plan. There have been no "terminations," "partial terminations" or "discontinuances of contributions," as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

          (vi)  All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments due for the current plan year or any plan year ending on or before the Closing Date, under all benefit arrangements have been made or properly accrued. All contributions to any UFBC Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder. There are no "accumulated funding deficiencies," as defined in Section 412 of the Code or Section 302 of ERISA, with respect to any "employee pension benefit plan," as defined in Section 3(2) of ERISA, of UFBC or any UFBC Subsidiary, and no request for a waiver from the Internal Revenue Service with respect to any minimum funding requirement under Section 412 of the Code.

         (vii)  To its Knowledge, UFBC has not engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any UFBC Benefit Plan that is a pension plan as defined in Section 3(2) of ERISA. To its Knowledge, no "fiduciary," as defined in Section 3(21) of ERISA, of any UFBC Benefit Plan has any liability for breach of fiduciary duty under ERISA.

        (viii)  There are no actions, suits, investigations or claims (other than routine benefit claims in the ordinary course) pending, threatened or anticipated with respect to any of the UFBC Benefit Plans. None of the UFBC Benefit Plans is the subject of a pending or, to the Knowledge of UFBC, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guarantee Corporation.

          (ix)  Except as set forth in Section 3.3(l)(ix) of the UFBC Disclosure Schedule (A) no compensation or benefit that is or will be payable in connection with the transactions contemplated by this Agreement will be characterized as an "excess parachute payment" within the meaning of Section 280G of the Code, (B) no UFBC Benefit Plan contains any provision that would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement, and (C) no UFBC Benefit Plan contains any provision that would materially increase any benefits otherwise payable under any UFBC Benefit Plan or result in any acceleration of the time of payment or vesting of any such benefits to any material extent as a result of the transactions contemplated by this Agreement.

           (x)  UFBC has not established and does not maintain a welfare plan, as defined in Section 3(1) of ERISA, that provides benefits to an employee at its expense after a termination of employment, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985.

          (xi)  Except as set forth in Section 3.3(l)(xi) of its Disclosure Schedule, UFBC and the UFBC Subsidiaries have made or accrued all bonus and commission payments to which they were required to make prior to the date hereof for calendar years 2012 and 2013 to any employee under any UFBC Benefit Plan.

         (xii)  All "group health plans," as defined in Section 5000(b)(1) of the Code, covering the employees of UFBC or any UFBC Subsidiary have been maintained in timely compliance with the notice and healthcare continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA. UFBC has delivered or caused to be delivered to CFNL true and complete copies of all notice of continuation coverage rights under Section 4980B of the Code sent or received, the names and addresses of the senders and recipients, and their dates of termination of employment or other "qualifying event," as defined in Section 4980B(f)(3) of the Code.

        (xiii)  Each UFBC Benefit Plan that is a "nonqualified deferred compensation plan," as defined in Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, has (A) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code, as determined under applicable guidance of the Treasury and the Internal Revenue Service, and (B) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

        (m)    Insurance.    Set forth in Section 3.3(m) of the UFBC Disclosure Schedule is a list of all insurance policies or bonds currently maintained by UFBC or each UFBC Subsidiary. UFBC and the UFBC Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of UFBC reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2012, neither UFBC nor any of the UFBC Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2013, has been refused any insurance coverage sought or applied for, and UFBC has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of UFBC or the UFBC Subsidiaries.

        (n)    Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy-Backs.    Except as set forth in Section 3.3(n) of the UFBC Disclosure Schedule:

            (i)  All evidences of indebtedness reflected as assets by UFBC on the UFBC Financial Statements or the Bank Reports of The Business Bank as of June 30, 2013 were as of such date: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such loan which if successful could have a Material Adverse Effect on UFBC; and (D) in all material respects was made in accordance with its standard loan policies.

           (ii)  The allowance for loan losses (the "Loan Loss Allowance") shown by UFBC on the UFBC Financial Statements or the Bank Reports of The Business Bank as of June 30, 2013 was, and the Loan Loss Allowance to be shown on the UFBC Financial Statements or the Bank Reports of The Business Bank as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for inherent losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit).

          (iii)  The reserve for losses with respect to other real estate owned ("OREO") shown on the UFBC Financial Statements and the Bank Reports of The Business Bank as of June 30, 2013 was, and the OREO reserve to be shown on the UFBC Financial Statements and the Bank Reports of The Business Bank as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate to provide for losses relating to the OREO portfolio of UFBC and any of the UFBC Subsidiaries as of the dates thereof.

          (iv)  The Loan Loss Allowance has been established in accordance with GAAP and applicable regulatory requirements and guidelines.

           (v)  Section 3.3(n)(v) of the UFBC Disclosure Schedule sets forth all residential mortgage loans originated on or after January 1, 2009 by it or any of the UFBC Subsidiaries (i) that were sold in the secondary mortgage market and have been re-purchased by it or any of the UFBC Subsidiaries or (ii) that the institutions to whom such loans were sold (or their successors or assigns) have asked it or any of the UFBC Subsidiaries to purchase back (but have not been purchased back). No commercial mortgage loans originated by UFBC or any of the UFBC Subsidiaries have been sold in the secondary mortgage market.

        (o)    Certain Loans and Related Matters.    Except as set forth in Section 3.3(o) of its Disclosure Schedule, on August 31, 2013, neither UFBC nor any of the UFBC Subsidiaries was a party to any written or oral: (i) loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement or other extension of credit (a "Loan"), under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in default of any other provision as of the date hereof; (ii) Loan which had been classified by any bank examiner (whether regulatory, internal or by external consultant) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch List," or any comparable classifications by such persons; (iii) Loan, including any loan guaranty, with any of its directors or executive officers or directors or executive officers of any of the UFBC Subsidiaries; or (iv) Loan in violation of any law, regulation or rule applicable to UFBC or any of the UFBC Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.

        (p)    Environmental Matters.

            (i)  Except as described in Section 3.3(p) of its Disclosure Schedule, UFBC and each of UFBC Subsidiaries are in compliance with all Environmental Laws (as defined herein). Neither UFBC nor any of the UFBC Subsidiaries has received any communication alleging that UFBC or such UFBC Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

           (ii)  Neither UFBC nor any of the UFBC Subsidiaries has received notice of pending, and to their Knowledge there are no threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) UFBC or such UFBC Subsidiary, (B) any person or entity whose liability for any Environmental Claim UFBC or any UFBC Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by UFBC or any UFBC Subsidiary, or any real or personal property which UFBC or any UFBC Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which UFBC or a UFBC Subsidiary holds a security interest securing a loan recorded on the books of UFBC or such UFBC Subsidiary. Neither UFBC nor any of the UFBC Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

          (iii)  With respect to all real and personal property owned or leased by UFBC or any of the UFBC Subsidiaries, or all real and personal property which UFBC or any of the UFBC Subsidiaries has been, or is, judged to have managed or to have supervised or to have participated in the management of, UFBC will promptly provide CFNL with access to copies of any environmental audits, analyses and surveys that have been prepared relating to such properties (a list of which is included in the UFBC Disclosure Schedule). UFBC and all of the UFBC Subsidiaries are in compliance in all material respects with all recommendations contained in any such environmental audits, analyses and surveys.

          (iv)  To the Knowledge of UFBC, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against UFBC or any of the UFBC Subsidiaries or against any person or entity whose liability for any Environmental Claim UFBC or any of the UFBC Subsidiaries has or may have retained or assumed either contractually or by operation of law.

           (v)  For purposes of this Agreement, the following terms shall have the following meanings:

            (A)  "Environmental Claim" means any written notice from any governmental authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).

            (B)  "Environmental Laws" means all applicable federal, state and local laws and regulations, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, that relate to pollution or protection of human health or the environment.

            (C)  "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.

        (q)    Books and Records.    The books and records of UFBC and those of the UFBC Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

        (r)    Intellectual Property.    UFBC and the UFBC Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the UFBC Technology Systems (as such terms are defined herein) that are used by UFBC and the UFBC Subsidiaries in their respective businesses as currently conducted. UFBC and the UFBC Subsidiaries, to their Knowledge, have not infringed or otherwise violated the Intellectual Property rights of any other person, and there is no claim asserted, or to the Knowledge of UFBC threatened, against UFBC or any of the UFBC Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. "Intellectual Property" means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term "UFBC Technology Systems" means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by UFBC and the UFBC Subsidiaries or by a third party.

        (s)    Derivative Instruments.    Except as set forth in Section 3.3(s) of the UFBC Disclosure Schedule, all derivative instruments, including, swaps, caps, floors and option agreements, whether entered into for UFBC's own account, or for the account of one or more of the UFBC Subsidiaries or its or their customers (each a "Derivative Contract"), were entered into (i) only in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies and (iii) with counterparties believed to be financially responsible at the time; and each of such instruments constitutes the valid and legally binding obligation of UFBC or one of the UFBC Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws. Neither UFBC nor any of the UFBC Subsidiaries, nor, to the Knowledge of UFBC, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement, except as set forth in Section 3.3(s) of the UFBC Disclosure Schedule.

        (t)    Deposits.    Except as set forth in Section 3.3(t) of the UFBC Disclosure Schedule, as of June 30, 2013, none of UFBC's deposits or the deposits of any of the UFBC Subsidiaries are "brokered" deposits or are subject to any legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of UFBC or any of the UFBC Subsidiaries.

        (u)    Investment Securities.

            (i)  UFBC and each of the UFBC Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of UFBC or the UFBC Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of UFBC and each of the UFBC Subsidiaries in accordance with GAAP.

           (ii)  UFBC and each of the UFBC Subsidiaries employs investment, securities risk management and other policies, practices and procedures that UFBC and each of the UFBC Subsidiaries believes are prudent and reasonable in the context of such businesses.

        (v)    Takeover Laws and Provisions.    The Board of Directors of UFBC has approved the Merger, this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby and has taken all such other necessary actions as required to exempt CFNL and this Agreement and the Plan of Merger from Article 14 and Article 14.1 of the VSCA, and, accordingly, neither such article nor any other anti-takeover or similar statute or regulation applies to any such transactions. No other "control share acquisition," "fair price," "moratorium" or other anti-takeover laws enacted under state or federal laws apply to the Merger, this Agreement, the Plan of Merger or any of the transactions contemplated hereby and thereby. UFBC has taken all action required to be taken by UFBC in order to make this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby comply with, and this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby do comply with, the requirements of UFBC's articles of incorporation and bylaws.

        (w)    Transactions With Affiliates.    All "covered transactions" between UFBC and an "affiliate," within the meaning of Sections 23A and 23B of the Federal Reserve Act and regulations promulgated thereunder, have been in compliance with such provisions.

        (x)    Financial Advisors.    None of UFBC, any of the UFBC Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, UFBC has retained Sandler O'Neill + Partners, L.P. as its financial advisor (pursuant to an engagement letter, a true and complete copy of which is included in Section 3.3(x) of its Disclosure Schedule and under which that firm will be entitled to certain fees in connection with this Agreement).

        (y)    Fairness Opinion.    Prior to the execution of this Agreement, the Board of Directors of UFBC has received a written opinion of Sandler O'Neill + Partners, L.P. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the holders of shares of UFBC Common Stock from CFNL in connection with the Merger pursuant to this Agreement is fair, from a financial point of view, to the stockholders of UFBC. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.4  Representations and Warranties of CFNL.

        Subject to and giving effect to Sections 3.1 and 3.2 and except as set forth in its Disclosure Schedule, CFNL hereby represents and warrants to UFBC as follows:

        (a)    Organization, Standing and Power.    CFNL is a Virginia corporation duly organized, validly existing and in good standing under the laws of Virginia. CFNL has the corporate power and authority to carry on its business as now conducted and to own and operate its assets, properties and business. CFNL is duly registered as a bank holding company under the BHCA and has elected to be treated as a financial holding company under the BHCA. Cardinal Bank, a wholly-owned subsidiary of CFNL, is a Virginia commercial bank duly organized, validly existing and in good standing under the laws of Virginia, and has all requisite corporate power and authority to carry on a commercial banking business as now being conducted and to own and operate its assets, properties and business. Cardinal Bank's deposits are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law.

        (b)    Subsidiaries.    Each subsidiary of CFNL is identified in Exhibit 21 to CFNL's Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC (each individually a "CFNL Subsidiary" and collectively the "CFNL Subsidiaries"). Each CFNL Subsidiary (i) is a duly organized bank, corporation, limited liability company or statutory trust validly existing and in good standing under applicable laws, (ii) has full corporate power and authority to carry on its business as now conducted and (iii) is duly qualified to do business in the states where its ownership or leasing of property or the conduct of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on CFNL on a consolidated basis. The outstanding shares of capital stock or equity interests of each CFNL Subsidiary have been duly authorized and are validly issued and outstanding, fully paid and nonassessable and all such shares are directly or indirectly owned by CFNL free and clear of all liens, claims and encumbrances or preemptive rights of any person.

        (c)    Authority; No Breach of the Agreement.

            (i)  CFNL has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by CFNL, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of CFNL. No approval of this Agreement by the shareholders of CFNL is required under the articles of incorporation or bylaws of CFNL, or any law, regulation, exchange listing standard, agreement or other provision to which CFNL or any CFNL Subsidiary are subject. This Agreement is a valid and legally binding obligation of CFNL, enforceable in accordance its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of rights of creditors or by general principles of equity).

           (ii)  Neither the execution and delivery of this Agreement by CFNL, nor the consummation by CFNL of the transactions contemplated hereby, nor compliance by CFNL with any of the provisions hereof will: (A) conflict with or result in a breach of any provision of the Organizational Documents of CFNL or Cardinal Bank; (B) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of CFNL or any CFNL Subsidiary pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which CFNL or any CFNL Subsidiary is a party or by which CFNL or any CFNL Subsidiary or any of their properties or assets may be bound; or (C) subject to the receipt of all required regulatory and stockholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to CFNL or any CFNL Subsidiary.

          (iii)  As of the date hereof, CFNL is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger.

        (d)    CFNL Capital Stock.    The authorized capital stock of CFNL consists of: (i) 10,000,000 shares of preferred stock, par value $1.00 per share, of which none are issued and outstanding; and (ii) 50,000,000 shares of common stock, par value $1.00 per share, of which 30,265,156 shares are issued and outstanding as of June 30, 2013. Of the shares of CFNL preferred stock, 1,412,000 shares have been designated as the 7.25% Cumulative Convertible Preferred Stock, Series A and 41,238 shares have been designated as the Fixed Rate Cumulative Perpetual Preferred Stock, Series B. All outstanding shares of CFNL Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person. As of the date of this Agreement, there are no shares of capital stock reserved for issuance, or any outstanding

Rights with respect to any capital stock of CFNL, except as contemplated by a CFNL stock option or other equity-based compensation plan, by CFNL's dividend reinvestment plan or by CFNL's SEC filings.

        (e)    SEC Filings; Financial Statements; Bank Reports; Accounting Controls.

            (i)  CFNL has filed all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed by it (collectively, the "SEC Reports") with the SEC since December 31, 2009 under the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, to the extent such SEC Reports are not available on the SEC's Electronic Data Gathering Analysis and Retrieval system, has made copies of such SEC Reports available to UFBC. The SEC Reports of CFNL, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied (and any SEC Reports filed after the date of this Agreement will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing), did not (and any SEC Reports filed after the date of this Agreement will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.

           (ii)  Each of the financial statements of CFNL contained in or incorporated by reference into any SEC Reports (including any SEC Reports filed after the date of this Agreement) complied (or, in the case of SEC Reports filed after the date of this Agreement, will comply) in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented (or, in the case of SEC Reports filed after the date of this Agreement, will fairly present) the consolidated financial position of CFNL and the CFNL Subsidiaries as at the respective dates and the consolidated results of CFNL's operations, comprehensive income, changes in stockholders' equity and cash flows for the periods indicated, in each case in accordance with GAAP consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.

          (iii)  Since December 31, 2009, Cardinal Bank has filed with its principal federal regulator and made available to UFBC its Bank Reports, and such reports fairly present (and any such reports filed after the date of this Agreement will fairly present) the financial position, results of operations and changes in stockholders' equity, as the case may be, of such bank for the periods to which they relate, in each case in accordance with FFIEC instructions applicable to such reports.

          (iv)  CFNL is in compliance with the provisions of the Sarbanes-Oxley Act currently applicable to it, including but not limited to Section 404 of such act, and the certifications provided and to be provided pursuant to Section 302 and 906 thereof are accurate. The management report on internal controls and related auditor attestation required by Section 404 of such act are accurate and the management report has not identified any material weakness since the date of such report.

        (f)    Absence of Certain Changes or Events.    Since December 31, 2012, except as disclosed in its SEC Reports or Bank Reports filed prior to the date of this Agreement and except as set forth in Section 3.4(f) of the CFNL Disclosure Schedule, (i) CFNL and the CFNL Subsidiaries have conducted their respective businesses and incurred liabilities only in the ordinary course consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on CFNL.

        (g)    Absence of Undisclosed Liabilities.    Except for (i) those liabilities that are fully reflected or reserved for in its financial statements contained in its SEC Reports or Bank Reports filed prior to the date of this Agreement, (ii) liabilities incurred since June 30, 2013 in the ordinary course of business consistent with past practice, (iii) liabilities which would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, and (iv) liabilities incurred in connection with the transactions contemplated by this Agreement, neither CFNL nor any CFNL Subsidiary has, and since June 30, 2013 has not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in its financial statements contained in its SEC Reports or Bank Reports).

        (h)    Legal Proceedings; Compliance with Laws.    There are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened against CFNL or any of the CFNL Subsidiaries or against any of CFNL's or the CFNL Subsidiaries' properties, assets, interests or rights, or against any of CFNL's or CFNL Subsidiaries' officers, directors or employees in their capacities as such. Neither CFNL nor any of the CFNL Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, enforcement action, or supervisory or commitment letter by or with any Governmental Authority restricting the operations of CFNL or the operations of any of the CFNL Subsidiaries and neither CFNL nor any of the CFNL Subsidiaries has been advised by any Governmental Authority that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, action or letter in the future. CFNL and each of the CFNL Subsidiaries have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

        (i)    Tax Matters.    CFNL and each of the CFNL Subsidiaries have filed all Tax Returns required to be filed, and all such Tax Returns were correct and complete in all material respects. All Taxes owed by CFNL or any of its Subsidiaries have been paid, are reflected as a liability in its SEC Reports or Bank Reports, or are being contested in good faith as set forth in its Disclosure Schedule. Except as set forth in Section 3.4(i) of its Disclosure Schedule, no tax return or report filed by CFNL or any of the CFNL Subsidiaries is under examination by any Governmental Authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against CFNL or any of the CFNL Subsidiaries by any Governmental Authority. CFNL is not aware of any reason why the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

        (j)    Employee Benefit Plans.

            (i)  All of the CFNL Benefit Plans (as defined herein) are in compliance in all material respects with applicable laws and regulations, and CFNL and Cardinal Bank have administered such benefit plans in accordance with applicable laws and regulations in all material respects. For the purposes of this Agreement, a "CFNL Benefit Plan" means an employee benefit plan and program of CFNL and the CFNL Subsidiaries, including without limitation: (A) all retirement, savings and other pension plans; (B) all health, severance, insurance, disability and other employee welfare plans; and (C) all employment, vacation and other similar plans, all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other employee and director benefit plans, programs or arrangements, and all employment or compensation arrangements, in each case for the benefit of or relating to its current and former employees and directors (collectively, the "CFNL Benefit Plans").

           (ii)  Each CFNL Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter (based on Internal Revenue Service permitted determination request procedures), or a filing for the same has been made with the Internal Revenue Service seeking such a determination letter and that request is still awaiting decision by the Internal

  Revenue Service (based on Internal Revenue Service permitted determination request procedures). Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any tax-qualified plan. There have been no "terminations," "partial terminations" or "discontinuances of contributions," as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.

        (k)    Insurance.    CFNL and the CFNL Subsidiaries are insured with reputable insurers against such risks and in such amounts as management of CFNL reasonably has determined to be prudent in accordance with industry practices. Since December 31, 2012, neither CFNL nor any of the CFNL Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years, and since January 1, 2013, has been refused any insurance coverage sought or applied for, and CFNL has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of CFNL or the CFNL Subsidiaries.

        (l)    Allowance for Loan Losses.    The Loan Loss Allowance shown by CFNL in the financial statements included in the CFNL SEC Reports or the CFNL Bank Reports as of June 30, 2013 was, and the Loan Loss Allowance to be shown in financial statements included in the SEC Reports or the CFNL Bank Reports as of any date subsequent to the date of this Agreement will be, as of such dates, adequate to provide for inherent losses, net of recoveries relating to loans previously charged off, in respect of loans outstanding (including letter of credit or commitments to make loans or extend credit). The Loan Loss Allowance of CFNL has been established in accordance with GAAP and applicable regulatory requirements and guidelines.

        (m)    Environmental Matters.

            (i)  CFNL and each of CFNL Subsidiaries are in substantial compliance with all Environmental Laws. Neither CFNL nor any of the CFNL Subsidiaries has received any communication alleging that CFNL or such CFNL Subsidiary is not in such compliance, and, to its Knowledge, there are no present circumstances that would prevent or interfere with the continuation of such compliance.

           (ii)  Neither CFNL nor any of the CFNL Subsidiaries has received notice of pending, and to their Knowledge there are no threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition of, any material liability arising under any Environmental Laws upon (A) CFNL or such CFNL Subsidiary, (B) any person or entity whose liability for any Environmental Claim CFNL or any CFNL Subsidiary has or may have retained either contractually or by operation of law, (C) any real or personal property owned or leased by CFNL or any CFNL Subsidiary, or any real or personal property which CFNL or any CFNL Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which CFNL or a CFNL Subsidiary holds a security interest securing a loan recorded on the books of CFNL or such CFNL Subsidiary. Neither CFNL nor any of the CFNL Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

          (iii)  To the Knowledge of CFNL, there are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against CFNL or any of the CFNL Subsidiaries or against any person or entity whose liability for any Environmental Claim CFNL or any of the CFNL Subsidiaries has or may have retained or assumed either contractually or by operation of law.

        (n)    Books and Records.    The books and records of CFNL and those of the CFNL Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

        (o)    Financial Advisors.    None of CFNL, any of the CFNL Subsidiaries or any of their respective officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, CFNL has retained Raymond James & Associates, Inc. as its financial advisor.

        (p)    Fairness Opinion.    Prior to the execution of this Agreement, CFNL has received a written opinion of Raymond James & Associates, Inc. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid by CFNL to the holders of UFBC Common Stock is fair from a financial point of view to CFNL. Such opinion has not been amended or rescinded as of the date of this Agreement.

ARTICLE 4
Covenants Relating to Conduct of Business

4.1  Conduct of Business of UFBC Pending Merger.

        From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as set forth in its Disclosure Schedule, without the prior written consent of CFNL, UFBC agrees that it will not, and will cause each of the UFBC Subsidiaries not to:

        (a)   Conduct its business and the business of the UFBC Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their (i) business organizations, assets and employees and (ii) relationships with customers, suppliers, employees and business associates.

        (b)   Take any action that would adversely affect or delay the ability of CFNL or UFBC (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

        (c)   Amend, repeal or modify its Organizational Documents.

        (d)   Other than pursuant to stock options outstanding as of the date hereof under the UFBC Stock Plans or warrants as disclosed in Section 3.3(d) of the UFBC Disclosure Schedule, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock, or any Rights with respect thereto, (ii) enter into any agreement with respect to the foregoing, or (iii) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock, stock appreciation rights or similar stock-based rights.

        (e)   Enter into or amend or renew any employment, consulting, severance, change in control, bonus, salary continuation or similar agreements or arrangements with any director, officer or employee of UFBC or a UFBC Subsidiary, or grant any salary or wage increase or increase any employee benefit

(including incentive or bonus payments), except for (i) individual merit increases in compensation to employees in an aggregate amount of not more than $56,500, provided that no such salary or wage increase will result in an annual adjustment in any individual officer's or employee's salary or wages of more than five percent (5%) without prior consultation with and approval from CFNL, (ii) bonuses with respect to 2013 to employees and officers in an aggregate amount of not more than $200,000, the timing and payment thereof as reviewed and approved by CFNL, and (iii) retention payments in accordance with Section 5.9(d).

        (f)    Enter into, establish, adopt, amend, terminate or make any contributions to (except (i) as may be required by applicable law, (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(f) of the UFBC Disclosure Schedule or (iii) to comply with the requirements of this Agreement), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive, welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any directors, officers or employees, including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder, provided however, that UFBC may accrue for, set aside or contribute to (A) annual bonus payments with respect to 2013 in an aggregate amount of not more than $200,000 under the terms of Section 4.1(e) hereof, and (B) for 401(k) contributions in accordance with past practice.

        (g)   Hire any person as an employee of UFBC or a UFBC Subsidiary or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.1(g) of the UFBC Disclosure Schedule and (ii) persons hired to fill any employee or non-executive officer vacancies existing at the date hereof or arising after the date hereof and whose employment is terminable at the will of UFBC and who are not subject to or eligible for any severance or similar benefits or payments that would become payable as a result of the Merger, the Subsidiary Bank Merger or the consummation thereof.

        (h)   Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, provided however, that UFBC shall be permitted to declare, set aside and pay dividends on, and repurchase or redeem, the SBLF Preferred Stock; and The Business Bank or any other UFBC Subsidiary shall be permitted, subject to any required regulatory approvals, to declare, set aside and pay dividends or other distributions to UFBC out of funds legally available therefore to the extent required to fund the payment by UFBC of dividends on, or the repurchase or redemption price of the SBLF Preferred Stock, and to pay interest on UFBC's junior subordinated debentures held by UFBC Capital Trust I.

        (i)    Make any capital expenditures, other than capital expenditures in the ordinary course of business consistent with past practice, in amounts not exceeding $10,000 individually or $100,000 in the aggregate.

        (j)    Implement or adopt any change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP, regulatory accounting guidelines or applicable law.

        (k)   Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

        (l)    Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any portion of its assets, deposits, business or properties except for (i) OREO that is sold in the ordinary course of business consistent with past practice, (ii) sales of loans originated for sale or loan participations in the ordinary course of business consistent with past practice, or (iii) transactions in the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 individually or $50,000 in the aggregate.

        (m)  Acquire all or any portion of the assets, business, securities, deposits or properties of any other person, including without limitation, by merger or consolidation or by investment in a partnership or joint venture except for (i) such acquisitions by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith; and (ii) such acquisitions in the ordinary course of business consistent with past practice in amounts that do not exceed $10,000 individually or $50,000 in the aggregate.

        (n)   Except as otherwise permitted under this Section 4.1 or as set forth in Section 4.1(n) of the UFBC Disclosure Schedule, enter into, amend, modify, cancel, fail to renew or terminate any agreement, contract, lease, license, arrangement, commitment or understanding (whether written or oral) that (i) is a "material contract" required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC's Regulation S-K, if such regulation was applicable to UFBC, or (ii) relates to real property, personal property, data processing or bankcard functions.

        (o)   Enter into any settlements or similar agreements with respect to any actions, suits, proceedings, orders or investigations to which UFBC or a UFBC Subsidiary is or becomes a party after the date of this Agreement, which settlements, agreements or actions involve payment by UFBC and the UFBC Subsidiaries collectively of an aggregate amount that exceeds $100,000 and/or would impose any material restriction on the business of UFBC or create precedent for claims that are reasonably likely to be material to UFBC, including as provided for in Section 4.1(o) of the UFBC Disclosure Schedule.

        (p)   Enter into any new material line of business; introduce any material new products or services; make any material change to deposit products or deposit gathering or retention policies or strategies, including, but not limited to, increasing rates or adjusting rates on deposit products in a manner inconsistent with past practices and/or to artificially support or meet the deposit level closing condition set forth in Section 6.2(e) hereof; change its material lending, investment, underwriting, pricing, servicing, risk and asset liability management and other material banking and operating policies or otherwise fail to follow such policies in any material respect, except as required by applicable law, regulation or policies imposed by any Governmental Authority, or change in any material respect the manner in which its investment securities or loan portfolio is classified or reported; or invest in any mortgage-backed or mortgage-related security that would be considered "high risk" under applicable regulatory guidance; or file any application or enter into any contract with respect to the opening, relocation or closing of, or open, relocate or close, any branch, office, service center or other facility.

        (q)   Introduce any material marketing campaigns or any material new sales compensation or incentive programs or arrangements (except those the material terms of which have been fully disclosed in writing to, and approved by, CFNL prior to the date hereof).

        (r)   (i) Make, renew or otherwise modify any Loan to be held in portfolio other than Loans made or acquired in the ordinary course of business consistent with past practice and that have (w) in the case of unsecured Loans made to any borrower that are originated in compliance with UFBC's internal loan policies without exceptions, a principal balance not in excess of $50,000 in total, which is understood to include any current outstanding principal balance to any such borrower, (x) in the case of automobile Loans made to any borrower that are originated in compliance with UFBC's internal loan policies without exceptions, a principal balance not in excess of $100,000 in total, which is understood to include any current outstanding principal balance to any such borrower, (y) in the case of Loans secured other than by real estate that are originated in compliance with UFBC's internal loan policies without exceptions, a principal balance not in excess of $250,000 in total, which is understood to include any current outstanding principal balance to any such borrower, and (z) in the case of Loans secured by commercial real estate and any conforming residential real estate made to any borrower that are originated in compliance with UFBC's internal loan policies without exceptions, a principal balance not in excess of $1,000,000 in total, which is understood to include any current outstanding principal balance to any such borrower; (ii) except in the ordinary course of business, take any action that would result in any discretionary release of collateral or guarantees or otherwise restructure the respective amounts set forth in clause (i) above; or (iii) enter into any Loan securitization or create any special purpose funding entity. In the event that CFNL's prior written consent is required pursuant to clause (i) above, CFNL shall use its reasonable best efforts to provide such consent within one (1) business day of any request by UFBC.

        (s)   Incur any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than with respect to the collection of checks and other negotiable instruments in the ordinary course of business consistent with past practice, and the creation of deposit liabilities or federal funds purchased in the ordinary course of business consistent with past practice.

        (t)    Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or equity investment other than federal funds or U.S. Government securities or U.S. Government agency securities, in each case with a term of two (2) years or less, or municipal securities of the Commonwealth of Virginia or political subdivisions thereof, rated at least AAA, and for which UFBC or its Subsidiaries shall have performed independent credit analysis in accordance with applicable regulations.

        (u)   Enter into or settle any Derivative Contract.

        (v)   Make any investment or commitment to invest in real estate or in the equity of any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

        (w)  Make or change any material Tax election, settle or compromise any material Tax liability of UFBC, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of a material amount of Taxes of UFBC, enter into any closing agreement with respect to any material amount of Taxes or surrender any right to claim a material Tax refund, adopt or change any method of accounting with respect to Taxes or file any amended Tax Return.

        (x)   Take any other action that would make any representation or warranty in        Section 3.3 hereof untrue, taking into account the standard set forth in Section 3.2.

        (y)   Agree to take any of the actions prohibited by this Section 4.1.

4.2  Conduct of Business of CFNL Pending Merger.

        From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of UFBC, CFNL agrees that it will not, and will cause each of the CFNL Subsidiaries not to:

        (a)   Conduct its business and the business of the CFNL Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use its reasonable best efforts to maintain and preserve intact their (i) business organizations, assets and employees and (ii) relationships with customers, suppliers, employees and business associates.

        (b)   Take any action that would adversely affect or delay the ability of CFNL or UFBC (i) to obtain any necessary approvals, consents or waivers of any Governmental Authority or third party required for the transactions contemplated hereby, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.

        (c)   Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis, except as may be required by applicable law.

        (d)   Amend, repeal or modify any provision of its Organizational Documents in a manner which would have a material adverse effect on UFBC, the shareholders of UFBC or the transactions contemplated by this Agreement, or make or pay any extraordinary one-time dividend or distribution on shares of CFNL Common Stock, other than any distribution or dividend payable in shares of CFNL Common Stock which would result in the adjustment of the Exchange Ratio pursuant to Section 2.5 hereof (it being expressly agreed that nothing contained herein shall limit the ability of CFNL to pay its regular quarterly dividend, in amounts consistent with past practice).

        (e)   Take any other action that would make any representation or warranty in        Section 3.4 hereof untrue, taking into account the standard set forth in Section 3.2.

        (f)    Agree to take any of the actions prohibited by this Section 4.2.

4.3  Transition.

        To facilitate the integration of the operations of CFNL and UFBC and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the Merger, each of CFNL and UFBC shall, and shall cause its subsidiaries to, consult with the other on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition.

4.4  Control of the Other Party's Business.

        Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.3) shall give CFNL directly or indirectly, the right to control or direct the operations of UFBC, and nothing contained in this Agreement shall give UFBC, directly or indirectly, the right to control or direct the operations of CFNL. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its subsidiaries' respective operations.

ARTICLE 5
Additional Agreements

5.1  Reasonable Best Efforts.

        Subject to the terms and conditions of this Agreement, the parties hereto will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and shall cooperate fully with the other party hereto to that end.

5.2  Access to Information; Notice of Certain Matters; Confidentiality.

        (a)   Upon reasonable notice and subject to applicable laws regarding the disclosure or exchange of information, UFBC shall permit CFNL to make or cause to be made such investigation of UFBC's operational, financial and legal condition as CFNL reasonably requests; provided, that such investigation shall be reasonably related to the Merger and shall not interfere unreasonably with normal operations. No investigation, in and of itself, by CFNL shall affect the representations and warranties of UFBC. CFNL will receive notice of all meetings of the UFBC and The Business Bank Boards of Directors and any committees thereof, and of any management committees (in all cases, at least as timely as all UFBC and The Business Bank representatives to such meetings are provided notice). A representative of CFNL will be permitted to attend all meetings of the UFBC and The Business Bank Boards of Directors and committees of the Boards of Directors (except for the portions of such meetings that are executive sessions, relate to the Merger or a Superior Proposal (as defined herein), or as may be necessary or appropriate in order to preserve attorney-client privilege, as deemed by such boards) and such meetings of management of UFBC and The Business Bank that CFNL wishes to attend. UFBC shall also provide to CFNL all written agendas and meeting or written consent materials provided to the directors of UFBC in connection with Board and committee meetings, subject to applicable laws regarding the disclosure or exchange of information. Any such representative of CFNL may be required to enter into an appropriate confidentiality agreement satisfactory to UFBC prior to attending any such meetings.

        (b)   During the period from the date of this Agreement to the Effective Time, UFBC shall, upon the request of CFNL, cause one or more of its designated representatives to confer on a monthly or more frequent basis with CFNL regarding UFBC's financial condition, operations and business and matters relating to the completion of the Merger. As soon as reasonably available, but in no event more than thirty (30) days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), UFBC will deliver to CFNL its unaudited balance sheet and statements of income and stockholders' equity without related notes, for such quarter prepared in accordance with GAAP. As soon as reasonably available, but in no event more than sixty (60) days after the end of each fiscal year, UFBC will deliver to CFNL its unaudited balance sheet and statements of income, stockholders' equity and cash flows, without related notes, for such year prepared in accordance with GAAP. Within fifteen (15) days after the end of each month, UFBC will deliver to CFNL (i) a balance sheet and statement of income, without related notes, for such month prepared in accordance with GAAP, (ii) such loan reports as CFNL may reasonably request and (iii) such other financial data as CFNL may reasonably request. The financial statements required to be delivered by this Section 5.2(b) may be consolidated.

        (c)   Each party hereto will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) is reasonably likely to result in any Material Adverse Effect with respect to it, or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

        (d)   Each party hereto shall, and shall use its reasonable best efforts to cause each of its directors, officers, attorneys and advisors, to maintain the confidentiality of, and not use to the detriment of the other party, all information of the other party obtained prior to the date of this Agreement or pursuant to this Section 5.2 that is not otherwise publicly disclosed by the other party, unless such information is required to be included in any filing required by law or in an application for any Regulatory Approval required for the consummation of the transactions contemplated hereby, such undertaking with respect to confidentiality to survive any termination of this Agreement. In the case of information that a party believes is necessary in making any such filing or obtaining any such Regulatory Approval, that party will provide the other party a reasonable opportunity to review any such filing or any application for such Regulatory Approval before it is filed sufficient for it to comment on and object to the content of such filing or application. If this Agreement is terminated, each party shall promptly return to the furnishing party or, at the request of the furnishing party, destroy and certify the destruction of all confidential information received from the other party.

5.3  Stockholder Approval.

        Subject to the effectiveness of the Registration Statement, UFBC shall call a meeting of its stockholders for the purpose of obtaining the UFBC Stockholders Approval and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (such meeting and any adjournment or postponement thereof, the "UFBC Stockholders Meeting"). In connection with that meeting, the Board of Directors of UFBC shall support and recommend approval of this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to obtain the UFBC Stockholders Approval unless the Board of Directors of UFBC has received and recommended (or submitted to stockholders) a Superior Proposal in accordance with Section 5.5.

5.4  Registration Statement; Proxy Statement; SEC Filings.

        (a)   Each party will cooperate with the other party, and their representatives, in the preparation of a registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto (the "Registration Statement"), to be filed by CFNL with the SEC in connection with the UFBC Stockholders Meeting, and the parties will prepare a proxy statement and prospectus and other proxy solicitation materials of UFBC constituting a part thereof (the "Proxy Statement"). Neither the Proxy Statement nor the Registration Statement shall be filed, and, prior to the earlier of the Effective Time or the termination of this Agreement, no amendment or supplement to the Proxy Statement or the Registration Statement shall be filed, by CFNL without consultation with UFBC and its counsel, who shall have a reasonable opportunity to review and comment on such documents prior to filing. CFNL will use its reasonable best efforts, in which UFBC will reasonably cooperate as necessary, to file the Registration Statement, including the Proxy Statement in preliminary form, with the SEC as promptly as reasonably practicable, and, subject to the receipt of information from UFBC necessary for inclusion therein, in no event more than forty-five (45) days after the date hereof, and to cause the Registration Statement to be declared effective under the Securities Act, as promptly as reasonably practicable after the filing thereof, and UFBC shall thereafter mail or deliver the Proxy Statement to its stockholders.

        (b)   Each party agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the UFBC stockholders and at the time of the UFBC Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

5.5  No Other Acquisition Proposals.

        (a)   UFBC agrees that it will not, and will cause the UFBC Subsidiaries and UFBC's and the UFBC Subsidiaries' officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by UFBC or any of the UFBC Subsidiaries) not to, directly or indirectly, (i) initiate, solicit or encourage inquiries or proposals with respect to, (ii) furnish any confidential or nonpublic information relating to, or (iii) engage or participate in any negotiations or discussions concerning, an Acquisition Proposal (as defined herein).

        (b)   Notwithstanding the foregoing, nothing contained in this Section 5.5 shall prohibit UFBC, prior to the UFBC Stockholders Meeting and subject to compliance with the other terms of this Section 5.5, from furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written Acquisition Proposal with respect to UFBC (that did not result from a breach of this Section 5.5) if, and only to the extent that (i) the UFBC Board of Directors concludes in good faith, after consultation with and based upon the advice of outside legal counsel, that the duty of directors under Virginia law requires the UFBC Board of Directors to take such actions, (ii) before taking such actions, UFBC receives from such person or entity an executed confidentiality agreement on terms no less favorable to it than the Confidentiality Agreement, dated June 11, 2013, between CFNL and UFBC (the "Confidentiality Agreement"), which confidentiality agreement shall not provide such person or entity with any exclusive right to negotiate with UFBC, and (iii) the UFBC Board of Directors concludes in good faith, after consultation with its outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below). UFBC shall, within twenty-four (24) hours of reaching such conclusion, notify CFNL orally and in writing of UFBC's receipt of any such proposal or inquiry, the material terms and conditions thereof, the identity of the person making such proposal or inquiry, and will keep CFNL apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

        (c)   For purposes of this Agreement, an "Acquisition Proposal" means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, any of the following transactions involving UFBC or The Business Bank: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction; (ii) any acquisition or purchase, direct or indirect, of ten percent (10%) or more of the consolidated assets of UFBC or ten percent (10%) or more of any class of equity or voting securities of UFBC or the UFBC Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of UFBC; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning ten percent (10%) or more of any class of equity or voting securities of UFBC or the UFBC Subsidiaries whose assets, individually or in the aggregate, constitute more than ten percent (10%) of the consolidated assets of UFBC.

        (d)   For purposes of this Agreement, a "Superior Proposal" means an unsolicited, bona fide written Acquisition Proposal made by a person or entity (or group of persons or entities acting in concert within the meaning of Rule 13d-5 under the Exchange Act) that the Board of Directors of UFBC concludes in good faith, after consultation with its financial and outside legal advisors, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and including the terms and conditions of this Agreement (A) is more favorable to the stockholders of UFBC from a financial point of view, than the transactions contemplated by this Agreement and (B) is fully financed or reasonably capable of being fully financed and reasonably likely to receive all required approvals of Governmental Authorities on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of "Superior Proposal," the Acquisition Proposal shall have the meaning assigned to such term in Section 5.5(c), except the reference to "ten percent (10%) or more" in such definition shall be deemed to be a reference to "a majority" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving UFBC or The Business Bank.

        (e)   Except as otherwise provided in this Agreement (including Section 7.1), nothing in this Section 5.5 shall permit UFBC to terminate this Agreement or affect any other obligation of UFBC under this Agreement.

        (f)    UFBC agrees that any violation of the restrictions set forth in this Section 5.5 by any representative of UFBC shall be deemed a breach of this Section 5.5 by UFBC.

5.6  Applications and Consents.

        (a)   The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation to effect all filings and to obtain all permits, consents, approvals and authorizations of each Governmental Authority and all third parties necessary to consummate the transactions contemplated by this Agreement (the "Regulatory Approvals") and will make all necessary filings in respect of the Regulatory Approvals as soon as practicable, but in no event more than forty-five (45) days after the date hereof, subject to the receipt of information from UFBC necessary for inclusion therein.

        (b)   Each party hereto will promptly furnish to the other party copies of applications filed with all Governmental Authorities and copies of written communications received by such party from any Governmental Authority with respect to the transactions contemplated hereby. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby. All documents that the parties or their respective subsidiaries are responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby (including to obtain Regulatory Approvals) will comply as to form in all material respects with the provisions of applicable law.

5.7  Public Announcements.

        Prior to the Effective Time, UFBC and CFNL will consult with each other as to the form and substance of any press release or other public statement materially related to this Agreement prior to issuing such press release or public statement or making any other public disclosure related thereto (including any broad based employee communication that is reasonably likely to become the subject of public disclosure).

5.8  Affiliate Agreements.

        UFBC has identified to CFNL all persons who are, as of the date hereof, directors or executive officers of UFBC. UFBC shall have delivered to CFNL on or prior to the date hereof executed copies of a written agreement in the form of Exhibit 5.8 hereto from each such UFBC director or executive officer.

5.9  Employee Benefit Plans.

        (a)   CFNL at its election shall either: (i) provide generally to officers and employees of UFBC and the UFBC Subsidiaries, who at or after the Effective Time become employees of CFNL or the CFNL Subsidiaries ("UFBC Continuing Employees"), employee benefits under the CFNL Benefit Plans (with no break in coverage), on terms and conditions which are the same as for similarly situated officers and employees of CFNL and the CFNL Subsidiaries; or (ii) maintain for the benefit of the UFBC Continuing Employees, the UFBC Benefit Plans maintained by UFBC immediately prior to the Effective Time; provided that CFNL may take action to amend any UFBC Benefit Plan immediately prior to the Effective Time to comply with any law or, so long as the benefits provided under those UFBC Benefit Plans following such amendment are no less favorable to the UFBC Continuing Employees than benefits provided by CFNL to its officers and employees under any comparable CFNL Benefit Plans, as necessary and appropriate for other business reasons.

        (b)   For purposes of participation, vesting and benefit accrual (except not for purposes of benefit accrual with respect to any plan in which such credit would result in a duplication of benefits) under the CFNL Benefit Plans, service with or credited by UFBC or any of the UFBC Subsidiaries shall be treated as service with CFNL. To the extent permitted under applicable law, CFNL shall cause welfare CFNL Benefit Plans maintained by CFNL that cover the UFBC Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the UFBC Benefit Plans), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the UFBC Continuing Employees under welfare UFBC Benefit Plans to be credited to such UFBC Continuing Employees under welfare CFNL Benefit Plans, so as to reduce the amount of any deductible, co-insurance or maximum out-of-pocket payments payable by such UFBC Continuing Employees under welfare CFNL Benefit Plans.

        (c)   Each employee of UFBC or any UFBC Subsidiary at the Effective Time whose employment is involuntarily terminated other than for cause by UFBC or CFNL effective as of or after the Effective Time, but on or before the date that is six (6) months from the Effective Time, excluding any employee who has a contract providing for severance, shall (i) be entitled to receive severance payments in an amount equal to two (2) weeks base weekly pay for each full year of service based upon the employee's date of hire (plus a prorated amount for each partial year of service, such service determined by taking into account service with the UFBC, CFNL or any of its respective subsidiaries), with a minimum of four (4) and a maximum of twenty-six (26) weeks of base pay, and (ii) be offered one (1) month of outplacement assistance by CFNL. Such severance payments will be in lieu of any severance pay plans that may be in effect at UFBC or any of UFBC Subsidiary prior to the Effective Time.

        (d)   UFBC and CFNL acknowledge that it may be appropriate to provide certain employees of UFBC and the UFBC Subsidiaries who will not be retained as employees of CFNL with an incentive, in the form of a "retention" or "pay to stay" bonus, to remain in the employ of UFBC or CFNL until the Effective Time, until the completion of a systems conversion or some other transition period following the Effective Time. UFBC may adopt, in consultation with and approval by CFNL, a retention plan (the "Retention Plan") which may include a retention pool of not more than $200,000. UFBC and CFNL shall consult with each other with respect to the identification of such employees, and the timing and amount of the payment of any such bonus pursuant to this Section 5.9(d) shall be subject to approval by UFBC and CFNL in writing. All payments pursuant to this Section 5.9(d) shall be made by CFNL, except that to the extent paid or accrued by UFBC. No such payment made or agreed to prior to the Effective Time shall be considered in determining whether there has been a Material Adverse Effect on UFBC.

        (e)   With respect to UFBC's 401(k) plan, UFBC shall cause such plan to be terminated effective immediately prior to the Effective Time, in accordance with applicable law and subject to the receipt of all applicable regulatory or governmental approvals. Each UFBC Continuing Employee who was a participant in the UFBC 401(k) plan and who continues in the employment of CFNL or any CFNL Subsidiary shall be eligible to participate in CFNL's 401(k) plan on or as soon as administratively practicable after the Effective Time, and account balances under the terminated UFBC 401(k) plan will be eligible for distribution or rollover, including direct rollover, to CFNL's 401(k) for UFBC Continuing Employees. Any other former employee of UFBC or the UFBC Subsidiaries who is employed by CFNL or the CFNL Subsidiaries after the Effective Time shall be eligible to be a participant in the CFNL 401(k) plan upon complying with eligibility requirements. All rights to participate in CFNL's 401(k) plan are subject to CFNL's right to amend or terminate the plan. For purposes of administering CFNL's 401(k) plan, service with UFBC and the UFBC Subsidiaries shall be deemed to be service with CFNL for participation and vesting purposes, but not for purposes of benefit accrual.

        (f)    Nothing in this Section 5.9 shall be interpreted as preventing CFNL, from and after the Effective Time, from amending, modifying or terminating any CFNL Benefit Plans or UFBC Benefit Plans or any other contracts, arrangements, commitments or plans of either party in accordance with their terms and applicable law.

5.10  Reservation of Shares; NASDAQ Listing.

        (a)   CFNL shall take all corporate action as may be necessary to authorize and reserve for issuance such number of shares of CFNL Common Stock to be issued pursuant to this Agreement, and to cause all such shares, when issued pursuant to this Agreement, to be duly authorized, validly issued, fully paid and nonassessable.

        (b)   CFNL shall use all reasonable best efforts to cause the shares of CFNL Common Stock to be issued in the Merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

5.11  Financial Ability.

        On the Effective Time and through the date of payment of the aggregate amount of the Cash Consideration issuable pursuant to Article 3 hereof, CFNL shall have all funds necessary to consummate the Merger and pay the aggregate amount of the Cash Consideration to the holders of UFBC Common Stock pursuant to Article 2 hereof.

5.12  Indemnification; Insurance.

        (a)   Following the Effective Time, CFNL shall indemnify, defend and hold harmless any person who has rights to indemnification from UFBC, to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and UFBC's Organizational Documents, as in effect on the date of this Agreement. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, CFNL shall direct, if the party to be indemnified elects, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between CFNL and the indemnified party.

        (b)   CFNL shall, at or prior to the Effective Time, purchase a six (6) year "tail" prepaid policy on the same terms and conditions as the existing directors' and officers' liability (and fiduciary) insurance maintained by UFBC from insurance carriers with comparable credit ratings, covering, without limitation, the Merger; provided, however, that the cost of such "tail" policy shall in no event exceed two hundred percent (200%) of the amount of the last annual premium paid by UFBC for such existing directors' and officers' liability (and fiduciary) insurance. If, but for the proviso to the immediately preceding sentence, CFNL would be required to expend more than two hundred percent (200%)of current annual premiums, CFNL will obtain the maximum amount of that insurance obtainable by payment of annual premiums equal to two hundred percent (200%) of current annual premiums.

        (c)   The provisions of this Section 5.12 are intended to be for the benefit of and shall be enforceable by each indemnified party and his or her heirs and representatives.

5.13  Employment Arrangements.

        As of the date hereof, CFNL has entered into an employment agreement, which will become effective as of the Effective Time, with Harold C. Rauner, in the form set forth in Exhibit 5.13 hereto.

5.14  Notice of Deadlines.

        UFBC has set forth in Section 5.14 of its Disclosure Schedule a complete and accurate list of the deadlines for extensions or terminations of all material leases, agreements or licenses (including specifically real property leases and data processing agreements) to which UFBC or any of the UFBC Subsidiaries is a party.

5.15  Consent to Assign and Use Leased Premises.

        On Section 5.15 of its Disclosure Schedule, UFBC has provided a list of all leases with respect to real or personal property used by it or any UFBC Subsidiary. With respect to the leases disclosed in Section 5.15 of its Disclosure Schedule, UFBC and each of the UFBC Subsidiaries will use commercially reasonable efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Time, all right, title and interest of UFBC and each of the UFBC Subsidiaries to CFNL or an appropriate CFNL Subsidiary and to permit the use and operation of the leased premises by CFNL or an appropriate CFNL Subsidiary.

5.16  Takeover Laws.

        If any federal or state anti-takeover laws or regulations may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such laws or regulations on any of the transactions contemplated by this Agreement.

5.17  Change of Method.

        CFNL and UFBC shall be empowered, upon their mutual agreement and at any time prior to the Effective Time (and whether before or after the UFBC Stockholders Meeting), to change the method or structure of effecting the combination of CFNL and UFBC (including the provisions of Article 1), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or amount of cash to be received by UFBC stockholders in exchange for each share of UFBC Common Stock, (ii) adversely affect the tax treatment of CFNL or UFBC pursuant to this Agreement or (iii) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

5.18  Supplemental Indenture.

        Prior to the Effective Time, UFBC and CFNL shall take all actions necessary for CFNL to enter into a supplemental indenture with the trustee of the Indenture dated December 30, 2004, for UFBC's junior subordinated debt securities due March 15, 2035, to evidence the succession of CFNL as the obligor on those securities as of the Effective Time. CFNL agrees to assume UFBC's obligations under the above Indenture and related subordinated debenture as well as under guaranty agreements related to preferred trust securities issued by UFBC's trust subsidiary, UFBC Capital Trust I.

5.19  SBLF Redemption.

        As soon as practicable following (i) the receipt of UFBC Stockholders Approval and the relevant approval of such transaction by Governmental Authorities under applicable laws, and (ii) the agreement by UFBC and CFNL that all conditions to closing have been satisfied or waived (other than the delivery of opinions, certificates and other documents on the Closing Date as provided for herein), and in any event not later than immediately prior to or at the Closing Date, UFBC will redeem from the Treasury (or any other holder) each share of SBLF Preferred Stock issued and outstanding in such amount as shall be determined in accordance with the terms of the SBLF Preferred Stock set forth in UFBC's articles of incorporation and the terms of any securities purchase and/or such other agreements required to be entered into by and between UFBC and the Treasury (or any other holder) in order to effect such redemption. Such SBLF Preferred Stock shall, at the Effective Time, cease to exist, and the certificates for such shares shall be cancelled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor. Prior to and at the Closing Date, UFBC shall take such actions as may be required for closing in connection with the SBLF Preferred Stock.

5.20  Shareholder Litigation.

        Each of CFNL and UFBC shall give the other prompt notice of any shareholder litigation against such party or its directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give the other the opportunity to participate in, but not control, the defense or settlement of any such litigation. In addition, no such settlement by UFBC shall be agreed to without CFNL's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

ARTICLE 6
Conditions to the Merger

6.1  General Conditions.

        The respective obligations of each party to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by each party pursuant to Section 8.3.

        (a)    Corporate Action.    All corporate action necessary to authorize the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby shall have been duly and validly taken, including without limitation the UFBC Stockholders Approval.

        (b)    Regulatory Approvals.    CFNL and UFBC shall have received all Regulatory Approvals required in connection with the transactions contemplated by this Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect; provided, that no such approvals shall contain (i) any conditions, restrictions or requirements that would, after the Effective Time, have or be reasonably likely to have a Material Adverse Effect on CFNL (after giving effect to the Merger) in the reasonable opinion of CFNL, or (ii) any conditions, restrictions or requirements that would, after the Effective Time, be unduly burdensome in the reasonable opinion of CFNL.

        (c)    Registration Statement.    The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

        (d)    NASDAQ Listing.    The shares of the CFNL Common Stock to be issued to the holders of UFBC Common Stock upon consummation of the Merger shall have been authorized for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

        (e)    Legal Proceedings.    Neither party shall be subject to any order, decree or injunction of (i) a court or agency of competent jurisdiction or (ii) a Governmental Authority that enjoins or prohibits the consummation of the Merger.

        (f)    Federal Tax Opinion.    CFNL and UFBC shall have received a written opinion, dated the Closing Date, from LeClairRyan, A Professional Corporation, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of CFNL and UFBC reasonably satisfactory in form and substance to such counsel.

6.2  Conditions to Obligations of CFNL.

        The obligations of CFNL to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by CFNL pursuant to the provisions of this Section 6.2 and Section 8.3.

        (a)    Representations and Warranties.    The representations and warranties of UFBC set forth in Section 3.3, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date as though made on and as of the Closing Date, and CFNL shall have received a certificate, dated as of the Closing Date, signed on behalf of UFBC by the Chief Executive Officer and Chief Financial Officer of UFBC to such effect.

        (b)    Performance of Obligations.    UFBC and each of the UFBC Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and CFNL shall have received a certificate, dated as of the Closing Date, signed on behalf of UFBC by the Chief Executive Officer and Chief Financial Officer of UFBC to such effect.

        (c)    Loans and Non-Performing Assets.    (i) As of the month-end prior to the Closing Date, UFBC shall have on a consolidated basis an amount of Loans, net of unearned income, calculated for the purposes of this Section 6.2(c) in accordance with GAAP applied in a manner consistent with UFBC's consolidated financial statements as of and for the year ended December 31, 2012, which in the aggregate equal or exceed $215,000,000; and (ii) as of the month-end prior to the Closing Date, UFBC shall not have non-performing assets (consisting of non-accrual Loans, Loans delinquent ninety (90) days or more but still accruing interest and OREO) and troubled debt restructurings, in each case, determined in accordance with GAAP, which in the aggregate exceed $3,750,000; provided, however, that CFNL shall be deemed to have waived this condition in the event the Closing Date occurs after June 30, 2014.

        (d)    Minimum Total Common Stockholders' Equity.    As of the month-end prior to the Closing Date, UFBC shall not have total common stockholders' equity (as adjusted pursuant to the following sentence) of less than $26,000,000, provided, however, that CFNL shall be deemed to have waived this condition in the event the Closing Date occurs after June 30, 2014. UFBC's total common stockholders' equity shall be calculated for the purposes of this Section 6.2(d) in accordance with GAAP applied in a manner consistent with UFBC's consolidated financial statements as of and for the year ended December 31, 2012; provided, however, that for purposes of this Section 6.2(d), UFBC's net income or loss for the period beginning on July 1, 2013 and ending as of the month-end prior to the Closing Date shall exclude the effect of (i) any reserves or charge-offs that are requested to be made by CFNL; (ii) accumulated other comprehensive income; and (iii) any expenses or other costs incurred by UFBC that are associated with or result directly from the Merger, including, but not limited to: (A) the fees and expenses incurred by UFBC to pay Sandler O'Neill + Partners, L.P.'s fee, (B) the fees and expenses incurred by UFBC to pay its counsel and accountants, (C) the printing, mailing and proxy solicitation costs incurred in connection with the UFBC Stockholders Meeting, and (D) data processing termination, conversion and deconversion expenses. Accordingly, and for the avoidance of doubt, the calculation of total common stockholders' equity for purposes of this Section 6.2(d) shall be adjusted to add back the items described in clauses (i), (ii) and (iii) above.

        (e)    Deposit Level.    As of the month-end prior to the Closing Date, UFBC shall have, on a consolidated basis, deposits which in the aggregate equal or exceed $285,000,000, excluding brokered or internet deposits, provided, however, that CFNL shall be deemed to have waived this condition in the event the Closing Date occurs after June 30, 2014.

        (f)    Mortgage Loan Buy-Backs.    From the date of this Agreement until the Closing Date, UFBC shall not have incurred losses or have been notified of potential losses, as the case may be, with respect to any and all residential mortgage loans originated by UFBC or any of the UFBC Subsidiaries that were sold in the secondary mortgage market and which have been re-purchased by it or any of the UFBC Subsidiaries or which UFBC has been notified of potential re-purchase by it or any of the UFBC Subsidiaries, as the case may be, which in the aggregate exceed $1,000,000, provided, however, that CFNL shall be deemed to have waived this condition in the event the Closing Date occurs after June 30, 2014.

        (g)    Dissenting Shares.    Dissenting Shares shall not represent ten percent (10%) or more of the outstanding shares of UFBC Common Stock unless waived in the sole discretion of CFNL.

        (h)    SBLF Redemption.    The redemption of the SBLF Preferred Stock provided for in Section 5.19 shall have occurred.

6.3  Conditions to Obligations of UFBC.

        The obligations of UFBC to perform this Agreement and consummate the Merger are subject to the satisfaction of the following conditions, unless waived by UFBC pursuant to Section 8.3.

        (a)    Representations and Warranties.    The representations and warranties of CFNL set forth in Section 3.4, after giving effect to Sections 3.1 and 3.2, shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier or specific date) as of all times up to and including the Closing Date as though made on and as of the Closing Date, and UFBC shall have received a certificate, dated as of the Closing Date, signed on behalf of CFNL by the Chief Executive Officer and Chief Financial Officer of CFNL to such effect.

        (b)    Performance of Obligations.    CFNL and each of the CFNL Subsidiaries shall have performed in all material respects all obligations required to be performed by it under this Agreement before the Closing Date, and UFBC shall have received a certificate, dated as of the Closing Date, signed on behalf of CFNL by the Chief Executive Officer and Chief Financial Officer of CFNL to such effect.

ARTICLE 7
Termination

7.1  Termination.

        This Agreement may be terminated and the Merger abandoned at any time before the Effective Time, whether before or after the approval of the Merger by the stockholders of UFBC, as provided below:

        (a)    Mutual Consent.    By the mutual consent in writing of CFNL and UFBC;

        (b)    Closing Delay.    By either CFNL or UFBC, evidenced by written notice, if the Merger has not been consummated by June 30, 2014 or such later date as shall have been agreed to in writing by the parties, provided that the right to terminate under this Section 7.1(b) shall not be available to any party whose breach or failure to perform an obligation hereunder has caused the failure of the Merger to occur on or before such date;

        (c)    Breach of Representation or Warranty.    By either CFNL or UFBC (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a breach or inaccuracy of any representation or warranty of the other party contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach or inaccuracy and which breach or inaccuracy (subject to the applicable standard set forth in Section 3.2) would provide the terminating party the ability to refuse to consummate the Merger under Section 6.2(a) in the case of CFNL and Section 6.3(a) in the case of UFBC;

        (d)    Breach of Covenant or Agreement.    By either CFNL or UFBC (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event of a material breach by the other party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

        (e)    Conditions to Performance Not Met.    By either CFNL or UFBC (provided that the terminating party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 3.2 or in breach of any covenant or agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger set forth in Section 6.2 or Section 6.3, as applicable, cannot be satisfied or fulfilled by the date specified in Section 7.1(b), as the date after which such party may terminate this Agreement;

        (f)    Solicitation and Recommendation Matters; UFBC Stockholders Meeting Failure.    At any time prior to the UFBC Stockholders Meeting, by CFNL if (i) UFBC shall have breached Section 5.5, (ii) the UFBC Board of Directors shall have failed to make its recommendation referred to in Section 5.3, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of CFNL or (iii) UFBC shall have materially breached its obligations under Section 5.3 by failing to call, give notice of, convene and hold the UFBC Stockholders Meeting in accordance with Section 5.3;

        (g)    No UFBC Stockholders Approval.    By either CFNL or UFBC, if the UFBC Stockholders Approval shall not have been attained by reason of the failure to obtain the required vote at the UFBC Stockholders Meeting or any adjournment thereof;

        (h)    Termination Event.    By CFNL upon the occurrence of a Termination Event (as defined in Section 7.4(e) hereof); or

        (i)    Other Agreement.    At any time prior to the UFBC Stockholders Meeting, by UFBC in order to enter into an acquisition agreement or similar agreement with respect to a Superior Proposal which has been received and considered by UFBC and the UFBC Board of Directors in compliance with Section 5.5 hereof; provided that this Agreement may be terminated by UFBC pursuant to this Section 7.1(i) only after the fifth business day following UFBC's provision of written notice to CFNL advising CFNL that the UFBC Board of Directors is prepared to accept a Superior Proposal, and only if, during such five-business day period, CFNL does not, in its sole discretion, make an offer to UFBC that the UFBC Board of Directors determines in good faith, after consultation with its financial and outside legal advisors, is at least as favorable as the Superior Proposal.

7.2  Effect of Termination.

        (a)   In the event of termination of this Agreement by either party as provided in Section 7.1, none of CFNL, UFBC, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c) (Confidentiality), Section 5.7 (Public Announcements), this Article 7

(Termination) and Article 8 (General Provisions) shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

        (b)   The parties acknowledge that the business and assets of UFBC and The Business Bank, and the combination of CFNL and UFBC, are unique and that, if the parties fail to consummate the transactions contemplated by this Agreement, the parties may have no adequate remedy at law. UFBC and CFNL shall each be entitled, in addition to the rights provided by this Agreement and its other remedies at law, to specific performance of this Agreement if the other party shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

7.3  Non-Survival of Representations, Warranties and Covenants.

        None of the representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 5.12 and for any other covenant and agreement contained in this Agreement that by its terms applies or is to be performed in whole or in part after the Effective Time.

7.4  Fees and Expenses.

        (a)   Each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and legal advisors, except that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC and other Governmental Authorities in connection with the Merger shall be borne equally by CFNL and UFBC.

        (b)   In recognition of the effort made, the expenses incurred and the other opportunities for acquisition forgone by CFNL while structuring the Merger, UFBC shall pay CFNL the sum of $2,000,000 (the "Termination Fee") if this Agreement is terminated as follows:

            (i)  if this Agreement is terminated by CFNL pursuant to Section 7.1(f) or Section 7.1(h), or by UFBC pursuant to Section 7.1(i), payment shall be made to CFNL concurrently with the termination of this Agreement; or

           (ii)  if this Agreement is terminated (A) by CFNL pursuant to Section 7.1(c) or Section 7.1(d) or Section 7.1(e), (B) by either CFNL or UFBC pursuant to Section 7.1(b), or (C) by either CFNL or UFBC pursuant to Section 7.1(g), and in the case of any termination pursuant to clause (A), (B) or (C) an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the stockholders, senior management or the Board of Directors of UFBC (or any person or entity shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of UFBC contemplated by this Agreement at the UFBC Stockholders Meeting, in the case of clause (C), or prior to the date of termination, in the case of clause (A) or (B), then (1) if within twelve (12) months after such termination UFBC enters into an agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then UFBC shall pay to CFNL the Termination Fee on the date of execution of such agreement (regardless of whether such transaction is consummated before or after the termination of this Agreement) or the consummation of such transaction, or (2) if a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above) is consummated otherwise than pursuant to an agreement with UFBC within twelve (12) months after the termination of this Agreement, then UFBC shall pay to CFNL the Termination Fee on the date when such transaction is consummated.

        (c)   The agreements contained in paragraph (b) of this Section 7.4 shall be deemed an integral part of the transactions contemplated by this Agreement, that without such agreements the parties would not have entered into this Agreement and that no such amount constitutes a penalty or liquidated damages in the event of a breach of this Agreement by UFBC or CFNL. If UFBC or CFNL fails to pay or cause payment to the other party the amount(s) due under paragraph (b) above at the time specified therein, the party so failing to pay shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action in which such other party prevails, including the filing of any lawsuit, taken to collect payment of such amount(s), together with interest on the amount of any such unpaid amount(s) at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amount(s) were required to be paid until the date of actual payment.

        (d)   For the purposes of this Agreement, a "Termination Event" shall mean any of the following events or transactions occurring after the date hereof:

            (i)  (A) UFBC or The Business Bank, without having received CFNL's prior written consent, shall have entered into an agreement with any person to (1) acquire, merge or consolidate, or enter into any similar transaction, with UFBC or The Business Bank, or (2) purchase, lease or otherwise acquire all or substantially all of the assets of UFBC or The Business Bank; or (B) UFBC or The Business Bank, without having received CFNL's prior written consent, shall have entered into an agreement with any person to purchase or otherwise acquire directly from UFBC securities representing ten percent (10%) or more of the voting power of UFBC; or

           (ii)  a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of UFBC Common Stock is commenced (other than by CFNL or a CFNL Subsidiary), and the UFBC Board recommends that the stockholders of UFBC tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-business day period specified in Rule 14e-2(a) under the Exchange Act.

        (e)   Any payment required to be made pursuant to Section 7.4 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment in the notice of demand for payment delivered pursuant to this Section 7.4.

ARTICLE 8
General Provisions

8.1  Entire Agreement.

        This Agreement, including the Disclosure Schedules of CFNL and UFBC and the exhibits hereto, contains the entire agreement between CFNL and UFBC with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

8.2  Binding Effect; No Third Party Rights.

        This Agreement shall bind CFNL and UFBC and their respective successors and assigns. Other than Sections 5.9, 5.10, 5.11, 5.12 and 5.13, nothing in this Agreement is intended to confer upon any person, other than the parties hereto or their respective successors, any rights or remedies under or by reason of this Agreement.

8.3  Waiver and Amendment.

        Any term or provision of this Agreement may be waived in writing at any time by the party that is, or whose stockholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time (which writing shall expressly state the intent to amend or modify this Agreement), whether before or after the date of the UFBC Stockholders Meeting, except statutory requirements and requisite approvals of stockholders and Governmental Authorities.

8.4  Governing Law.

        This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia without regard to the conflict of law principles thereof.

8.5  Notices.

        All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) on the date given if delivered prior to 5:00 p.m. Eastern time on a business day, personally or by confirmed telecopier, in each case with a hard copy sent by registered or certified first class mail, personally or by commercial overnight delivery service; (ii) on the date received if sent by commercial overnight delivery service; or (iii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

        If to CFNL:

    Bernard H. Clineburg
    Chairman and Chief Executive Officer
    Cardinal Financial Corporation
    8270 Greensboro Drive, Suite 500
    McLean, Virginia 22102
    Tele: (703) 584-3444
    Fax: (703) 584-3477

        with a copy to:

    Scott H. Richter, Esq.
    LeClairRyan, A Professional Corporation
    Riverfront Plaza, East Tower
    951 East Byrd Street
    Richmond, Virginia 23219
    Tele: (804) 343-4079
    Fax: (804) 783-7621

        If to UFBC:

    Harold C. Rauner
    President and Chief Executive Officer
    United Financial Banking Companies, Inc.
    133 Maple Avenue East
    Vienna, Virginia 22180
    Tele: 703-938-0535 ext. 4401
    Fax: (703) 938-5315

        with a copy to:

    Noel M. Gruber, Esq.
    BuckleySandler LLP
    1250 24th Street NW, Suite 700
    Washington, DC 20037
    Tele: (202) 349-8043
    Fax: (202) 349-8080

8.6  Counterparts.

        This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

8.7  Waiver of Jury Trial.

        Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) it understands and has considered the implications of this waiver and (ii) it makes this waiver voluntarily.

8.8  Severability.

        In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

        [Signatures on following page]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.

CARDINAL FINANCIAL CORPORATION
By:	/s/ BERNARD H. CLINEBURG Bernard H. Clineburg Chairman and Chief Executive Officer
UNITED FINANCIAL BANKING COMPANIES, INC.
By:	/s/ HAROLD C. RAUNER Harold C. Rauner President and Chief Executive Officer

EXHIBIT 1.1
To the Agreement and
Plan of Reorganization

PLAN OF MERGER
BETWEEN
CARDINAL FINANCIAL CORPORATION
AND
UNITED FINANCIAL BANKING COMPANIES, INC.

        Pursuant to this Plan of Merger ("Plan of Merger"), United Financial Banking Companies, Inc., a Virginia corporation ("UFBC"), shall merge with and into Cardinal Financial Corporation ("CFNL"), a Virginia corporation.

ARTICLE 1
Terms of the Merger

        Subject to the terms and conditions of the Agreement and Plan of Reorganization, dated as of September 9, 2013, between CFNL and UFBC (the "Agreement"), at the Effective Time (as defined herein), UFBC shall be merged with and into CFNL (the "Merger") in accordance with the provisions of Virginia law, and with the effect set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the "VSCA"). The separate corporate existence of UFBC thereupon shall cease, and CFNL shall be the surviving corporation in the Merger. The Merger shall become effective on such date and time as may be determined in accordance with Section 1.2 of the Agreement (the "Effective Time").

ARTICLE 2
Merger Consideration; Exchange Procedures

2.1   Conversion of Shares; Exchange of Shares.

        At the Effective Time, by virtue of the Merger and without any action on the part of the stockholders of UFBC and CFNL, as the case may be, such stockholders will be entitled to the following:

        (a)   Each share of common stock, par value $1.00 per share, of CFNL ("CFNL Common Stock"), that is issued and outstanding immediately before the Effective Time shall remain issued and outstanding and shall remain unchanged by the Merger.

        (b)   Each share of common stock, par value $1.00 per share, of UFBC ("UFBC Common Stock"), that is issued and outstanding immediately before the Effective Time (other than the Dissenting Shares as defined in Section 2.8) will be converted into and exchanged for the right to receive (i) 1.154 shares (the "Exchange Ratio") of CFNL Common Stock (the "Stock Consideration") and (ii) a cash sum of $19.13 (the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration").

        (c)   All shares of UFBC Common Stock converted pursuant to this Section 2.1 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist as of the Effective Time.

        (d)   Each certificate previously representing shares of UFBC Common Stock (a "UFBC Common Certificate") shall cease to represent any rights except the right to receive with respect to each underlying share of UFBC Common Stock (i) the Merger Consideration upon the surrender of such UFBC Common Certificate in accordance with Section 2.2, and (ii) any dividends or distributions or cash in lieu of financial shares which the holder thereof has the right to receive pursuant to Sections 2.4 and 2.6.

        (e)   Each share of UFBC Common Stock held by either party and each share of CFNL Common Stock held by UFBC or any of the UFBC Subsidiaries (as defined in the Agreement) prior to the Effective Time (in each case other than in a fiduciary or agency capacity or on behalf of third parties as a result of debts previously contracted) shall be cancelled and retired and shall cease to exist at the Effective Time and no consideration shall be issued in exchange therefor; provided, that such shares of CFNL Common Stock shall resume the status of authorized and unissued shares of CFNL Common Stock.

2.2   Exchange Procedures.

        (a)   At or before the Closing Date, CFNL shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company, its transfer agent, or such other independent, third party transfer agent or depository or trust institution of recognized standing approved by CFNL and reasonably acceptable to UFBC (in such capacity, the "Exchange Agent"), for the benefit of the holders of the UFBC Common Certificates, (i) certificates representing the shares of CFNL Common Stock issuable pursuant to this Article 2, and (ii) cash equal to the aggregate amount of the Cash Consideration issuable pursuant to this Article 2, together with any dividends or distributions with respect thereto and any cash to be paid in lieu of fractional shares without any interest thereon (the "Exchange Fund"), in exchange for certificates representing outstanding shares of UFBC Common Stock.

        (b)   As promptly as practicable after the Effective Time, CFNL shall cause the Exchange Agent to send to each former stockholder of record of UFBC immediately before the Effective Time transmittal materials for use in exchanging such stockholder's UFBC Common Certificates for the Merger Consideration, as provided for herein.

        (c)   CFNL shall cause the Merger Consideration into which shares of UFBC Common Stock are converted at the Effective Time or dividends or distributions which such stockholder shall be entitled to receive and any cash to be paid in lieu of fractional shares to be issued and paid to such stockholder upon delivery to the Exchange Agent of UFBC Common Certificates representing such shares of UFBC Common Stock, together with the transmittal materials duly executed and completed in accordance with the instructions thereto. No interest will accrue or be paid on any such cash to be paid pursuant to Sections 2.4 or 2.6.

        (d)   Any UFBC stockholder whose UFBC Common Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to the Merger Consideration, dividends or distributions, and cash in lieu of fractional shares to which such stockholder shall be entitled upon compliance with reasonable conditions imposed by CFNL pursuant to applicable law and as required in accordance with CFNL's standard policy (including the requirement that the shareholder furnish a surety bond or other customary indemnity).

        (e)   Any portion of the Exchange Fund that remains unclaimed by the stockholders of UFBC for six (6) months after the Effective Time shall be returned to CFNL (together with any earnings in respect thereof). Any stockholders of UFBC who have not complied with this Article 2 shall thereafter be entitled to look only to CFNL, and only as a general creditor thereof, for payment of the consideration deliverable in respect of each share of UFBC Common Stock such stockholder holds as determined pursuant to this Agreement, without any interest thereon.

        (f)    None of the Exchange Agent, CFNL, UFBC or any of the CFNL Subsidiaries or the UFBC Subsidiaries (as such terms are defined in the Agreement) shall be liable to any stockholder of UFBC for any amount of property delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3   UFBC Stock Options and Warrants.

        (a)   Each option to purchase shares of UFBC Common Stock (a "UFBC Stock Option") granted under an equity based compensation plan of UFBC ("UFBC Stock Plan"), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, without any action on the part of the holder thereof, be converted into an obligation of CFNL to pay (or cause to be paid) and a right of the holder of the UFBC Stock Option to receive, cash in an amount equal to the product of (i) the amount equal to $38.26 minus the per share exercise price of such UFBC Stock Option, and (ii) the number of shares of UFBC Common Stock subject to such UFBC Stock Option. In the event that the product obtained by such calculation with respect to a UFBC Stock Option is zero or a negative number, then such UFBC Stock Option shall, immediately prior to the Effective Time, be cancelled for no consideration. The amount determined in accordance with the foregoing shall be paid to the applicable holder of a UFBC Stock Option as soon as reasonably practicable following the Closing Date and in no event later than thirty (30) days following the Closing Date.

        (b)   Subject to the approval or consent of the holders thereof, each warrant or warrant agreement to purchase shares of UFBC Common Stock issued or entered into by UFBC (a "UFBC Warrant"), that is outstanding immediately prior to the Effective Time shall, at the Effective Time, without any action on the part of the holder thereof, be converted into an obligation of CFNL to pay (or cause to be paid) and a right of the holder of the UFBC Warrant to receive, cash in an amount equal to the product of (i) the amount equal to $38.26 minus the per share exercise price of such UFBC Warrant, and (ii) the number of shares of UFBC Common Stock subject to such UFBC Warrant. In the event that the product obtained by such calculation with respect to a UFBC Warrant is zero or a negative number, then such UFBC Warrant shall, immediately prior to the Effective Time, be cancelled for no consideration. The amount determined in accordance with the foregoing shall be paid to the applicable holder of a UFBC Warrant as soon as reasonably practicable following the Closing Date and in no event later than thirty (30) days following the Closing Date. In the event that any holder of a UFBC Warrant does not approve or consent to the conversion of such UFBC Warrant into the right to receive cash as set forth above, such UFBC Warrant will be converted into a warrant or warrant agreement of CFNL for CFNL Common Stock pursuant to the terms of the UFBC Warrant.

2.4   No Fractional Shares.

        Each holder of shares of UFBC Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of CFNL Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of CFNL Common Stock multiplied by the closing sale price of CFNL Common Stock on the NASDAQ Global Select Market for the trading day immediately preceding (but not including) the Effective Time.

2.5   Anti-Dilution.

        In the event CFNL changes (or establishes a record date for changing) the number of shares of CFNL Common Stock issued and outstanding before the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, appropriate and proportional adjustments will be made to the Exchange Ratio.

2.6   Dividends.

        No dividend or other distribution payable to the holders of record of UFBC Common Stock at, or as of, any time after the Effective Time will be paid to the holder of any UFBC Common Certificate until such holder physically surrenders such certificate (or furnishes a surety bond or a customary indemnity that such certificate is lost, destroyed, stolen or otherwise missing as provided in

Section 2.2(d)) for exchange as provided in Section 2.2 of this Plan of Merger, promptly after which time all such dividends or distributions will be paid (without interest).

2.7   Withholding Rights.

        The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined in the Agreement) or any provision of state, local or foreign Tax (as defined in the Agreement) law. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority (as defined in the Agreement) by the Exchange Agent, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent.

2.8   Dissenting Shares.

        Any holder of shares of UFBC Common Stock who perfects such holder's appraisal rights in accordance with and as contemplated by Sections 13.1-729 through 13.1-741.1 of the VSCA shall be entitled to receive from CFNL, in lieu of the Merger Consideration, the value of such shares as to which appraisal rights have been perfected in cash as determined pursuant to the VSCA; provided, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with all applicable provisions of the VSCA, and surrendered to UFBC the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of UFBC fails to perfect, or effectively withdraws or loses, such holder's right to appraisal of and payment for such holder's shares, CFNL shall issue and deliver the consideration to which such holder of shares of UFBC Common Stock is entitled under this Article 2 (without interest) upon surrender by such holder of the UFBC Common Certificate representing such shares.

ARTICLE 3
Articles of Incorporation and Bylaws of CFNL

        The Articles of Incorporation of CFNL as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of CFNL at and after the Effective Time until thereafter amended in accordance with applicable law. The Bylaws of CFNL as in effect immediately prior to the Effective Time shall be the Bylaws of CFNL at and after the Effective Time until thereafter amended in accordance with applicable law.

ARTICLE 4
Conditions Precedent

        The obligations of CFNL and UFBC to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Agreement.

Appendix B

        September 9, 2013

Board of Directors
United Financial Banking Companies, Inc.
133 Maple Avenue East
Vienna, VA 22180

Ladies and Gentlemen:

        United Financial Banking Companies, Inc. ("United") and Cardinal Financial Corporation ("Cardinal") have entered into an agreement and plan of merger, dated as of September 9, 2013 (the "Agreement") pursuant to which United will merge with and into Cardinal, with Cardinal as the surviving entity (the "Merger"). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of the common stock of United (the "United Common Stock" issued and outstanding immediately prior to the Effective Time, except for those shares as specified in the Agreement shall be converted into the right to receive (x) 1.154 shares (the "Stock Consideration") of Cardinal common stock and (y) $19.13 in cash (the "Cash Consideration" and, together with the Stock Consideration, the "Merger Consideration"). The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of United common stock.

        Sandler O'Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of United that we deemed relevant; (iii) certain financial statements of Cardinal that we deemed relevant; (iv) internal financial projections for United for the years ending December 31, 2013 through December 31, 2018 as provided by senior management of United; (v) median publicly available analyst earnings estimates for Cardinal for the years ending December 31, 2013 through December 31, 2015 and a long-term growth rate for the years thereafter as provided by senior management of Cardinal; (vi) certain estimated transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior managements of United and Cardinal; (vii) a comparison of certain financial and other information, including relevant stock trading information, for United and Cardinal with similar publicly available information for certain other commercial banks, the securities of which are publicly traded; (viii) the terms and structures of other recent mergers and acquisition transactions in the banking sector; (ix) the current market environment generally and in the commercial banking sector in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of United the business, financial condition, results of operations and prospects of United and held similar discussions with the senior management of Cardinal regarding the business, financial condition, results of operations and prospects of Cardinal.

        In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by United and Cardinal or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the management of United and Cardinal that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of United and Cardinal or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of United, Cardinal or the combined entity after the Merger and we have we not reviewed any individual credit files relating to United and Cardinal. We have assumed, with your consent, that the respective allowances for loan losses for both United and Cardinal are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

        In preparing its analyses, Sandler O'Neill used internal estimates and an estimated long-term growth rate as provided by the senior management of United and median publicly available analyst earnings estimates for Cardinal and an estimated long-term growth rate as provided by the senior management of Cardinal. Sandler O'Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior managements of United and Cardinal. With respect to those projections, estimates and judgments, the respective management of United and Cardinal confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of United and Cardinal, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of United and Cardinal since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that United and Cardinal would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

        Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views. We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of the United Common Stock and the Cardinal common stock after the date of this opinion or what the value of the Cardinal common stock will be once it is actually received by the holders of United Common Stock.

        We have acted as United's financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee from United for providing this opinion. United has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to United and Cardinal and their affiliates. We may also actively trade the equity and debt securities of United and Cardinal or their affiliates for our own account and for the accounts of our customers.

        This letter is directed to the Board of Directors of United in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of United as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of United common stock and does not address the underlying business decision of United to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for United or the effect of any other transaction in which United might engage. This opinion shall not be reproduced or used for used for any other purposes, without Sandler O'Neill's prior written consent, provided however Sandler O'Neill has provided its consent for the opinion to be included in certain regulatory filings to be completed in connection with the Merger. This Opinion has been approved by Sandler O'Neill's fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by United's officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of United.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of United common stock from a financial point of view.

Very truly yours,

Appendix C

APPRAISAL RIGHTS
Virginia Stock Corporation Act
Article 15
Appraisal Rights and Other Remedies

§ 13.1-729. Definitions.

In this article:

        "Affiliate" means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive officer thereof.

        "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

        "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered by §§ 13.1-734 through 13.1-740, includes the surviving entity in a merger.

        "Fair value" means the value of the corporation's shares determined:

          a.     Immediately before the effectuation of the corporate action to which the shareholder objects;

          b.     Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

          c.     Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision A 5 of § 13.1-730.

        "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

        "Interested transaction" means a corporate action described in subsection A of § 13.1-730, other than a merger pursuant to § 13.1-719 or 13.1-719.1, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

          1.     "Beneficial owner" means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

          2.     "Interested person" means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action:

            a.     Was the beneficial owner of 20% or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action;

            b.     Had the power, contractually or otherwise, to cause the appointment or election of 25% or more of the directors to the board of directors of the corporation; or

            c.     Was a senior executive officer or director of the corporation or a senior executive officer of any affiliate thereof, and that senior executive officer or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

              (1)   Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

              (2)   Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in § 13.1-691; or

              (3)   In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

        "Preferred shares" means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

        "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

        "Senior executive officer" means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

        "Shareholder" means both a record shareholder and a beneficial shareholder.

§ 13.1-730. Right to appraisal.

        A.    A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

          1.     Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (ii) if the corporation is a subsidiary and the merger is governed by § 13.1-719;

          2.     Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

          3.     Consummation of a disposition of assets pursuant to § 13.1-724 if the shareholder is entitled to vote on the disposition;

          4.     An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

          5.     Any other amendment to the articles of incorporation, or any other merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

        B.    Notwithstanding subsection A, the availability of appraisal rights under subdivisions A 1 through A 4 shall be limited in accordance with the following provisions:

          1.     Appraisal rights shall not be available for the holders of shares of any class or series of shares that is:

            a.     A covered security under § 18(b)(1)(A) or (B) of the federal Securities Act of 1933, as amended;

            b.     Traded in an organized market and has at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of such shares held by the corporation's subsidiaries, senior executives, directors and beneficial shareholders owning more than 10 percent of such shares; or

            c.     Issued by an open end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

          2.     The applicability of subdivision 1 of this subsection shall be determined as of:

            a.     The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

            b.     The day before the effective date of such corporate action if there is no meeting of shareholders.

          3.     Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision 1 of this subsection at the time the corporate action becomes effective.

          4.     Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares where the corporate action is an interested transaction.

        C.    Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

§ 13.1-731. Assertion of rights by nominees and beneficial owners.

        A.    A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

        B.    A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

          1.     Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in subdivision B 2 b of § 13.1-734; and

          2.     Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 13.1-732. Notice of appraisal rights.

        A.    Where any corporate action specified in subsection A of § 13.1-730 is to be submitted to a vote at a shareholders' meeting, the meeting notice shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article.

        If the corporation concludes that appraisal rights are or may be available, a copy of this article and a statement of the corporation's position as to the availability of appraisal rights shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

        B.    In a merger pursuant to § 13.1-719, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 13.1-734.

        C.    Where any corporate action specified in subsection A of § 13.1-730 is to be approved by written consent of the shareholders pursuant to § 13.1-657:

          1.     Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article; and

          2.     Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by subsections E and F of § 13.1-657, may include the materials described in § 13.1-734, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article.

        D.    Where corporate action described in subsection A of § 13.1-730 is proposed, or a merger pursuant to § 13.1-719 is effected, the notice referred to in subsection A or C, if the corporation concludes that appraisal rights are or may be available, and in subsection B shall be accompanied by:

          1.     The annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than 16 months before the date of the notice and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

          2.     The latest available quarterly financial statements of such corporation, if any.

        E.    The right to receive the information described in subsection D may be waived in writing by a shareholder before or after the corporate action.

 § 13.1-733. Notice of intent to demand payment.

        A.    If a corporate action specified in subsection A of § 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

          1.     Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated; and

          2.     Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

        B.    If a corporate action specified in subsection A of § 13.1-730 is to be approved by less than unanimous written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares may not sign a consent in favor of the proposed action with respect to that class or series of shares.

        C.    A shareholder who fails to satisfy the requirements of subsection A or subsection B is not entitled to payment under this article.

§ 13.1-734. Appraisal notice and form.

        A.    If proposed corporate action requiring appraisal rights under § 13.1-730 becomes effective, the corporation shall deliver an appraisal notice and the form required by subdivision B 1 to all shareholders who satisfied the requirements of § 13.1-733. In the case of a merger under § 13.1-719, the parent corporation shall deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

        B.    The appraisal notice shall be sent no earlier than the date the corporate action specified in subsection A of § 13.1-730 became effective and no later than 10 days after such date and shall:

          1.     Supply a form that (i) specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action, (ii) if such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (iii) requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction;

          2.     State:

            a.     Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision 2 b of this subsection;

            b.     A date by which the corporation must receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection A appraisal notice and form were sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

            c.     The corporation's estimate of the fair value of the shares;

            d.     That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subdivision 2 b of this subsection, the number of shareholders who returned the form by the specified date and the total number of shares owned by them; and

            e.     The date by which the notice to withdraw under § 13.1-735.1 must be received, which date must be within 20 days after the date specified in subdivision 2 b of this subsection; and

          3.     Be accompanied by a copy of this article.

§ 13.1-735.1. Perfection of rights; right to withdraw.

        A.    A shareholder who receives notice pursuant to § 13.1-734 and who wishes to exercise appraisal rights must complete, sign, and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subdivision B 2 b of § 13.1-734. If the form requires the shareholder to certify whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision B 1 of § 13.1-734, and the shareholder fails to make the certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under § 13.1-738. Once a shareholder deposits that shareholder's certificates or, in the case of uncertificated shares, returns the signed form, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection B.

        B.    A shareholder who has complied with subsection A may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subdivision B 2 e of § 13.1-734. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

        C.    A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder's share certificates where required, each by the date set forth in the notice described in subsection B of § 13.1-734, shall not be entitled to payment under this article.

§ 13.1-737. Payment.

        A.    Except as provided in § 13.1-738, within 30 days after the form required by subsection B 2 b of § 13.1-734 is due, the corporation shall pay in cash to those shareholders who complied with subsection A of § 13.1-735.1 the amount the corporation estimates to be the fair value of their shares plus interest.

        B.    The payment to each shareholder pursuant to subsection A shall be accompanied by:

          1.     The (i) annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares to be appraised, which shall be as of a date ending not more than 16 months before the date of payment and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not available, the corporation shall provide reasonably equivalent information, and (ii) the latest available quarterly financial statements of such corporation, if any;

          2.     A statement of the corporation's estimate of the fair value of the shares, which estimate shall equal or exceed the corporation's estimate given pursuant to subdivision B 2 c of § 13.1-734; and

          3.     A statement that shareholders described in subsection A have the right to demand further payment under § 13.1-739 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under this article.

§ 13.1-738. After-acquired shares.

        A.    A corporation may elect to withhold payment required by § 13.1-737 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision B 1 of § 13.1-734.

        B.    If the corporation elected to withhold payment under subsection A, it shall, within 30 days after the form required by subdivision B 2 b of § 13.1-734 is due, notify all shareholders who are described in subsection A:

          1.     Of the information required by subdivision B 1 of § 13.1-737;

          2.     Of the corporation's estimate of fair value pursuant to subdivision B 2 of § 13.1-737 and its offer to pay such value plus interest;

          3.     That they may accept the corporation's estimate of fair value plus interest in full satisfaction of their demands or demand for appraisal under § 13.1-739;

          4.     That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation's offer within 30 days after receiving the offer; and

          5.     That those shareholders who do not satisfy the requirements for demanding appraisal under § 13.1-739 shall be deemed to have accepted the corporation's offer.

        C.    Within 10 days after receiving a shareholder's acceptance pursuant to subsection B, the corporation shall pay in cash the amount it offered under subdivision B 2 to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

        D.    Within 40 days after sending the notice described in subsection B, the corporation shall pay in cash the amount it offered to pay under subdivision B 2 to each shareholder described in subdivision B 5.

§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer.

        A.    A shareholder paid pursuant to § 13.1-737 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder's stated estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under § 13.1-737). A shareholder offered payment under § 13.1-738 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's estimate of the fair value of the shares plus interest.

        B.    A shareholder who fails to notify the corporation in writing of that shareholder's demand to be paid the shareholder's stated estimate of the fair value plus interest under subsection A within 30 days after receiving the corporation's payment or offer of payment under § 13.1-737 or 13.1-738, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

§ 13.1-740. Court action.

        A.    If a shareholder makes a demand for payment under § 13.1-739 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 13.1-737 plus interest.

        B.    The corporation shall commence the proceeding in the circuit court of the city or county where the corporation's principal office, or, if none in the Commonwealth, where its registered office, is located. If the corporation is a foreign corporation without a registered office in the Commonwealth, it shall commence the proceeding in the circuit court of the city or county in the Commonwealth where the principal office, or, if none in the Commonwealth, where the registered office of the domestic corporation merged with the foreign corporation was located at the time the transaction became effective.

        C.    The corporation shall make all shareholders, whether or not residents of the Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        D.    The corporation may join as a party to the proceeding any shareholder who claims to have demanded an appraisal but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that a shareholder has not complied with the provisions of this article, that shareholder shall be dismissed as a party.

        E.    The jurisdiction of the court in which the proceeding is commenced under subsection B is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

        F.     Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder's shares plus interest exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value plus interest of the shareholder's shares for which the corporation elected to withhold payment under § 13.1-738.

§ 13.1-741. Court costs and counsel fees.

        A.    The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

        B.    The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          1.     Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 13.1-732, 13.1-734, 13.1-737 or 13.1-738; or

          2.     Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

        C.    If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

        D.    To the extent the corporation fails to make a required payment pursuant to § 13.1-737, 13.1-738 or 13.1-739, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

 § 13.1-741.1. Limitations on other remedies for fundamental transactions.

        A.    Except for action taken before the Commission pursuant to § 13.1-614 or as provided in subsection B, the legality of a proposed or completed corporate action described in subsection A of § 13.1-730 may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

        B.    Subsection A does not apply to a corporate action that:

          1.     Was not authorized and approved in accordance with the applicable provisions of:

            a.     Article 11 (§ 13.1-705 et seq.), Article 12 (§ 13.1-715.1 et seq.), or Article 13 (§ 13.1-723 et seq.);

            b.     The articles of incorporation or bylaws; or

            c.     The resolutions of the board of directors authorizing the corporate action;

          2.     Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

          3.     Is an interested transaction, unless it has been authorized, approved or ratified by the board of directors in the same manner as is provided in subsection B of § 13.1-691 and has been authorized, approved or ratified by the shareholders in the same manner as is provided in subsection C of § 13.1-691 as if the interested transaction were a director's conflict of interests transaction; or

          4.     Is adopted or taken by less than unanimous consent of the voting shareholders pursuant to § 13.1-657 if:

            a.     The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the adoption or taking of the corporate action was not effective at least 10 days before the corporate action was effected; and

            b.     The proceeding challenging the corporate action is commenced within 10 days after notice of the adoption or taking of the corporate action is effective as to the shareholder bringing the proceeding.

        C.    Any remedial action with respect to corporate action described in subsection A of § 13.1-730 shall not limit the scope of, or be inconsistent with, any provision of § 13.1-614.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the "Code"), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. To meet this standard of conduct, the Code provides that the director must have conducted himself in good faith and believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interests and, in the case of other conduct, was not opposed to its best interests. In the case of any criminal proceeding, the director must not have had reasonable cause to believe such conduct was unlawful. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

        Cardinal Financial Corporation is a Virginia corporation. Article VI of the Articles of Incorporation of Cardinal Financial Corporation contains provisions permitting the company to indemnify its directors and officers to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of Cardinal Financial Corporation eliminate the personal liability of its directors and officers to the company or its shareholders for monetary damages to the full extent permitted by Virginia law.

Item 21.    Exhibits and Financial Statement Schedules.

        The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

          (a)   List of Exhibits:

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Reorganization, dated September 9, 2013, between Cardinal Financial Corporation and United Financial Banking Companies, Inc., and the related Plan of Merger (filed as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement and incorporated herein by reference).
2.2
Affiliate Agreement, dated as of September 9, 2013, by and among Cardinal Financial Corporation, United Financial Banking Companies, Inc. and each of the directors and executive officers of United Financial Banking Companies, Inc.*
3.1	Articles of Incorporation of Cardinal Financial Corporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2, Registration No. 333-82946 (the "Form SB-2")).
3.2
Articles of Amendment to the Articles of Incorporation of Cardinal Financial Corporation, setting forth the designation for the Series A Preferred Stock (incorporated by reference to Exhibit 3.2 to the Form SB-2).
3.3
Articles of Amendment to the Articles of Incorporation of Cardinal Financial Corporation, setting forth the designation for the Series B Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed January 22, 2009).
3.4	Bylaws of Cardinal Financial Corporation (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012).
3.5	Amendment to Bylaws of Cardinal Financial Corporation (effective October 23, 2012) (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed October 26, 2012).
4.1	Specimen certificate of Cardinal Financial Corporation common stock (incorporated by reference to Exhibit 4.1 to the Form SB-2).
5.1	Opinion of LeClairRyan, A Professional Corporation ("LeClairRyan"), regarding the legality of the securities being registered.*
8.1	Opinion of LeClairRyan regarding certain tax matters.*
21.1	Subsidiaries of Cardinal Financial Corporation (incorporated by reference to Exhibit 21 to Form 10-K for the year ended December 31, 2012 filed March 14, 2013).
23.1	Consent of KPMG LLP, as independent registered public accountants for Cardinal Financial Corporation.*
23.2	Consent of LeClairRyan (included as part of Exhibit 8.1).
99.1	Consent of Sandler O'Neill & Partners, LP.*
99.2	Form of proxy card of United Financial Banking Companies, Inc.*

*
Filed herewith.

          (b)   Financial Statement Schedules.

        No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 22.    Undertakings.

          (a)   The undersigned registrant hereby undertakes:

            (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii)  To reflect in the prospectus any facts or events arising after the effective time of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

            (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)   (1)   The undersigned registrant hereby undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

            (2)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective time of the registration statement through the date of responding to the request.

          (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Fairfax, Commonwealth of Virginia on October 22, 2013.

CARDINAL FINANCIAL CORPORATION
By:	/s/ BERNARD H. CLINEBURG Bernard H. Clineburg Chairman and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Mark A. Wendel and Jennifer L. Deacon, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, hereby ratifying and confirming such person's signature as it may be signed by said attorneys to any and all amendments.

Signature	Capacity	Date

/s/ BERNARD H. CLINEBURG Bernard H. Clineburg	Chairman and Chief Executive Officer (Principal Executive Officer)	October 22, 2013
/s/ MARK A. WENDEL Mark A. Wendel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 22, 2013
/s/ JENNIFER L. DEACON Jennifer L. Deacon	Executive Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 22, 2013
/s/ B.G. BECK B.G. Beck	Director	October 22, 2013
/s/ WILLIAM G. BUCK William G. Buck	Director	October 22, 2013
/s/ SIDNEY O. DEWBERRY Sidney O. Dewberry	Director	October 22, 2013

Signature	Capacity	Date

/s/ MICHAEL A. GARCIA Michael A. Garcia	Director	October 22, 2013
/s/ J. HAMILTON LAMBERT J. Hamilton Lambert	Director	October 22, 2013
/s/ WILLIAM J. NASSETTA William J. Nassetta	Director	October 22, 2013
/s/ WILLIAM E. PETERSON William E. Peterson	Director	October 22, 2013
/s/ ALICE M. STARR Alice M. Starr	Director	October 22, 2013
/s/ STEVEN M. WILTSE Steven M. Wiltse	Director	October 22, 2013

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Reorganization, dated September 9, 2013, between Cardinal Financial Corporation and United Financial Banking Companies, Inc., and the related Plan of Merger (filed as Appendix A to the Proxy Statement/Prospectus included in this Registration Statement and incorporated herein by reference).
2.2
Affiliate Agreement, dated as of September 9, 2013, by and among Cardinal Financial Corporation, United Financial Banking Companies, Inc. and each of the directors and executive officers of United Financial Banking Companies, Inc.*
3.1	Articles of Incorporation of Cardinal Financial Corporation (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form SB-2, Registration No. 333-82946 (the "Form SB-2")).
3.2
Articles of Amendment to the Articles of Incorporation of Cardinal Financial Corporation, setting forth the designation for the Series A Preferred Stock (incorporated by reference to Exhibit 3.2 to the Form SB-2).
3.3
Articles of Amendment to the Articles of Incorporation of Cardinal Financial Corporation, setting forth the designation for the Series B Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed January 22, 2009).
3.4	Bylaws of Cardinal Financial Corporation (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012).
3.5	Amendment to Bylaws of Cardinal Financial Corporation (effective October 23, 2012) (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed October 26, 2012).
4.1	Specimen certificate of Cardinal Financial Corporation common stock (incorporated by reference to Exhibit 4.1 to the Form SB-2).
5.1	Opinion of LeClairRyan, A Professional Corporation ("LeClairRyan"), regarding the legality of the securities being registered.*
8.1	Opinion of LeClairRyan regarding certain tax matters.*
21.1	Subsidiaries of Cardinal Financial Corporation (incorporated by reference to Exhibit 21 to Form 10-K for the year ended December 31, 2012 filed March 14, 2013).
23.1	Consent of KPMG LLP, as independent registered public accountants for Cardinal Financial Corporation.*
23.2	Consent of LeClairRyan (included as part of Exhibit 8.1).
99.1	Consent of Sandler O'Neill & Partners, LP.*
99.2	Form of proxy card of United Financial Banking Companies, Inc.*

*
Filed herewith.